SUBJECT TO COMPLETION, dated July 31, 2025

This Management Proposal and Manual for Shareholder Participation (this “Manual”) in the Special General Meeting of Holders of Preferred Shares of Companhia Paranaense de Energia – COPEL (the “Company,” “COPEL,” “we,” “our” or “us”) provides holders of our preferred shares with information relating to the Special Meeting of holders of our preferred shares (the “Preferred Shareholders Meeting”) to be held, on first call, on     , 2025, at       .

The matter being submitted to vote at the Preferred Shareholders Meeting relates to a proposed Corporate Action (as defined below) to convert our Class A preferred shares and Class B preferred shares (“Preferred Shares”) into common shares with the purpose of listing our common shares on the Novo Mercado segment of the Brazilian stock exchange - B3 S.A. – Brasil, Bolsa, Balcão (“Novo Mercado” and “B3”, respectively). Novo Mercado has the highest corporate governance standards in the Brazilian securities market, and companies listed in this segment can only have common voting shares.

Our shares are currently listed on the Level 2 segment of B3. Our capital structure is currently composed of (i) 1,300.3 million common shares, (ii) 3.1 million preferred Class A preferred shares and (iii) 1,679.3 million preferred Class B preferred shares. Additionally, in accordance with our bylaws, the State of Paraná holds a single special share that confers the State of Paraná certain limited veto rights (golden share). Currently, (i) American Depositary Shares (“ADSs”) representing our common shares (the “Common ADSs,” each Common ADS representing four common shares) and (ii) ADSs representing our Class B preferred shares (the “Preferred ADSs,” each Preferred ADS representing four Class B preferred shares) are registered under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed on the New York Stock Exchange (“NYSE”). If the Corporate Action is approved, the Preferred ADSs will cease to be listed on the NYSE. Our Class A preferred shares are held by a limited number of investors in Brazil and are not listed in the United States and are not registered under the Exchange Act.

Upon approval by our Preferred Shares, (i) each holder of Preferred Shares will receive, for each Preferred Share held, one common share plus an amount in cash of R$0.7749, and (ii) each holder of Preferred ADSs will receive, for each Preferred ADS held, one Common ADS plus the equivalent in U.S. dollars of R$3.0996 (the “Corporate Action”). To effect the Corporate Action, on the settlement date of the Corporate Action, each holder of Preferred Shares will receive one common share and one Class C preferred share for each Preferred Share they own. The Class C preferred shares will be immediately redeemed for the cash component of the Corporate Action. No Class C preferred shares will be outstanding or issued after the completion of the Corporate Action. We have not paid and will not pay any commission or other remuneration for soliciting shareholder approval for this Corporate Action at the Preferred Shareholders Meeting.

The Corporate Action has been approved by holders of our common shares at a shareholders meeting held on      , 2025.

If approved at the Preferred Shareholders Meeting, we expect to conduct the settlement of the Corporate Action on or about      , 2025, which is the date after the end of the period for exercise of withdrawal rights. However, as permitted under Brazilian law, we have reserved the right to call a general meeting of our common shareholders to ratify or reconsider the resolution of the Preferred Shareholders Meeting, if our directors determine that the payment of the withdrawal rights to the dissenting shareholders who exercised their withdrawal right is expected to adversely impact our financial stability.

Upon the completion of the Corporate Action, the Preferred Shares will no longer be listed on the B3 and the Preferred ADSs will no longer be listed on NYSE. The common shares received by former holders of Preferred Shares are and will remain listed on the Brazilian stock exchange and will be listed on the Novo Mercado. The Common ADSs received by former holders of Preferred ADSs are and will remain listed on the NYSE. As permitted by Novo Mercado rules, the State of Paraná will maintain its single special share that confers the State of Paraná certain limited veto rights.

The Preferred Shareholders Meeting will be held virtually, with the participation of holders of our Preferred Shares, through the Ten Meetings digital platform. Holders of our Preferred Shares may also vote via a remote voting ballot (boletim de voto à distância). Holders of Preferred ADSs of record as of     , 2025 may vote in the Preferred Shareholders Meeting by delivering a completed ADS instruction card (or instructing their broker to provide their voting instructions) to The Bank of New York Mellon, the depositary for our ADS programs, by      , 2025.

The participation of the holders of Preferred Shares is very important since relevant issues for the preferred shareholders and for ourselves will be dealt with at this Preferred Shareholders Meeting. Members of our management and representatives of our fiscal council (Conselho Fiscal) and our independent auditor, who will be able to provide additional clarifications on the matters on the agenda.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE CORPORATE ACTION; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from the proposed Corporate Action and may not contain all of the information that is important to you. You should read carefully the remainder of the Corporate Action because the information in this summary is not complete and additional important information is contained in the remainder of this document.

·	Purpose. The purpose of the Corporate Action is to convert our Preferred Shares into common shares with the purpose of listing our common shares on the Novo Mercado.
·	The Corporate Action. Upon approval of the Corporate Action by holders of a majority (50% plus one) of our Preferred Shares at the Preferred Shareholders Meeting, (A) each holder of our Preferred Shares will receive, for each Preferred Share owned, one common share plus a cash amount of R$0.7749 and (B) each holder of Preferred ADSs will receive, for each Preferred ADS owned, one Common ADS plus the equivalent in U.S. dollars of R$3.0996, less, if applicable, any taxes withheld in connection with the Corporate Action. Holders of Preferred Shares will receive the same consideration in this Corporate Action. The depositary for our ADS programs will charge holders a fee of up to $0.05 per Preferred ADS for the exchange into Common ADSs.
·	Conditions Precedent. In addition to the approval of the Corporate Action by our holders of our Preferred Shares, the Corporate Action is subject to approval by the B3 of the listing of our common shares on the Novo Mercado. Additionally, the holders of our common shares approved the Corporate Action on , 2025. The approval of the Corporate Action by holders of our common shares was subject to, in addition to the approval by holders of our Preferred Shares in the Preferred Shareholders Meeting, (i) approval by B3 of the listing of our common shares on the Novo Mercado and (ii) obtaining waivers by the holders of debentures in connection with certain debenture issuances of our subsidiaries, further described under “What are the conditions precedent for the Corporate Action?” below. We obtained all waivers we required in connection with the Corporate Action on , 2025. As permitted under Brazilian law, we have reserved the right to call a general meeting of our common shareholders to ratify or reconsider the resolution of the Preferred Shareholders Meeting, if our directors determine that the payment of the withdrawal rights to the dissenting shareholders who exercised their withdrawal right is expected to adversely impact our financial stability.
·	We will finance the Corporate Action with cash on hand. Considering the total amount of Preferred Shares outstanding and the cash component of R$0.7749 per Preferred Share (including Class B preferred shares represented by Preferred ADSs), we expect to pay an aggregate amount of R$1,303.7 million in connection with this Corporate Action.
·	Consequences. If approved at the Preferred Shareholders Meeting, we expect to conduct the settlement of the Corporate Action on or about , 2025, which is the date after the end of the period for exercise of withdrawal rights. Upon the completion of the Corporate Action, our Preferred Shares will no longer be listed on the B3 and the Preferred ADSs will no longer be listed on NYSE. The common shares received by former holders of Preferred Shares are and will remain listed on the Brazilian stock exchange and will be listed on the Novo Mercado. The Common ADSs received by former holders of Preferred ADSs are and will remain listed on the NYSE. As permitted by Novo Mercado rules, the State of Paraná will maintain its single special share that confers the State of Paraná certain limited veto rights. To effect the Corporate Action, on the settlement date of the Corporate Action, each holder of Preferred Shares will receive one common share and one Class C preferred share for each Preferred Share they own. The Class C preferred shares will be immediately redeemed for the cash component of the Corporate Action. No Class C preferred shares will be outstanding or issued after the completion of the Corporate Action.

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For your convenience, please find additional detail on the Corporate Action and the Preferred Shareholders Meeting below in a question and answer format.

What am I being asked to vote on?

You, as a holder of Preferred Shares or Preferred ADSs, are being asked to vote on the Corporate Action, which consists of a conversion of all your Preferred Shares into one common share plus a cash payment of R$0.7749 for each Preferred Share owned or one Common ADS plus the equivalent in U.S. dollars of R$3.0996 for each Preferred ADS owned.

To effect the Corporate Action, on the settlement date of the Corporate Action, each holder of Preferred Shares will receive one common share and one Class C preferred share for each Preferred Share they own. The Class C preferred shares will be immediately redeemed for the cash component of the Corporate Action. No Class C preferred shares will be outstanding or issued after the completion of the Corporate Action.

Why is COPEL proposing the Corporate Action?

The purpose of the Corporate Action is to convert our Preferred Shares into common shares with the purpose of listing our common shares on the Novo Mercado.

What securities are subject to the Corporate Action?

The Corporate Action will affect all of our Preferred Shares. The Preferred Shareholders Meeting described in this Manual is limited to holders of our Preferred Shares (including holders of Preferred ADSs).

        Class B preferred shares of the Company (including shares represented by Preferred ADSs) were outstanding as of       , 2025. The total number of Preferred ADS outstanding as of       , 2025 was          (representing a total of       Class B preferred shares).        Class A preferred shares of the Company were outstanding as of      , 2025.

How can I vote in the Preferred Shareholders Meeting?

If you hold Preferred Shares you may participate in the Preferred Shareholders Meeting either by delivering a remote voting ballot (boletim de voto a distância) or directly via a digital platform. For more information, see “Guidelines for Participation in the Preferred Shareholders Meeting” below.

If I hold Preferred ADSs, can I vote in the Preferred Shareholders Meeting?

Yes. Holders of Preferred ADSs of record as of      may vote in the Preferred Shareholders Meeting by delivering a completed ADS instruction card (or instructing their broker to provide their voting instructions) to The Bank of New York Mellon, the depositary for our ADS programs, by      , 2025.

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Will the common shares and Common ADSs be listed?

The common shares received by former holders of Preferred Shares are and will remain listed on the Brazilian stock exchange and will be listed on the Novo Mercado. The Common ADSs received by former holders of Preferred ADSs are and will remain listed on the NYSE.

Can I decide not to convert my Preferred Shares?

If the Corporate Action is approved by a majority of our Preferred Shares, all Preferred Shares will be subject to the Corporate Action. If you have not voted in favor of the Corporate Action, you will be entitled to withdrawal rights under the terms of the applicable Brazilian law. For more information, see Annex II of this Manual.

Will the Preferred ADSs be delisted from the NYSE?

If the Corporate Action is consummated, there will no longer be any Class B preferred shares outstanding. As such, following the completion of the Corporate Action, the Preferred ADSs will be delisted from NYSE.

How will my rights as a shareholder of Copel change if the Corporate Action is completed?

If your "Preferred Shares are converted into common shares, you will no longer have the dividend benefits afforded to Preferred Shares but will have full voting powers attributed to holders of common shares. For more information on the differences between Preferred Shares and common shares, see “Special Factors―Purpose, reason, alternatives and effects.”

Does the Board of Directors of Copel have any recommendation concerning the Corporate Action?

Yes. Our Board of Directors has recommended that holders of our Preferred Shares vote in favor of the Corporate Action. For more information on the reasons and factors considered for such recommendation, see “Special Factors―Fairness of the Corporate Action and Board Recommendation.”

If I have voted in favor of the Corporate Action, may I still trade my Preferred Shares and Preferred ADSs prior to the completion of the Corporate Action?

Yes. If approved at the Preferred Shareholders Meeting, we expect to conduct the settlement of the Corporate Action on or about      , 2025, which is the date after the end of the period for exercise of withdrawal rights. During the period for exercise of withdrawal rights following the Preferred Shareholders Meeting, you will be able to trade your Preferred Shares and Preferred ADSs.

We will inform our shareholders of any additional procedures, including if and when trading of Preferred Shares and Preferred ADSs will be suspended.

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What are the conditions precedent for the Corporate Action?

In addition to the approval of the Corporate Action by our holders of our Preferred Shares, the Corporate Action is subject to approval by the B3 of the listing of our common shares on the Novo Mercado. Additionally, the holders of our common shares approved the Corporate Action on      , 2025. The approval of the Corporate Action by holders of our common shares was subject to, in addition to the approval by holders of our Preferred Shares in the Preferred Shareholders Meeting, (i) approval by B3 of the listing of our common shares on the Novo Mercado and (ii) obtaining waivers by the holders of debentures in connection with certain debenture issuances of our subsidiaries, further described below. We obtained all waivers we required in connection with the Corporate Action on      , 2025. As permitted under Brazilian law, we have reserved the right to call a general meeting of our common shareholders to ratify or reconsider the resolution of the Preferred Shareholders Meeting, if our directors determine that the payment of the withdrawal rights to the dissenting shareholders who exercised their withdrawal right is expected to adversely impact our financial stability.

The approval by holders of our common shares of the Corporate Action was subject to us obtaining waivers by the holders of the 7th and 8th issuance of debentures of our subsidiary Copel Geração e Transmissão S.A and 5th and 6th issuance of debentures from our subsidiary Copel Distribuição S.A. A waiver was required under each of these financing transactions because any fundamental change in our structure, including any change that triggers withdrawal rights to our shareholders (such as the Corporate Action) would constitute an event of default, unless previously approved by such creditors. In order to obtain such waivers, we held meetings of holders of each relevant series of debentures to vote on the requested waiver to effect the Corporate Action. In order to obtain such waivers, we will pay consent fees and reimbursement of counsel and other expenses, which fees and expenses we expect to amount to R$      million.

Do I have appraisal or dissenters’ rights for my Preferred Shares in connection with the Corporate Action?

You have withdrawal rights with respect to your Preferred Shares under the circumstances described herein. Under Brazilian law, withdrawal rights are akin to appraisal or dissenters’ rights in that they permit shareholders to receive a fixed amount of cash in exchange for each Preferred Share calculated on the basis of the book value per share of our equity, subject to the conditions set forth below and described in further detail herein. Other than the withdrawal rights described herein, you do not have appraisal or dissenters’ rights under Brazilian law.

Under Brazilian law and our bylaws, holders of Preferred Shares that hold their Preferred Shares uninterrupted between the date of the material fact including the proposal for the Corporate Action (June 23, 2025), and the date of effective exercise of withdrawal rights and who do not approve the Corporate Action at the Preferred Shareholders Meeting - whether due to dissent, abstention or absence - will be eligible for withdrawal rights. Eligible holders of Preferred Shares who wish to exercise their withdrawal rights must do so within 30 days from the day we publish the minutes of the Preferred Shareholders Meeting approving the Corporate Action.

If any holder of Preferred Shares exercises their withdrawal rights, they will receive a cash amount equal to R$8.6467556201 per share, calculated in accordance with Brazilian Law No. 6,404 of 1976 (the “Brazilian Corporate Law”), based on the book value per share of our shareholders’ equity as of December 31, 2024, subject to the right of holders to request the preparation of a special balance sheet.

Holders of Preferred ADSs will not be able to exercise withdrawal rights, even if they give instructions to The Bank of New York Mellon (the depositary for the Preferred ADS program) to vote against the Corporate Action, nor will The Bank of New York Mellon exercise such rights on their behalf, even if given instructions to do so. Holders of Preferred ADSs who wish to assert withdrawal rights will need to become holders of Class B preferred shares in Brazil prior to the Preferred Shareholders Meeting, in accordance with the procedures for cancelling Preferred ADSs and withdrawing Class B preferred shares under the deposit agreement relating to the Preferred ADS program (the “Deposit Agreement”), prior to the Class B Shareholders Meeting, and take all requisite actions to assert withdrawal rights as holders of Class B preferred shares in Brazil within the time period set forth above.

The depositary will deliver the underlying Class B preferred shares to the Preferred ADS holder or a person the ADS holder designates at the office of the custodian. The depositary may charge a fee of up to US$0.05 per cancelled Preferred ADS to effect the withdrawal, as well as the fees charged by the custodian in connection with the delivery of deposited securities (if applicable) and taxes or charges, such as stamp taxes or stock transfer taxes, due (if any). Pursuant to the Deposit Agreement, the depositary has agreed that the process to withdraw the Class B preferred shares represented by the Preferred ADSs will be without unreasonable delay and the process typically takes 2 to 3 business days (assuming the Preferred ADS holder timely provides all information required for cancellation of the Preferred ADSs and delivery of the Class B preferred shares). This process may take longer and holders of Preferred ADSs who wish to exercise withdrawal rights should act as soon as possible to ensure that they become holders of Class B preferred shares prior to the date referenced above. Other than the withdrawal rights under Brazilian law as described herein, holders of Preferred Shares and Preferred ADSs will have no appraisal or dissenters’ rights in connection with the Corporate Action.

For more information, see Annex II of this Manual.

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If I hold Preferred ADSs, will I have to pay any fees or commissions in connection with the receipt of the Common ADSs and the cash consideration?

Upon completion of the Corporate Action, holders of Preferred ADSs will receive, for each Preferred ADSs held, one Common ADSs and the equivalent in U.S. dollars of R$3.0996, less, if applicable, any taxes withheld in connection with the Corporate Action. The cash component will be converted into U.S. dollars by The Bank of New York Mellon, the depositary of our ADS programs, upon the terms of the Deposit Agreement. Pursuant to the Deposit Agreement, the depositary may charge a fee of up to US$0.05 per ADS in connection with the exchange of Preferred ADSs into Common ADSs, which fee will be charged to the holders of Preferred ADSs upon the exchange of the Preferred ADSs by each former holder of Preferred ADSs.

What are the U.S. tax consequences for the Corporate Action?

The Corporate Action is expected to be treated for U.S. federal income tax purposes as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, it is expected that U.S. Holders (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences”) of Class B preferred shares or Preferred ADSs will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the Corporate Action, except with respect to any cash received.

U.S. Holders of Class B preferred shares or Preferred ADSs should read the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Corporate Action. Tax matters can be complicated, and the tax consequences of the Corporate Action to a particular holder will depend on such holder’s individual facts and circumstances. All holders of Class B preferred shares or Preferred ADSs should consult their own tax advisors to determine the specific tax consequences of the Corporate Action to them.

What are the Brazilian tax consequences for the Corporate Action?

Pursuant to Brazilian law, the conversion of Preferred Shares into common shares and Class C preferred shares should not be considered a disposal event and should not be subject to the calculation of capital gain and/or taxation.  Conversely, the redemption of Class C preferred shares should be considered as a disposal event, being subject to the calculation of capital gain, in which case the tax treatment may vary depending on the shareholder’s tax qualification, as more fully described under “Special Factors—Material Brazilian Income Tax Consequences.”

Holders of Preferred Shares or Preferred ADSs should read the section entitled “Special Factors—Material Brazilian Income Tax Consequences” for a more complete discussion of the Brazilian income tax consequences of the Corporate Action.  Tax matters can be complicated, and the tax consequences of the Corporate Action to a particular holder will depend on such holder’s individual facts and circumstances.  All holders of Preferred Shares or Preferred ADSs should consult their own tax advisors to determine the specific tax consequences of the Corporate Action to them.

Who may I talk to if I have questions about the Corporate Action and the Preferred Shareholders Meeting?

You may contact Copel at ri@copel.com for information regarding the Corporate Action and the Preferred Shareholders Meeting.

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FORWARD LOOKING STATEMENTS

This Manual contains or may contain forward-looking statements. Forward looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “target,” “believe,” “estimate” or “expect” and other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements which are not historical fact and involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Such forward-looking statements may include, but are not limited to, statements related to the Corporate Action; the impact of the Corporate Action on our earnings, market value and growth rate; and the impact of the Novo Mercado listing will have on our common shares, including the liquidity of our common shares.

Forward-looking statements in this Manual are based on current expectations and assumptions made by our management. Although we believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements. We can give no assurance that they will prove to be correct. Additionally, forward-looking statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this Manual. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, or that could contribute to such differences, include, without limitation, the performance of the Brazilian and world economies, including deterioration in world economic conditions, volatility of the prices of our shares, our level of capitalization, including the levels of our indebtedness and overall leverage, inflation and fluctuations in currency exchange rates, including the Brazilian real and the U.S. dollar, volatility on the Brazilian and global stock markets, and the performance of the Brazilian and world economies.

The foregoing list is not intended to be exhaustive, and there may be other key risks that are not listed above that are not presently known to us or that we currently deem immaterial. Should one or more of these or other risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by the forward-looking statements made by us contained in this manual. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this manual. The forward-looking statements contained in this Manual are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon information available as of the date of this manual or other specified date and speak only as of such date. We disclaim any intention or obligation to update or revise any forward-looking statements in this Manual as a result of new information or future events, except as may be required under applicable securities law.

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SPECIAL FACTORS

This section provides information concerning special factors relating to the proposed Corporate Action.

The Corporate Action, with the elimination of the Class B preferred shares and Preferred ADSs, is subject to Rule 13e-3 issued under the Exchange Act. Accordingly, we have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the SEC related to the proposed Corporate Action and subsequent planned SEC deregistration of our Class B preferred shares and Preferred ADSs. The Schedule 13E-3 is available on the SEC’s website at www.sec.gov and on the Company’s website at ri.copel.com.

Purpose, Reason, Alternatives and Effects

The purpose of the Corporate Action is to convert our Preferred Shares into common shares with the purpose of listing our common shares on the Novo Mercado.

The reasons for our desire to list our common shares on the Novo Mercado is to subject us to strengthen our institutional image by submitting the higher governance standards required by the Novo Mercado listing requirements. As a result of such listing, we expect to see an increase in the liquidity of our securities and lower the cost of capital.

Since the completion of our privatization in 2023, we have at multiple times publicly reinforced our intent to propose a transaction to terminate our dual-class structure and effect our listing in the Novo Mercado. Given the potential benefits to our shareholders, our expectations were to implement the Corporate Action as soon as practicable. Since our privatization, we have been adjusting our internal processes and the listing on Novo Mercado is a natural step in this process.

We have not considered alternative transactions. The exchange ratio was set to reflect (i) the historical difference between trading prices for our Class B preferred shares and common shares on B3, based on the 60-day VWAP for the period ended May 12, 2025, and (ii) while permitting each holder of common shares and Preferred Shares to maintain the same proportional share ownership of our total shares.

If the Corporate Action is implemented, former holders of Class B preferred shares will become holders of common shares and we will no longer have any Preferred Shares outstanding nor will be allowed to issue new Preferred Shares. Additionally, the Class B preferred shares and the Preferred ADSs will no longer be listed on the B3 and on the NYSE, respectively. Holders of Class B preferred shares will no longer have priority in the distribution of minimum dividends, but will no longer have the limitation on voting rights applicable to the Class B preferred shares.

With respect to dividend rights, Preferred Shares are entitled to priority in the distribution of minimum dividends, pro rata, in the amount equivalent to 25.0% of our net profits, as adjusted in accordance with Article 202 of Law No. 6,404/76, calculated as a proportion of the paid-in capital stock represented by such shares on December 31st of the previous fiscal year, which dividends are paid only from any remaining profits. Additionally, dividends paid per Preferred Share, regardless of the class, are at least 10% higher than the dividends to be paid per common share. Common shares do not have any additional right with respect to dividends.

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As a general rule, only our common shares are entitled to vote and each common share corresponds to one vote. However, our bylaws provide that shareholders or groups of shareholders may not vote with more than 10% of the total votes in any resolution. Holders of Preferred Shares acquire voting rights if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the Preferred Shares are entitled. If a holder of Preferred Shares acquires voting rights in this manner, such rights will be identical to the voting rights of a holder of common shares and will continue until the dividend is paid.

Furthermore, in accordance with our bylaws, holders of Preferred Shares are entitled to voting rights in regards of specific matter discussed in a shareholders’ meeting:

•	Change in our corporate type into another, as well as incorporation, merger or spin-off.
•	Agreements between us and our controlling shareholder, directly or through a third party, or an entity influenced by the controlling shareholder, when such agreements shall be discussed in a shareholders’ meeting by force of statute or our bylaws.
•	Appraisal of assets for paying in our capital increase.
•	Choice of an entity to be hired for the assessment of our economic value.
•	Change or revocation of articles in our bylaws that alter or modify any of the requirements set forth in item 4.1. of the regulation of the Level 2 of B3, while the Level 2 participation contract is still in effect.
•	Appointment and removal of a member of the Board of Directors in a separate election, when requested by shareholders which have Preferred Shares equal to at least 10% of our total shares.
•	Exclusion or change in our bylaws aimed to suppress the right set forth in article 28, XXIX of our bylaws, which provides for the adoption of the full tariff set by a granting authority, requires the approval of most of the Preferred Shares.

Upon completion of the Corporate Action, our common shares will be listed on the Novo Mercado, which will require us to adopt certain additional governance improvements in order to comply with the Novo Mercado listing requirements. These improvements include no longer permitting us to have a dual-class structure (with the exception of the golden share owned by the State of Paraná). For more information on the changes that will be implemented in our bylaws to permit the Novo Mercado listing, see Annex III and Annex IV of this Manual.

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Fairness of the Corporate Action and Board Recommendation

We and our Board of Directors believe the Corporate Action is fair and equitable and in the best interests of Copel and all holders of Class B preferred shares and Preferred ADSs, including unaffiliated holders. We and our Board of Directors took into account a number of factors, including the following, in reaching this conclusion:

We believe that current holders of Class B preferred shares and Preferred ADSs will benefit from the Corporate Action due to the expected enhanced liquidity in the trading market for its securities (common shares and Common ADSs) following the implementation of the Corporate Action. We believe this greater liquidity will be in the best interest of holders, particularly unaffiliated holders.

i.	We considered that current holders of Class B preferred shares and Preferred ADSs currently do not have voting rights, except in limited circumstances, and will receive securities that have the same voting rights as all other holders of common shares or other holders of Common ADSs, as applicable. We also considered the additional governance improvements from the Novo Mercado listing and the limitations on voting rights set forth in our bylaws.
ii.	We considered the current market prices and the historical market prices of our Preferred Shares, Preferred ADSs, Common Shares and Common ADSs. To determine the cash premium to be paid to holders of Class B preferred shares, we conducted internal studies considering the factors listed above, as well as the 10% dividend premium of Class B preferred shares and the governance rights attributed to common shares.

Based on the approaches outlined above, we found that the historical price spread between Class B preferred shares and common shares has ranged between 10% and 11% since our privatization in August 2023. More recently, market spreads have narrowed to approximately 7%, which we believe reflects a natural convergence in anticipation of a potential listing on Novo Mercado, along with the expected benefits for all shareholders — such as the enhanced governance standards required by Novo Mercado listing requirements and expected increased liquidity. To calculate these spreads, we analyzed the ratio between the volume-weighted average price (VWAP) of Class B preferred shares to common shares, instead of relying on intra-day prices. This approach helped to insulate our analyses from intra-day price fluctuations.

Based on this analysis, we concluded that a premium of 7% appropriately reflects the pricing difference between preferred Class B preferred shares and common shares. We believe this represents a fair cash premium for all shareholders, facilitating the listing of our shares in the Novo Mercado and allowing all our shareholders to benefit the anticipated benefits are accessible to all.

We applied this cash premium of 7% to the common share price as of May 12, 2025 (R$11.07), resulting in a cash component of R$0.7749 as the fair cash premium to be considered. May 12, 2025 was the date on which the Company concluded its internal study relating to the proposed Corporate Action and set as a cut-off date to allow sufficient time to go through our internal budgetary and approval procedures. We also considered that since May 12, 2025 the price difference between our common shares and Class B preferred shares has remained relatively stable with Class B preferred shares trading at a price range around 7% higher than common shares.

iii.	We considered our financial condition, including net book value, going concern value and liquidation value. The Corporate Action will be paid with cash on hand, using our profit and capital reserves. Therefore, it is not expected to adversely affect our financial condition in any material respect. So, we believe that our financial condition is not relevant to the analysis of whether the Corporate Action is fair and equitable and in the best interests of Copel and all holders of Class B preferred shares and Preferred ADSs.

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iv.	We considered the fact that we have not obtained any report, opinion (other than advice of counsel) or appraisal in connection with the Corporate Action, and that no such report, opinion or appraisal is required under Brazilian law or considered necessary by our Board of Directors or shareholders.
v.	We considered the fact that we have not received, and we are not aware of, any firm offers by any person during the past two years for the merger or consolidation of Copel with or into another company (or the merger or consolidation of any other company with or into Copel), the sale or other transfer of all or any substantial part of Copel, or a purchase of Copel securities that would enable the purchaser to exercise control. Since we are not aware of any such offers from third parties, we believe this factor is not relevant to our determination whether the Corporate Action is fair and equitable and in the best interests of Copel and all holders of Class B preferred shares and Preferred ADSs.
vi.	We considered the fact that the Corporate Action requires approval of a majority of the holders of Preferred Shares and that Class B preferred shares represent approximately 99.8% of our Preferred Shares outstanding.
vii.	We considered the share repurchases of our equity securities in the past two years. We believe this factor is not relevant to our determination whether the Corporate Action is fair and equitable and in the best interests of Copel and all holders of Class B preferred shares and Preferred ADSs.
viii.	We considered the fact that Class A preferred shares and Class B preferred shares will receive the same treatment in the Corporate Action.

We have not sought to quantify or to assign relative weights to the specific factors considered in reaching our belief that the offer is fair and equitable and in the best interests of Copel and all Class B preferred shares and Preferred ADSs, and we believe it would be impractical to do so.

The Corporate Action does not require the approval of at least a majority of unaffiliated security holders.

Our Board of Directors has unanimously approved the Corporate Action. No unaffiliated representative has been retained (whether by a majority of directors who are not employees of Copel, or otherwise) to act solely on behalf of unaffiliated security holders for purposes of negotiating the Corporate Action and/or preparing a reporting concerning the fairness of the Corporate Action.

No alternative offer has been considered, received or rejected by Copel.

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In evaluating the fairness of the transaction, the directors have not identified any conflict of interest among the members of our Board of Directors. None of COPEL’s directors and executive officers own, directly or indirectly, any of our shares (including through American Depositary Shares), except that Pedro Franco Sales, a member of our Board of Directors, owns 203,700 common shares (representing less than 1.0% of the outstanding shares). Pedro Franco Sales Monteiro has voted his shares in favor of the transaction at the meeting of holders of common shares held on      , 2025.

Interactions with Shareholders

In 2023, in connection with the secondary offering through which the State of Paraná ceased to be our controlling shareholder, we had submitted to our shareholders a proposal to convert each of our Preferred Shares into one common share, without a cash component. The shareholders’ meeting that was called for July 2023 to vote on the privatization public offering would also vote on the conversion. Prior to that shareholders’ meeting, BNDESPAR, a holder of 31.2% of our Class B preferred shares, requested the removal from the shareholders’ meeting agenda the items relating to the conversion of Preferred Shares and listing on the Novo Mercado mentioning that the one-to-one conversion of Class B preferred shares into common shares had the potential effect of reducing the rights of holders of Preferred Shares without proper compensation. During the shareholder meeting, the majority of our shareholders present voted to remove from the agenda of that meeting the topics relating to the share conversion and Novo Mercado listing, so that the topics relating to the conversion and Novo Mercado listing could be reevaluated after the privatization.

Since the completion of our privatization, we have at multiple times publicly reinforced our intent to propose a transaction to terminate our dual-class structure and effect our listing in the Novo Mercado to obtain the benefits described under “―Purpose, Reason, Alternatives and Effects,” above.

We have not entered nor will enter into any contract, agreement or formal understanding with any shareholder in connection with the Corporate Action.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax considerations of the Corporate Action that are likely to be relevant to U.S. Holders (defined below). This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. In particular, this summary is directed only to U.S. Holders that hold Class B preferred shares or Preferred ADSs as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as brokers or dealers in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of our shares by vote or value (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in our Class B preferred shares or Preferred ADSs on a mark-to-market basis, regulated investment companies, partnerships or other pass-through entities (or partners or members therein), insurance companies, U.S. expatriates, and persons holding our Class B preferred shares or Preferred ADSs in a hedging transaction or as part of a straddle, conversion or other integrated transaction for U.S. federal income tax purposes. Moreover, this summary does not address the Medicare tax on net investment income or the tax consequences to U.S. Holders of the Corporate Action under any U.S. federal estate or gift, state, local or foreign taxes.

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Each holder is encouraged to consult such holder’s own tax advisor concerning the overall tax consequences to it, including the consequences under laws other than U.S. federal income tax laws, of the Corporate Action.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class B preferred shares or Preferred ADSs that is (i) an individual citizen or resident of the United States, (ii) a corporation, or any other entity taxable as a corporation, organized under the laws of the United States, any state thereof, or the District of Columbia, or (iii) otherwise subject to U.S. federal income taxation on a net basis with respect to the Class B preferred shares or Preferred ADSs.

Holders of Preferred ADSs will generally be treated as owners of the Class B preferred shares represented by such ADSs.

THIS SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE CORPORATE ACTION.

The Corporate Action is expected to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, and we intend to treat it as such. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Corporate Action, and, accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The remainder of this discussion assumes that the Corporate Action qualifies as a reorganization within the meaning of Section 368(a)(1)(E) of the Code.

A U.S. Holder generally would recognize gain, but not loss equal to the lesser of (i) the amount of cash received and (ii) the excess (if any) of (a) the sum of such amount of cash and the fair market value of our common shares or Common ADSs received by a U.S. Holder over the U.S. Holder’s adjusted tax basis in the Class B preferred shares or Preferred ADSs surrendered in the Corporate Action. In no event would the gain recognized exceed the amount of cash received.

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A U.S. Holder’s tax basis in the common shares or Common ADSs received in the Corporate Action generally would equal the holder’s adjusted tax basis in the Class B preferred shares or Preferred ADSs that were converted, reduced by the U.S. dollar amount of any cash received, and increased by the amount of gain, if any, recognized by the holder. A U.S. Holder’s holding period for common shares or Common ADSs received in the Corporate Action would include the period during which the holder held the Class B preferred share or Preferred ADS respectively. U.S. Holders who acquired different blocks of Class B preferred shares or Preferred ADSs should consult their own tax advisor regarding the manner in which cash and shares of common shares or Common ADSs should be allocated among their different blocks of Class B preferred shares or Preferred ADSs.

Any gain recognized in the Corporate Action generally would be capital gain provided that one of the Section 302 tests described below was satisfied. Any such recognized gain generally would be long-term capital gain if, as of the date of the Corporate Action, the U.S. Holder’s holding period with respect to the Class B preferred shares or Preferred ADSs exchanged is more than one year. The net amount of long-term capital gain recognized by an individual holder generally is subject to taxation at preferential rates.

If a U.S. Holder does not satisfy any of the Section 302 tests, the U.S. Holder’s recognized gain generally would be treated as ordinary dividend income to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax purposes, any recognized gain that is treated as a distribution generally would be treated as a dividend for U.S. federal income tax purposes.

The U.S. dollar amount of any cash consideration treated as a dividend received by an individual with respect to the Preferred ADSs will be subject to taxation at preferential rates if the dividend is a “qualified dividend.” Subject to certain exceptions for short-term and hedged positions, dividends paid on the Preferred ADSs will be treated as qualified dividends if (i) the Preferred ADSs are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). The Preferred ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2024 taxable year. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for the 2025 taxable year. Based on existing guidance, it is not clear whether dividends received with respect to our Class B preferred shares will be treated as qualified dividends, because the Class B preferred shares themselves are not listed on a U.S. exchange. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code. U.S. Holders should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of the considerations discussed above and their own particular circumstances.

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Section 302 Tests

One of the tests set forth below must be satisfied with respect to a U.S. Holder of Class B preferred shares or Preferred ADSs, as applicable, in order for gain recognized by such holder in the Corporate Action to be treated as capital gain.

•	Substantially Disproportionate Test. The Corporate Action generally would result in “substantially disproportionate” redemption with respect to a U.S. Holder, if, immediately after the Corporate Action, (i) the ratio of the voting stock owned by such holder to all of the Company’s voting stock is less than 80% of the ratio of the voting stock owned (actually or constructively) by the U.S. Holder in relation to all of the Company’s voting stock immediately before the Corporate Action, and (ii) the ratio of common stock owned by such holder to all common stock of the Company was less than 80% of the same ratio immediately prior to the Corporate Action. In a published revenue ruling, the IRS has indicated that in situations in which more than one class of common stock is outstanding, the above tests are applied in an aggregate and not a class-by-class manner. This ruling applied the test described in clause (i) above by reference to the voting power of the stock owned by the holder, and stated that the determination described in clause (ii) above is made by reference to fair market value. Additionally, Class B preferred stock and Class A preferred stock are expected to be treated as common stock for these purposes.
•	Not Essentially Equivalent to a Dividend Test. The receipt of cash in the Corporate Action will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in the Company, given the U.S. Holder’s particular facts and circumstances. Whether a U.S. Holder meets this test will depend on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”
•	Complete Termination Test. A U.S. Holder may able to satisfy the “complete termination” test if (i) the holder sells or otherwise disposes of all that holder’s shares and ADSs contemporaneously with the Corporate Action and as part of a single integrated plan which includes the holder’s participation in the Corporate Action, as discussed below, and (ii) with respect to any shares or ADSs constructively owned, is eligible to waive and effectively waives, constructive ownership of such shares or ADSs, as applicable. However, there exists uncertainty as to whether the “complete termination” test applies in such circumstances. U.S. Holders wishing to satisfy the “complete termination” test should consult their own tax advisors.

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For purposes of determining whether any of the Section 302 tests are satisfied, a U.S. Holder generally takes into account not only the shares and ADSs actually owned by the U.S. Holder, but also shares and ADSs that are constructively owned within the meaning of Section 318 of the Code. Under section 318 of the Code, a U.S. Holder may be treated as constructively owning shares and ADSs that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any shares and ADSs the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

No assurance can be given that a U.S. Holder will be able to determine in advance whether the deemed redemption of the U.S. Holders’ Class B preferred shares or Preferred ADSs pursuant to the Corporate Action will be treated as capital gain or a dividend. Contemporaneous acquisitions or dispositions of Company stock or ADSs by a holder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied.

Foreign Currency and Withholding Tax Considerations

The amount of any cash received by a U.S. Holder will include the amount of Brazilian tax withheld, and the amount of any cash consideration paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the cash consideration is received by the U.S. Holder (or, in the case of Preferred ADSs, the custodian). If the U.S. Holder or the custodian, as applicable, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the reais are converted into U.S. dollars. Subject to generally applicable limitations and conditions, Brazilian withholding tax with respect to the Corporate Action that is paid at the appropriate rate applicable to the U.S. Holder may be eligible for credit against such U.S. Holder’s U.S. federal income tax liability. These generally applicable limitations and conditions include requirements adopted by the IRS in regulations promulgated in December 2021, and any Brazilian tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. Holder. In the case of a U.S. Holder that consistently elects to apply a modified version of these rules under temporary guidance and complies with specific requirements set forth in such guidance, the Brazilian withholding tax generally will be treated as meeting the new requirements and therefore as a creditable tax. In the case of all other U.S. Holders, the application of these requirements to the Brazilian tax is uncertain and we have not determined whether these requirements have been met. If the Brazilian tax is not a creditable tax for a U.S. Holder or the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes, the U.S. holder may be able to deduct the Brazilian tax in computing such U.S. Holder’s taxable income for U.S. federal income tax purposes. For U.S. Holders that do elect to claim foreign tax credits, gain that is treated as a dividend income will constitute income from sources without the United States and generally will constitute “passive category income” for foreign tax credit purposes. On the other hand, any capital gain recognized by a U.S. Holder generally will be U.S. source for foreign tax credit purposes. Consequently, even if the withholding tax qualifies as a creditable tax, a U.S. Holder who recognizes capital gain on the Corporate Action may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to generally applicable conditions and limitations) against tax due on other income treated as derived from foreign sources.

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The availability and calculation of foreign tax credits and deductions for foreign taxes involve the application of complex rules and also vary depending upon on a U.S. holder’s particular circumstances. The temporary guidance discussed above also indicates that the Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular situations.

Backup Withholding and Information Reporting

A U.S. holder that is a “significant holder” is subject to certain recordkeeping and information reporting requirements on the recapitalization.

Cash consideration from the Corporate Action which is treated as a dividend paid on the Preferred ADSs or Class B preferred shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

A holder that is not a “United States person” (as defined in the Code) generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption in connection with payments received within the United States or through certain U.S.-related intermediaries.

The amount of any backup withholding collected from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that certain required information is furnished to the IRS.

Material Brazilian Income Tax Consequences

Pursuant to Brazilian law, the conversion of Preferred Shares into common shares and Class C preferred shares (“Conversion”) should not be considered a disposal event and should not be subject to the calculation of capital gain and/or taxation.

Conversely, the redemption of Class C preferred shares should be considered as a disposal event, being subject to the calculation of capital gain, in which case the tax treatment may vary depending on the shareholder’s tax qualification:

(a)       Brazilian individuals: capital gains are calculated based on the difference between the share redemption value of the Class C preferred shares and their acquisition cost (proportionally calculated considering the cost attributable to Preferred Shares previously reported in their respective annual income tax return (Declaração de Imposto sobre a Renda da Pessoa Física – “DIRPF”) and shall be subject to individual income tax (Imposto sobre a Renda da Pessoa Física – “IRPF”) at progressive rates ranging from 15% to 22.5%, depending on the amount of the capital gain;

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(b)       Brazilian legal entities: capital gains are calculated based on the difference between the share redemption value of the Class C preferred shares and the (i) accounting value (for investments where the investor has significant influence); or (ii) historical acquisition cost (for other investments), subject to corporate income tax (Imposto sobre a Renda das Pessoas Jurídicas – “IRPJ”) and social contribution on net profit (Contribuição Social sobre o Lucro Líquido – “CSLL”) at a combined rate of 34%. As a rule, the disposal of investments classified as non-current assets is not subject to federal social contributions on gross revenue (Contribuição para o Programa de Integração Social – “PIS”; and Contribuição para o Financiamento da Seguridade Social – “COFINS”);

(c)        Brazilian investment funds: as a rule, capital gains derived by these funds are not subject to taxation until earnings are distributed to their quotaholders. In this case, such amounts may be subject to withholding income tax (Imposto de Renda Retido na Fonte – “IRRF”), at a rate that may vary depending on the qualification and tax treatment of the fund. An exception applies to cases in which the fund is subject to the automatic periodical taxation mechanism known as “come-cotas”, in which the IRRF shall be paid on May and November, irrespective of any earnings distribution; and

(d)       Non-resident investors: capital gains are calculated based on the difference between the share redemption value of the Class C preferred shares and their acquisition cost (proportionally calculated considering the cost attributable to Preferred Shares previously registered with the Brazilian Central Bank or otherwise evidenced) and shall be subject to IRRF at the same progressive rates applicable to Brazilian individuals (i.e., 15% to 22.5%, depending on the amount of the gain), or 25% (if such investor is based in a jurisdiction considered a tax haven). Copel, as the Brazilian source of income, is deemed responsible for withholding and paying such taxes on behalf of the shareholders (who are responsible for disclosing the required information for the calculation of the capital gains). Foreign exchange transactions for the remittance of funds are subject to tax on FX transactions (Imposto sobre Operações Financeiras de Câmbio – “IOF-Câmbio”), which is currently levied at a 0% rate on this type of transaction.

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MARKET PRICE OF CLASS B PREFERRED SHARES, PREFERRED ADSS, DIVIDENDS AND OTHER MATTERS

Trading Market and Market Price of Class B preferred shares and Preferred ADSs

The principal trading market for our shares (including our Class B preferred shares) is B3, the Brazilian stock exchange. The PNBs trade under the ticker “CPLE6.”

In the United States, our shares are traded in the form of American Depositary Shares, issued by the Bank of New York Mellon. The Preferred ADSs trade on the NYSE under the ticker “ELP”.

	Price per Class B preferred shares
Period	Low	High
	(R$/share)
2023
First Quarter	6.58	7.87
Second Quarter	7.00	8.15
Third Quarter	7.97	9.12
Fourth Quarter	8.09	10.37
2024
First Quarter	9.62	10.41
Second Quarter	9.00	9.87
Third Quarter	9.35	10.92
Fourth Quarter	9.04	10.22
2025
First Quarter	8.76	10.59
Second Quarter	10.47	12.78
Third Quarter

	Price per Preferred ADS (each representing four Class B preferred shares)
Period	Low	High
	(US$/share)
2023
First Quarter	6.01	7.54
Second Quarter	6.64	8.35
Third Quarter	8.07	9.23
Fourth Quarter	7.85	10.55
2024
First Quarter	7.71	8.52
Second Quarter	6.61	7.85
Third Quarter	6.66	7.94
Fourth Quarter	5.76	7.44
2025
First Quarter	5.78	7.51
Second Quarter	7.01	9.24
Third Quarter

Prior Stock Purchases – Share Buyback Program

On November 25, 2024, our Board of Directors approved the creation of the first Share Buyback Program for our common shares and Class B preferred shares with the aim of keeping them in treasury, canceling them or selling them, without reducing our share capital, as well as complying with our long-term incentive plans for employees.

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In December 2024, we repurchased 3,074,600 class B preferred shares through the Brazilian stock exchange at prevailing market prices. The highest, lowest and the average price we paid per class B preferred share during such repurchases was R$9.20, R$8.24 and R$8.72, respectively.

In January 2025, we repurchased 4,278,300 class B preferred shares through the Brazilian stock exchange at prevailing market prices. The highest, lowest and the average price we paid per class B preferred share during such repurchases was R$9.56, R$8.31 and R$8.91, respectively.

Except as described above, we have not repurchased Class B preferred shares (including the Preferred ADSs) in the last two years.

Dividends

We are required to hold an annual shareholders’ meeting by April 30th of each year at which, among other things, an annual dividend may be declared by decision of the shareholders on the recommendation of the management, as approved by the Board of Directors. The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian Corporate Law, we must pay dividends to shareholders of record within 60 days of the date of the shareholders meeting that declared the dividends. A shareholders’ resolution may set forth another date of payment, which must occur prior to the end of the fiscal year in which such dividend was declared. We are not required to adjust the amount of paid-in capital for inflation for the period from the end of the last fiscal year to the date of declaration or to adjust the amount of the dividend for inflation for the period from the end of the relevant fiscal year to the payment date. Consequently, the amount of dividends paid to holders of ADSs may be substantially reduced due to inflation.

Pursuant to our bylaws, our management may declare interim dividends to be paid from profits in our semi-annual financial statements, in accordance with our dividend policy. Any payment of interim dividends counts towards the mandatory dividend for the year in which the interim dividends were paid. In accordance with our dividends policy, our Board of Directors should approve at least once a year interim dividends.

Pursuant to Brazilian Corporate Law, we may pay interest on equity in lieu of dividends as an alternative form of making distributions to shareholders. We may treat a payment of interest on equity as a deductible expense for tax purposes, provided that it does not exceed the lesser of:

•	the total amount resulting from (i) Long-Term Interest Rate (Taxa de Juros a Longo Prazo, or “TJLP”) multiplied by (ii) the total shareholders’ equity (determined in accordance with Brazilian tax legislation), less certain deductions prescribed by Brazilian tax legislation; and

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•	the greater of (i) 50.0% of current net income (after the deduction of social contribution on profits (Contribuição Social sobre o Lucro Líquido, or “CSLL”) and before taking such distributions and any deductions for corporate income tax) for the year in respect of which the payment is made or (ii) 50.0% of retained earnings and profit reserves for the year prior to the year in respect of which the payment is made.

In accordance with our dividend policy, we will aim to distribute at least 75% of our net income (as adjusted pursuant to the applicable Brazilian law requirements further described below) and aim to maintain our Financial Leverage Ratio, defined as the ratio between our EBITDA and net debt (each calculated as set forth in our dividend policy) between 2.5x and 3.1x, with the goal of converging our Financial Leverage Ratio to 2.8x within each two-year period. Our Board of Directors, however, has the authority to distribute amounts below the 75% adjusted net income threshold when necessary to meet investment strategy requirements, strengthen our financial position or adapt to adverse market changes, subject to the payment of the mandatory minimum dividends and the priority dividends.

Any distribution of dividends higher than the minimum amount of 25% of our adjusted net profits is constrained to the available cash flow of that same year, defined as the operating cash flow minus net cash flow used for investment.

In June 2023, we have paid a total of R$235.3 million (or R$0.14011292 per share) in dividends and interest on equity to holders of our Class B preferred shares (including Class B preferred shares represented by Preferred ADSs).

In November 2023, we have paid a total of R$267.9 million (or R$0.15950586 per share) in dividends and interest on equity to holders of our Class B preferred shares (including Class B preferred shares represented by Preferred ADSs).

In June 2024, we have paid a total of R$ 370.5 million (or R$ 0.22061667 per share) in dividends and interest on equity to holders of our Class B preferred shares (including Class B preferred shares represented by Preferred ADSs).

In November and December 2024, we have paid a total of R$284.4 million (or R$0,16934723 per share) and R$351.7 million (or R$0,20945359 per share), respectively, in dividends and interest on equity to holders of our Class B preferred shares (including Class B preferred shares represented by Preferred ADSs).

In April 2025, we have paid a total of R$734.2 million (or R$0,43720345 per share) in dividends and interest on equity to holders of our Class B preferred shares (including Class B preferred shares represented by Preferred ADSs).

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Except as described above, we have not paid dividends or interest on equity to holders of our Class B preferred shares in the last two years.

Dividend Priority of the Preferred Shares

According to our bylaws, following approval of the amendment to extend to Class B preferred shares the same priorities of Class A preferred shares, Preferred Shares are entitled to receive annual, non-cumulative minimum dividends, which dividend per share shall be at least 10% higher than the dividends per share paid to the holders of the common shares. Preferred Shares have a dividend priority over the common shares. To the extent that dividends are paid, they are to be paid in the following order:

•	first, the holders of Preferred Shares have the right to receive a minimum dividend equal to 10% of the total share capital represented by the Preferred Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared;
•	second, to the extent there are additional amounts to be distributed after all amounts allocated have been paid in accordance with the first bullet point above, the holders of Preferred Shares have the right to receive a minimum dividend per share equal to (i) 25% of the adjusted net profit divided by (ii) the total number of Preferred Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared; and
•	third, to the extent that there are additional amounts to be distributed after all amounts allocated to the Preferred Shares have been paid, the holders of common shares have the right to receive an amount per share equal to (i) the mandatory dividend divided by (ii) the total number of common shares outstanding at the end of the fiscal year in respect of which dividends have been declared, provided that the Preferred Shares receive dividends per share at least 10% higher than the dividends per share paid to the common shares.

To the extent that there are additional amounts to be distributed after all amounts described in the preceding items have been paid and in the form therein described, any such additional amount will be divided equally among all our shareholders.

Calculation of Adjusted Net Income

Annual dividends are payable from our adjusted net profit for such period. Brazilian Corporate Law defines “net profit” for any fiscal year as the profits of a fiscal year after the deduction of income and social contribution taxes for that fiscal year and after the deduction of any amounts allocated to employees’ and management’s participation in our results in such fiscal year. The “net profit” for a fiscal year is subject to adjustment by the addition or subtraction of amounts allocated to legal and other reserves, the result of which is known as our adjusted net profit.

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In accordance with Brazilian Corporate Law, we must maintain a legal reserve, to which we must allocate 5% of our net profits for each fiscal year until such reserve reaches an amount equal to 20.0% of our capital stock (calculated in accordance with Brazilian Corporate Law). However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to other established capital reserves, exceeds 30.0% of our total capital stock. The amounts to be allocated to such reserve must be approved by our shareholders in a shareholders’ meeting and may be used only for the increase of our capital stock or compensation of losses.

On December 31, 2024, our legal reserve was R$1,766.1 million, or 13.8% of our share capital at that date.

In addition to deducting amounts for the legal reserve, under Brazilian Corporate Law net profit may also be adjusted by deducting amounts allocated to:

(i)	the contingency reserve: under Brazilian Corporate Law, our shareholders’ meeting, upon a justified proposal of our management, may decide to allocate a percentage of our net profits to a contingency reserve for anticipated losses that are deemed probable in future years, which amount may be estimated;
(ii)	the tax incentives reserve: under Brazilian Corporate Law, our shareholders’ meeting, upon a justified proposal of our management, may decide to allocate a percentage of our net profits resulting from government donations or subsidies for investment purposes.

On the other hand, net profits may also be increased by:

•	the reversal of any amounts previously allocated to a contingency reserve in the fiscal year in which the loss that had been anticipated does not occur as projected or in which the anticipated loss occurs but is lower than the contingency allocated to it; and
•	any amounts included in the unrealized profits reserve that have been realized in the relevant fiscal year and have not been used to offset losses, as approved by our shareholders’ meeting.

Moreover, our net profits are also adjusted by adding the realization of amounts registered under “Equity Value Adjustments.” The account “Equity Value Adjustments” was created as a result of the first-time adoption of IFRS by us in 2010, which caused a fair value revaluation of certain fixed assets and the adoption of the fair value as its “deemed cost” at that date. The increase of the deemed cost of fixed assets led to an increase in depreciation costs. Thus, our management has decided to add to the adjusted net profits the realization of the “Equity Value Adjustments” in order to compensate for effects of the increased depreciation costs. In 2024, our adjusted net profits used to calculate our dividends was increased by R$33.4 million as a result of the deemed cost realization in the this fiscal year.

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Treatment of ADS Holders

Holders of Preferred ADSs will be entitled to receive the same consideration (on a per share basis) in connection with the Corporate Action as holders of Class B preferred shares. Holders of Preferred ADSs of record as of     , 2025 may vote in the Preferred Shareholders Meeting by delivering an ADS instruction card to The Bank of New York Mellon, the depositary for our ADS programs, by      , 2025. Upon effectiveness of the Corporate Action, holders of American Depositary Shares representing Class B preferred shares will receive, for each Preferred ADS held, one Common ADS and the equivalent in U.S. dollars of R$3.0996, less, if applicable, any taxes withheld in connection with the Corporate Action. The cash component will be converted into U.S. dollars by The Bank of New York Mellon upon the terms of the Deposit Agreement. Pursuant to the Deposit Agreement, the depositary may charge a fee of up to US$0.05 per ADS in connection with the exchange of Preferred ADSs into Common ADSs, which fee will be charged to the holders of Preferred ADSs upon the exchange of the Preferred ADSs by each former holder of Preferred ADSs.

Holders of Preferred ADSs will not be able to exercise withdrawal rights, even if they give instructions to The Bank of New York Mellon (the depositary for the Preferred ADS program) to vote against the Corporate Action, nor will The Bank of New York Mellon exercise such rights on their behalf, even if given instructions to do so. Holders of Preferred ADSs who wish to assert withdrawal rights will need to become holders of Class B preferred shares in Brazil prior to the Preferred Shareholders Meeting, in accordance with the procedures for cancelling Preferred ADSs and withdrawing Class B preferred shares under the Deposit Agreement, prior to the Class B Shareholders Meeting, and take all requisite actions to assert withdrawal rights as holders of Class B preferred shares in Brazil within the time period set forth above.

The depositary will deliver the underlying Class B preferred shares to the Preferred ADS holder or a person the ADS holder designates at the office of the custodian. The depositary may charge a fee of up to US$0.05 per cancelled Preferred ADS to effect the withdrawal, as well as the fees charged by the custodian in connection with the delivery of deposited securities (if applicable) and taxes or charges, such as stamp taxes or stock transfer taxes, due (if any). Pursuant to the Deposit Agreement, the depositary has agreed that the process to withdraw the Class B preferred shares represented by the Preferred ADSs will be without unreasonable delay and the process typically takes about 2 to 3 business days (assuming the Preferred ADS holder timely provides all information required for cancellation of the Preferred ADSs and delivery of the Class B preferred shares). This process may take longer and holders of Preferred ADSs who wish to exercise withdrawal rights should act as soon as possible to ensure that they become holders of Class B preferred shares prior to the date referenced above. Other than the withdrawal rights under Brazilian law as described herein, holders of Class B preferred shares and Preferred ADSs will have no appraisal or dissenters’ rights in connection with the Corporate Action.

For more information, see Annex II of this Manual.

Fees and Expenses

Costs Estimates	Value
(R$ thousand)
Legal Counsel	1,450
Printer Expenses	15
SEC Fees	3,100
Stock Exchange Fees	198
Shareholders’ Meeting Platform License	80
Waiver Expenses (consent fees & reimbursements)
Total

25

The entire cost of distributing the remote voting ballots and shareholder meeting materials, including the costs of preparing, assembling, printing and distributing any documents to shareholders, will be borne by the Company. The shareholder meeting materials will be made available or furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names that are beneficially owned by others, so that they may provide access to or forward such materials to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in providing access to, or forwarding these materials to, the beneficial owners upon request.

We have not engaged any third-party to solicit proxies or votes in connection with the Corporate Action or the Preferred Shareholders Meeting and we have not directed our directors, officers or employees to request proxies in connection with the Corporate Action or the Preferred Shareholders Meeting. Our directors, officers and employees have and will continue to work in connection with completing the administrative and similar procedures in connection with the shareholders’ meetings required to approve the Corporate Action. None of our directors, officers and employees will be entitled to any additional compensation for performing such functions.

Prior Public Offerings

We have not made an underwritten public offering of Class B preferred shares (including Class B preferred shares represented by Preferred ADSs) for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

26

DIRECTORS AND EXECUTIVE OFFICERS

The background of each of our officers and directors is set forth below. Each of our officers and directors may be contacted at the Company at Rua José Izidoro Biazetto, 158, bloco A, 81200-240, Curitiba, Paraná, Brazil, +55 41 3331 4011.

Daniel Pimentel Slaviero. Mr. Slaviero has been our Chief Executive Officer since 2019. Mr. Slaviero has been serving since 2019 as Chairman of the Board of Directors of our wholly-owned subsidiaries Copel Geração e Transmissão S.A. (an energy generation and transmission company); Copel Distribuição S.A. (an energy distribution company); Copel Comercialização S.A. (an energy trading company); and Copel Serviços S.A., all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240. Mr. Slaviero previously served as our Executive Secretary of our Board of Directors (from 2019 to 2023); member of the Investment and Innovation Committee (from 2021 to 2023); and member of the Sustainable Development Committee (from 2021 to 2023). Mr. Slaviero also served as Chairman of the Board of Directors for Copel Telecomunicações S.A. (a telecommunications company located at Avenida Vicente Machado, 1001, Curitiba, Paraná, Brazil, 80420-011, from 2019 to 2021) and F.D.A. Geração de Energia Elétrica S.A. (an energy generation company located at Rua Jose Izidoro Biazetto, 158, Curitiba, Paraná, 81200-240 from 2019 to 2022).

Vicente Loiácono Neto. Mr. Loiácono has been our Executive Director of Governance, Risk and Compliance since 2018. Mr. Loiácono has also been serving since 2024 as our coordinator of the Ethics Committee and member of the Cyber and Information Security Committee. Mr. Loiácono also served in 2024 as our Legal and Compliance Officer and for Copel Geração e Transmissão S.A. (an energy generation and transmission company), Copel Distribuição S.A., (an energy distribution company), Copel Comercialização S.A. (an energy trading company); and Copel Serviços S.A (a services company), all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240.

David Campos. Mr. Campos has been our Executive Director of Communication since 2019.

Felipe Gutterres Ramella. Mr. Gutterres has been our Vice President of Finance and Investor Relations since 2024. Mr. Gutterres has also been serving since 2024 as Chief Finance and Investor Relations Officer at Copel Geração e Transmissão S.A. (an energy generation and transmission company); Copel Distribuição S.A. (an energy distribution company), and as Chief Finance Officer at Copel Comercialização S.A. (an energy trading company); and Copel Serviços S.A. (a services company), all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240. Mr. Ramella also served as Chief Executive Officer for Arara.io (a fintech company located at Rua Jardim Botânico 67, Rio de Janeiro, Rio de Janeiro, Brazil, 22461-260 from 2021 to 2024); and Chief Executive Officer for SISTAC (an engineering company located at Avenida Prefeito Aristeu Ferreira da Silva, 2797, Macaé, Rio de Janeiro, Brazil, 27930-070 from 2016 to 2020).

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Márcia Cristine Ribeirete Baena. Ms. Baena has been our Vice President of People and Management since 2024. Ms. Baena has also been serving since 2024 as a member of the Board of Directors of Copel Distribuição S.A. (an energy distribution company); and Copel Serviços S.A. (a services company), all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240. Ms. Baena also served as People, Management and Sustainability Officer at Cruzeiro do Sul Educacional S.A. (an education company located at Rua Cubatão, 320, São Paulo, São Paulo, Brazil, 4012-911 in 2024); and Vice President for People, Management, Compliance and Risks at ZAMP S.A. (a food company located at Rua Lemos Monteiro, 120, São Paulo, São Paulo, Brazil 5501-050 from 2011 to 2023).

Diogo Mac Cord de Faria. Mr. Faria has been our Vice-President of Strategy, New Business and Digital Transformation since 2024. Mr. Faria has also been serving since 2024 as a member of the Cyber and Information Security Committee, General Director of Copel Serviços S.A. (a services company); member of the Board of Directors of Copel Serviços S.A. (a services company); Copel Geração e Transmissão S.A. (an energy generation and transmission company); and Copel Comercialização S.A. (an energy trading company), all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240. Mr. Faria also served as Partner at Ernst & Young Assessoria Empresarial Ltda (a consulting company located at Avenida Presidente Juscelino Kubitschek, 1909, 6th to 9th floor, São Paulo, São Paulo, 04543-011), acting as Infrastructure and Regulated Markets Leader for Latin America from 2022 to 2024; Special Secretary for Privatization, Divestment and Markets at the Brazilian Ministry of Economy from 2020 to 2022.

Yuri Müller Ledra. Mr. Ledra has been our Vice President of Legal and Compliance since 2024. Mr. Ledra has also been serving since 2024 as the Chief Legal and Compliance Officer at Copel Geração e Transmissão S.A. (an energy generation and transmission company); Copel Distribuição S.A. (an energy distribution company); Copel Comercialização S.A. (an energy trading company); and Copel Serviços S.A. (a services company), all located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240. Mr. Ledra also served as Legal, Ethics and Data Protection Officer (from 2021 to 2024), Corporate Holdings Officer (from 2021 to 2024) and member of the Strategic Committee (from 2023 to 2024) at ENGIE Brasil (an energy trading company located at Rua Paschoal Apostolo Pitsica, Florianópolis, Santa Catarina, Brazil, 88025-255).

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André Luiz Gomes da Silva. Mr. Silva has been our Vice President of Regulation and Market since 2024. Mr. Silva also served from 2021 to 2024 as CEO at CPFL Transmissão (an energy transmission company located at Rua Doutor João Inácio, 859, Porto Alegre, Rio Grande do Sul, Brazil, 90230-181), CPFL Transmissão Maracanaú (an energy transmission company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397), CPFL Transmissão Morro Agudo (an energy transmission company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397), CPFL Transmissão Piracicaba (an energy transmission company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397), da CPFL Transmissão Sul I (an energy transmission company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397), e CPFL Transmissão Sul II (an energy transmission company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397). Mr. Silva also served as Chairman of the Board of Directors at Transmissora de Energia Sul Brasil (an energy transmission company located at Rua Doutor João Inácio, 859, Porto Alegre, Rio Grande do Sul, Brazil, 90230-181). Mr. Silva also served as member of the Board of Directors for CPFL Transmissão from 2023 to 2024), ETAU - Empresa de Transmissão do Alto Uruguai S.A. (an energy transmission company located at Avenida das Americas, 2480, Block 6, room 201, Rio de Janeiro, Rio de Janeiro, Brazil, 22640-101 from 2021 to 2024), and Regulatory Matters Officer from 2018 to 2021 for CPFL Paulista (an energy company located at Rua Jorge de Figueiredo Correa, 1632, Campinas, São Paulo, Brazil, 13087-397); CPFL Piratininga (an energy company located at Rua Jorge de Figueiredo Correa, nº 1.632, Campinas, São Paulo, Brazil, 13087-397) Rio Grande Energia S.A. (an energy company located at Rua Mario de Boni, 1902, Caxias do Sul, Rio Grande do Sul, Brazil, 95012-580) e CPFL Santa Cruz (an energy company located at Rua Vigato, 1620, Jaguariúna, São Paulo, Brazil, 13916-070).

Anderson Cotias e Silva. Mr. Silva has been our Executive Director of Supply since 2024. Mr. Silva also served as Supply Manager for the Wilson Sons Group (a port and maritime logistics company located at Praia de Botafogo, n.º 501, 5º floor, Corcovado Tower, Rio de Janeiro, Rio de Janeiro, Brazil, 22250-145, from 2016 to 2024)

Marcel Martins Malczewski. Mr. Malczewski has been the Chairman of our Board of Directors since 2019. Mr. Malczewski has also been serving as a member of the Board of Directors of Positivo Tecnologia, (a technology company located at  Rua João Bettega, 5200, Curitiba, Paraná, Brazil 81350-000 since 2021); AMcom Sistemas de Informação S.A. (a communications company, located at Rua Republica Argentina, 2001, Blumenau, Santa Catarina, Brazil, 89050-173, since 2019); InfoPrice S.A. (a technology and pricing company located at Rua Dr Renato Paes de Barros, 33, 4th floor, São Paulo, São Paulo, Brazil 04530-000, since 2018); Velsis (a technology and traffic company located at Rua: General Mário Tourinho, 1805, 9th floor, Curitiba, Paraná, Brazil, 80740-000 since 2016) Aevo Tecnologia da Informação S.A. (a technology company located at Rua Manoel Feu Subtil, 60, Vitória, Espírito Santo, Brazil, 29050-400, since 2022). Mr. Malczewski also serves as Chief Executive Officer and member of the Board of Directors for TM3 Capital S.A. (an investment company located at Avenida Brigadeiro Faria Lima, 2055, São Paulo, Brazil, 1452-001, since 2014); and manager at M3 Investimentos Ltda (an investment company located at Rua Heitor Stockler de Franca, 396, Curitiba, Paraná, Brazil, 80030-030, since 2011) e da Acelera Espírito Santo Ltda (an investment company located at Rua Heitor Stockler de Franca, 396, Curitiba, Paraná, Brazil, 80030-030, since 2022).

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Marco Antônio Barbosa Cândido. Mr. Candido has been a member of our Board of Directors since 2018 and Coordinator of the Investment and Innovation Committee since 2025. Mr. Candido has also been serving as Chief Executive Officer at MBC Consultoria (a consulting company located at Rua Fala Amendoeira, 454 - Barra da Tijuca, Rio de Janeiro, Rio de Janeiro, Brazil, 22793-580, since 2016); and member of the Board of Aebel,(a healthcare company located at Avenida Bandeirantes 618, Londrina, Paraná, Brazil, 86010-010, since 2020); Athena Saúde S.A. (a healthcare company located at Avenida Dra. Ruth Cardoso, nº 8.501, 4th floor, 05425-070, São Paulo, São Paulo, Brazil, 05425-070, since 2020) and Princecampos Participações S.A. (a holding company located at Rua Anita Garibaldi 861, Ponta Grossa, Paraná, Brasil, 84015-050, since 2020). Previously, Mr. Candido was Coordinator of our Investments and Innovation Commitee (from 2023 to 2025); and member of the Sustainable Development Committee in addition member of the Board of Directors of Copel Distribuição S.A. (an energy distribution company located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240, in 2023).

Geraldo Corrêa de Lyra Junior. Mr. Lyra has been a member of our Board of Directors since 2023. Mr. Lyra also serves as Coordinator of the Sustainable Development Committee since 2024 and has served as a member for the Investment and Innovation Committee (from 2023 to 2024) and Minority Committee (in 2023).

Jacildo Lara Martins. Mr. Martins has been a Member of the Board of Directors since 2023. Mr. Martins also serves as Coordinator of the Cyber and Information Security Committee since 2024 and previously served as member of our Minority Committee (on 2023).

Viviane Isabela de Oliveira Martins. Ms. Martins has been a member of our Board of Directors since 2024. Ms. Martins has also been serving since 2024 as member of the People Committee and member of the Ethics Committee. Ms. Martins also served as Managing Partner at Falconi Consultores (a consulting company located at Avenida Presidente Juscelino Kubitschek, 1327, São Paulo, São Paulo, Brazil, 4543011 from 2014-2025) and Chief Executive Officer at Grupo Falconi (a holding company located at Avenida Presidente Juscelino Kubitschek, 1327, São Paulo, São Paulo, Brazil, 4543011 from 2018 to 2025).

Pedro Franco Sales. Mr. Sales has been a member of our Board of Directors since 2024. Mr. Sales has also been serving as member of the Investment and Innovation Committee since 2025 and member of the Statutory Audit Committee since 2024. Mr. Sales has also been serving as member of the Board of Directors at GPS Participações e Empreendimentos S.A., (a logistics and infrastructure company located at Avenida Miguel Frias e Vasconcelos, 1215, São Paulo, São Paulo, Brazil 05345-000, since 2023); and at Hospital Mater Dei S.A. (a healthcare company located at Rua Mato Grosso, 1100, Belo Horizonte, Minas Gerais, Brazil, 30190-081, since 2023). Mr. Sales also served as Assets Manager at Verde Asset Management (an investment company located at Avenida Brigadeiro Faria Lima, 3600, Sao Paulo, Sao Paulo, Brasil 04538-132, from 2015 to 2022) and member of the Board of Directors at Cyrela Commercial Properties (a real estate company located at Rua do Rócio, 109, 2nd floor, São Paulo, São Paulo, Brazil, 04552-000, from 2011 to 2021).

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Augusto Cezar Tavares Baião. M. Baião has been a member of our Board of Directors, our Investment and Innovation Committee, and of the People Committee since 2025. Mr. Baião has also been serving as Chairman of the Board of Directors for the Wilson Sons Group (a port and maritime logistics company located at Praia de Botafogo, n.º 501, 5º floor, Corcovado Tower, Rio de Janeiro, Rio de Janeiro, Brazil, 22250-145, since 2023); member of the board of directors for Brasif (a holding company located at Avenida Ataulfo De Paiva, 153, Sala 601, Rio De Janeiro, Rio De Janeiro, Brazil, 22440-032 from 2000 to 2021), and Chief Executive Officer of Wilson Sons Group (from 2000 to 2021).

Moacir Carlos Bertol. Mr. Bertol has been a member of our Board of Directors since 2025. Mr.Bertol has also been serving since 2025 as member of our Sustainable Development Committee, and the Coordinator for the Investor Relations Committee. Mr. Bertol has also been serving as a member of the Board of Directors for Centrais Elétricas do Rio Jordão - Elejor (an energy company located at Rua José de Alencar, 2021, Curitiba, Paraná, Brazil, 80040-070, since 2019). Mr. Bertol has also served as officer and member of the Board of Directors for Copel Geração e Transmissão S.A.(an energy generation and transmission company located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240 from 2019 to 2024); and officer and member of the Board of Directors for Copel Comercialização S.A. (an energy trading company located at Rua José Izidoro Biazetto, 158, block A, Curitiba, Paraná, Brazil, 81200-240 from 2023 to 2024), Executive Secretary for the Board of Directors for F.D.A. Geração de Energia Elétrica S.A. (an energy generation company located at Rua Jose Izidoro Biazetto, 158, Curitiba, Paraná, 81200-240, from 2019 to 2022).

Raul Almeida Cadena. Mr. Cadena has been serving as a member of the Board of Directors and Coordinator of our Investments and the Innovation Committee since 2025. Mr. Cadena also served as our Vice-President for Clients and Energy Trading (from 2021 to 2023) and Chief Financial Officer (from 2014 to 2021) for Auren Energia S.A. (an energy company located at Av. Dra Ruth Cardoso, 8501, 2nd floor, São Paulo, São Paulo, Brazil, 05425-070) and member of the Board of Directors for Companhia Elétrica de São Paulo – CESP (an energy company located at Av. Dra Ruth Cardoso, 8501, 2nd floor, São Paulo, São Paulo, Brazil, 05425-070, from 2019 to 2021).

None of our officers or directors has been convicted in a criminal proceeding in the past 5 years (excluding traffic violations or similar misdemeanors). None of our officers or directors had been a party to any proceeding during the past 5 years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our officers and directors is a Brazilian citizen.

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FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The following selected consolidated statements of operations and comprehensive loss data for the fiscal years ended December 31, 2023 and 2024 and the selected consolidated balance sheets data as of December 31, 2023 and 2024 have been derived from the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, originally filed on April 17, 2025 (see page F-1 and following pages). The Company’s historical results for any period are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s Annual Report, which are incorporated into this document by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such report.

Selected consolidated statement of income data:

	For the year ended December 31,
	2024	2023
	(R$ million)
Operating revenues	22,651.0	21,479.4
Cost of sales and services provided	(17,759.8)	(16,581.4)
Gross profit	4,891.2	4,898.0
Operational expenses/income	(827.0)	(1,203.3)
Profit before financial results and taxes	4,064.2	3,694.7
Financial results	(1,157.0)	(1,205.0)
Profit before income tax and social contribution on profit	2,907.2	2,489.7
Income tax and social contribution…………………………	(599.4)	(354.0)

Net income from continuing operations…………………………..	2,307.8	2,135.7
Net income from discontinued operations…………………………..	491.6	191.5
Net income for the year	2,799.4	2,327.2

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Selected consolidated of Financial Position data:

	As of December 31,
	2024	2023
Statement of income data	(R$ million, except per share data)
Current assets	13,041.8	13,715.7
Noncurrent assets	15,315.1	16,343.4
Total assets	57,384.2	55,819.1
Current liabilities	10,342.4	9,309.4
Noncurrent liabilities	21,404.8	22,318.0
Total liabilities	31,747.2	31,627.4
Equity attributable to non-controlling interests	(37.8)	305.5
Equity	25,636.9	24,191.7
Income per common share from continuing operations (basic)	0.74447	0.75215
Income per common share from continuing operations (diluted)	0.74335	0.75215
Net income per common share (basic)	0.89163	0.78574
Net income per common share (diluted)	0.89051	0.78574
Book value per common share as of the date of the most recent balance sheet	8.64676	―
Book value per preferred share as of the date of the most recent balance sheet	8.64676	―
Pro forma income per common share from continuing operations (basic) – No withdrawal(1)	0.78650	0.76231
Pro forma income per common share from continuing operations (diluted) – No withdrawal(1)	0.78599	0.76231
Pro forma net income per common share (basic and diluted, if applicable) – No withdrawal (1)	0.94196	0.79789
Pro forma net income per common share (diluted) – No withdrawal (1)	0.94135	0.79789
Pro forma book value per common share as of the date of the most recent balance sheet – No withdrawal(1)	8.64676	―
Pro forma income per common share from continuing operations (basic) – 10% withdrawal(2)	0.83435	0.81038
Pro forma income per common share from continuing operations (diluted) – 10% withdrawal(2)	0.83378	0.81038
Pro forma net income per common share (basic) – 10% withdrawal (2)	0.99816	0.84821
Pro forma net income per common share (diluted) – 10% withdrawal (2)	0.99747	0.84821
Pro forma book value per common share as of the date of the most recent balance sheet – 10% withdrawal (2)	9.16512	―

_____________

(1)       Adjusted (i) assuming that the Corporate Action settled on December 31, 2024 or 2023 (as applicable), (ii) assuming that no holder of Preferred Shares has exercised withdrawal rights in connection with the Corporate Action, (iii) after giving effect to the conversion of all 1,682,463,290 and 1,682,463,290 Preferred Shares outstanding as of December 31, 2024 or 2023 (respectively) into common shares (which would result in a total of 2,982,810,591 and 2,982,810,591 common shares outstanding as of December 31, 2024 or 2023, respectively) and (iv) after giving effect to the payment of R$1,303 million (reflecting the cash consideration that would be payable in connection with the cash component of the Corporate Action).

(2)       Adjusted (i) assuming that the Corporate Action settled on December 31, 2024 or 2023 (as applicable), (ii) assuming that withdrawal rights have been exercised in respect to 10% of the Preferred Shares, (iii) after giving effect to the conversion of 1,511,449,822 and 1,511,449,822 Preferred Shares outstanding as of December 31, 2024 or 2023 (respectively) that have not exercised withdrawal rights into common shares (which would result in a total of 2,811,766,466 and 2,811,766,466 common shares outstanding as of December 31, 2024 or 2023, respectively) and the cancellation of the Preferred Shares that have exercised withdrawal rights and (iv) after giving effect to the payment of R$1,171 million in connection with the cash component of the Corporate Action and R$1,452 million in connection with the withdrawal rights.

Except for the per share indicators described above, the Corporate Action has no material effect on the financial information of the Company.

33

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the CVM and B3 and file reports and other information relating to our business, financial condition and other matters with the CVM and B3. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, are obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800 SEC 0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You may find more information about Copel on our website, http://www.copel.com.

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GUIDELINES FOR PARTICIPATING IN THE PREFERRED SHAREHOLDERS MEETING

Holders of Preferred Shares issued by us may participate in the Preferred Shareholders Meeting:

•                  via remote voting ballot (boletim de voto a distância) (“Remote Voting Ballot”), made available to holders of Preferred Shares on our website (ri.copel.com), on B3 and at the Brazilian Securities Commission - CVM; or

•                  via the Digital Platform (as defined below), which can be accessed in person or by a duly appointed proxy, under the terms of CVM Resolution 81/2022 (“RCVM 81”), as further described below.

Participation via Remote Voting Ballot

In order to facilitate and encourage the participation of our holders of Preferred Shares, we will adopt the remote voting system under the terms of RCVM 81, allowing holders of Preferred Shares to send a Remote Voting Ballot through their respective custody agents, through the Central Depositary of B3, through our transfer agent (Itaú Corretora de Valores S.A.) or directly to us, according to the following guidelines:

A Remote Voting Ballot was made available on our website (ri.copel.com) and on the CVM (gov.br/cvm) and B3 (b3.com.br) websites, in a version that can be printed out and filled in manually.

Holders of Preferred Shares who choose to exercise their voting rights remotely may: (a) fill in and send the Remote Voting Ballot directly to us, or (b) send the instructions for filling in the Remote Voting Ballot to the appropriate service providers, as further described below:

Voting through Service Providers - Remote Voting System

Holders of Preferred Shares who choose to exercise their voting rights remotely through service providers must transmit their voting instructions to their respective custody agents or through B3's central depository or, if the shares are held in book-entry, through the transfer agent, in compliance with its rules and procedures.

To do so, holders of Preferred Shares should contact their custody agents, access B3's central depository’s systems or contact the transfer agent and check the procedures established by them for issuing voting instructions via the Remote Voting Ballot, as well as the documents and information required by them to do so.

The Remote Voting Ballot must be sent to the custody agent, to B3’s central depository or to the transfer agent, as applicable, following the procedures established by them, by     of 2025 or on such other date that may be specified by them.

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Direct Delivery of the Remote Voting Ballot

Holders of Preferred Shares who choose to exercise their voting rights by delivering the Remote Voting Ballot directly to us should preferably send a scanned copy of the filled-out Remote Voting Ballot and the relevant documentation to the following e-mail address: ri@copel.com.

Alternatively, the holders of Preferred Shares may send the physical copy of the Remote Voting Ballot and the relevant documentation to our head office at Rua José Izidoro Biazetto nº 158, Bloco A, Bairro Campo Comprido, CEP 81200-240, Curitiba - Paraná, Vice-Presidency of Finance and Investor Relations, in our Shareholders and Capital Market Regulatory Obligations Division.

For the Remote Voting Ballot to be considered valid, it is essential that:

•                  all fields are properly completed;

•                  all pages are initialed; and

•                  is signed by the holder of Preferred Shares or its legal representative, as the case may be and in accordance with applicable law

Additionally, we should also receive a copy of the following documents:

o       for natural persons: valid identity document with photo of the shareholder and/or their representative, as the case may be;

o       for legal entities:

▪	the latest bylaws or consolidated organizational documents and any corporate documents establishing the authority of the authorized representative; and
▪	valid identity document with photo of the authorized representative; and

o       for investment funds:

▪	latest consolidated fund regulations;
▪	the organizational documents of the investment fund’s administrator or manager, as the case may be, in accordance with the investment fund's voting policy;
▪	corporate documents establishing the authority of the representative of the administrator or manager, as applicable; and
▪	valid identity document with photo of the authorized representative.

We must receive the documents, in full order, no later than four days before the date of the Preferred Shareholders Meeting, i.e. no later than    , 2025 (inclusive). Any Remote Voting Ballots received after such date will be disregarded.

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Within three days from the date of receipt of the Remote Voting Ballots, we will inform the holder of Preferred Shares whether the documents sent are sufficient for the vote to be valid or whether there is a need for correction or additional documents or information.

Exceptional situations

In the event that we or the Central Depositary and the transfer agent receive divergent voting instructions for the same shareholder, the Remote Voting Ballot received by the transfer agent shall prevail.

In the event that we and the Central Depositary receive divergent voting instructions for the same shareholder, the Remote Voting Ballot received by the Central Depositary shall prevail.

If the Central Depository receives divergent voting instructions for the same person, both will be disregarded.

After the deadline for receiving Remote Voting Ballots has expired, the holders of Preferred Shares may not change their voting instructions, except at the Preferred Shareholders Meeting itself.

In the event of the Preferred Shareholders Meeting being adjourned, the voting instructions will be considered as maintained, as well as in the event of the Preferred Shareholders Meeting being held on second call, provided that the adjournment or second call is not more than 30 days from the initial date of the Preferred Shareholders Meeting.

Participation via the Digital Platform

The Preferred Shareholders Meeting will be held virtually, with holders of Preferred Shares participating via the Ten Meetings digital platform ("Digital Platform"). Holders of Preferred Shares may not attend the Preferred Shareholders Meeting in person.

To participate via the Digital Platform, holders of Preferred Shares must, no later than two days prior the date of the Preferred Shareholders Meeting, i.e., by     2025, access the following link     , complete all registration details and attach all the documents required to enable their participation and/or vote at the Preferred Shareholders Meeting:

Natural Person Shareholder:

•	valid identification document with photo of the holder of Preferred Shares and the proxy, if applicable;
•	if using a proxy, the instrument appointing the proxy; and
•	e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

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Legal Entity Shareholder:

•	valid photo ID of the authorized representative;
•	documents establishing the authority of the representative, including a copy of the minutes of the election of the officer(s) who represent the holder of Preferred Shares attending the Preferred Shareholders Meeting or who, as the case may be, grant(s) the power of attorney to attend the Preferred Shareholders Meeting, and the power of attorney; and
•	e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

Investment Fund Shareholder:

•	valid photo ID of the authorized representative;
•	current fund regulations;
•	the organizational documents of the investment fund’s manager or administrator, as the case may be, in accordance with the investment fund's voting policy;
•	documents establishing the authority of the authorized representative of the manager or administrator (as applicable), including a copy of the resolution minutes electing the representative of the manager or administrator who will participate in the Preferred Shareholders Meeting or who, if applicable, will grant the power of attorney to participate in the Preferred Shareholders Meeting, and the power of attorney; and
•	e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

For participation by proxy, the proxy instrument must have been within a year of the date of the Preferred Shareholders Meeting.

In addition, the proxy instrument must contain an indication of the place where it was given, the full qualifications of the grantor and the grantee, the date and purpose of the grant with the designation and extent of the powers conferred.

We are exceptionally waiving the formalities relating to notarization, authentication, consularization, apostille or sworn translation in relation to the documents mentioned above. Documents in Portuguese, English and Spanish are also exempt from free translation. In such cases, the holder of Preferred Shares is responsible for the veracity and integrity of the documents submitted.

Natural persons who are holders of Preferred Shares of we may only be represented at the Preferred Shareholders Meeting by an attorney-in-fact who is a shareholder, an officer, a lawyer or a financial institution. Legal entities that are holders of Preferred Shares may be represented by an attorney-in-fact appointed in accordance with their organizational documents and according to the rules of the Brazilian Civil Code, without the need for such person to be an officer, a shareholder or a lawyer.

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We will analyze the information and documents received and approve the registration. The holder of Preferred Shares will receive an e-mail at the registered address indicating the approval or rejection of the registration and, in the latter case, if applicable, guidelines for regularizing the registration.

In the case of a proxy or representative, he or she will receive an e-mail on the qualification status of each registered holder of Preferred Shares that nominated the proxy or representative and may be required to provide additional documents.

Proxies representing more than one holder of Preferred Shares may only vote at the Preferred Shareholders Meeting for holders of Preferred Shares whose authorization we have confirmed.

The registration confirmation e-mail, as well as the reminder of the Preferred Shareholders Meeting, will be sent exclusively to the e-mail address provided in the registration form.

Access to the Digital Platform will not be allowed for holders of Preferred Shares (directly or via proxies) who do not register on the link       and/or do not attach the necessary participation documents within the time limit set herein (until     2025, at the latest).

Registration not received

If the holder of Preferred Shares (or their proxy, as the case may be) has not received confirmation of their registration, they should contact us by e-mail at: ri@copel.com or by telephone at (41) 3331-4011 no later than two hours before the start time of the Preferred Shareholders Meeting, so that the instructions can be forwarded to them.

In the event of the need for additional documents and/or clarifications in relation to the documents sent for the purposes of registering to participate, we will contact the holder of Preferred Shares (or their respective attorney-in-fact, as the case may be) to request such additional documents and/or clarifications in good time to allow the registration to be confirmed within the period referred to above.

Information and Guidelines for accessing the Digital Platform:

•                  Information for access: Once we have confirmed that the representation documents described above are in order, an e-mail will be sent to each holder of Preferred Shares (or their proxy), containing the information and guidelines for accessing the Digital Platform.

•                  Confidentiality: The information and instructions for access to the Digital Platform, including, the access password, are unique and non-transferable, and the holder of Preferred Shares (or their proxy) is responsible for the possession and confidentiality of the information and instructions transmitted to them under the terms of this Manual.

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•                  Shareholder commitments: By using the Digital Platform, holders of Preferred Shares agree to:

o       use the logins and passwords solely and exclusively for remote monitoring and/or voting on the Preferred Shareholders Meeting;

o       not to transfer or disclose, in whole or in part, logins and passwords to any third party, shareholder or not; the Digital Platform invitation is non-transferable; and

o       not to record or reproduce, in whole or in part, or transfer to any third party, shareholder or not, the content or any information transmitted electronically during the Preferred Shareholders Meeting.

•	Technological requirements: Access to the Digital Platform requires:
o	computer or smartphones with camera and audio that can be enabled; and
o	internet access connection of at least 10mb.

•                  Compatible browsers: Google Chrome, Edge or Safari.

•                  Incompatible browser: The Mozila Firefox browser is not compatible with the Digital Platform.

•                  VPN and cameras: It is recommended that holders of Preferred Shares disconnect any VPN and any software that may be using their camera before accessing the Digital Platform.

•                  Smartphone: Although the platform is compatible with all operating systems and can also be accessed from a smartphone, it is recommended that holders of Preferred Shares access it from a computer in order to have a better view of the event, as well as using a Wi-Fi network for a more stable connection.

•                  Recording: There will be a full recording of the Preferred Shareholders Meeting.

•                  Attendance and signature: The properly registered holder of Preferred Shares who participates in the Preferred Shareholders Meeting by digital means shall be deemed to be present and may exercise their respective voting rights and shall be deemed to have signed the respective minutes, under the terms of RCVM 81.

•                  Connection issues: We are not responsible for any operational or connection problems that the holder of Preferred Shares may face, as well as for any other possible issues beyond our control that may make it difficult or impossible for the holder of Preferred Shares to participate in the Preferred Shareholders Meeting by digital means.

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Quorum and Required Approval

The matters covered by the Preferred Shareholders Meeting depend on the approval of more than half of the holders of Preferred Shares voting together. The Preferred Shareholders Meeting may only be installed and vote on matters, on the first call, if holders of Preferred Shares and/or their legal representatives holding more than 50% of the Preferred Shares are present.

If this quorum is not reached, a new call for the Preferred Shareholders Meeting will be made, at least eight days in advance, subject to the provisions of paragraphs 2, 2-A and 3 of article 136 of the Brazilian Corporate Law.

Voting rights

Only holders of Preferred Shares will have the right to vote in this Preferred Shareholders Meeting.

Final Guidelines

If you have any questions about the Preferred Shareholders Meeting's procedures and deadlines, you can contact the Shareholders and Regulatory Obligations Division of the Capital Market by telephone at (41) 3331-4011 or by e-mail at ri@copel.com.

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CALL NOTICE

Notice is hereby given to the holders of Preferred Shares to meet at the Preferred Shareholders Meeting, which will be held virtually, pursuant to art. 124 of Law 6.404/1976 - Brazilian Corporate Law and RCVM 81, at     h of     2025, on first call, therefore considered to be held at our headquarters, through the Ten Meetings digital platform (      ), to deliberate on the following agenda:

1.     Ratification of: (a) the amendment to article 5 of our bylaws to create a new class of class C preferred shares, nominative, book-entry and without par value ("Class C preferred shares"), compulsorily redeemable, without the need for approval at a special meeting of holders of Class C preferred shares, under the terms of paragraph 6 of article 44 of the Brazilian Corporate Law; and (b) the mandatory conversion of all Preferred Shares into common shares and Class C preferred shares, in the proportion of one common share and one Class C preferred share for each Preferred Share ("Conversion"), pursuant to article 136, paragraph 1, of the Brazilian Corporate Law.

The documents pertinent to the matter to be decided by the Preferred Shareholders Meeting, including the Manual, are available to holders of Preferred Shares at our head office, as well as on our website (ri.copel.com).

The Preferred Shareholders Meeting will be held virtually, as a way of promoting greater accessibility for holders of Preferred Shares and increasing efficiency in the process of organizing and conducting the work. Holders of Preferred Shares can therefore participate:

•                  via a Remote Voting Ballot, the model of which is available to holders of Preferred Shares on our (ri.copel.com), B3's and CVM's websites; and/or

•                  via the Ten Meetings digital platform, which can be accessed in person or by a duly constituted proxy, under the terms of RCVM 81.

Holders of Preferred Shares may participate in the Preferred Shareholders Meeting whether or not they have sent in the Remote Voting Ballot. If they have sent it and choose to also participate in the Preferred Shareholders Meeting, they may change the votes cast via the Remote Voting Ballot by expressing their decision at the beginning of the Preferred Shareholders Meeting.

The Remote Voting Ballot may be sent, pursuant to the terms of RCVM 81, through the shareholders' custody agents, to the Central Depositary of B3 or, if the shares are directly in book-entry form, to the transfer agent (Itaú Corretora de Valores S.A.) or directly to us, in accordance with the guidelines contained in the Manual, until    , 2025 or, in the case of service providers, within the deadline determined by them.

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In order to participate in the Preferred Shareholders Meeting via the Digital Platform, the holder of Preferred Shares must, up to two (2) days prior to the event, i.e., until     2025, access the link      , fill in all the registration details and attach all the documents required to enable their participation and/or vote in the Preferred Shareholders Meeting, namely:

Natural Person Shareholder:

•                  valid identification document with photo of the holder of Preferred Shares and the proxy, if applicable;

•                  if using a proxy, the instrument appointing the proxy; and

•                  e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

Legal Entity Shareholder:

•	valid photo ID of the authorized representative;
•	documents establishing the authority of the representative, including a copy of the minutes of the election of the officer(s) who represent the holder of Preferred Shares attending the Preferred Shareholders Meeting or who, as the case may be, grant(s) the power of attorney to attend the Preferred Shareholders Meeting, and the power of attorney; and
•	e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

Investment Fund Shareholder:

•	valid photo ID of the authorized representative;
•	current fund regulations;
•	the organizational documents of the investment fund’s manager or administrator, as the case may be, in accordance with the investment fund's voting policy;
•	documents establishing the authority of the authorized representative of the manager or administrator (as applicable), including a copy of the resolution minutes electing the representative of the manager or administrator who will participate in the Preferred Shareholders Meeting or who, if applicable, will grant the power of attorney to participate in the Preferred Shareholders Meeting, and the power of attorney; and
•	e-mail address to receive an individual invitation to access the Digital Platform and participate in the Preferred Shareholders Meeting.

For participation by proxy, the grant of powers of attorney must have been made less than one year previously, under the terms of art. 126, paragraph 1 of the Corporate Law.

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In addition, in compliance with the provisions of article 654, paragraphs 1 and 2 of the Civil Code, the power of attorney must contain an indication of the place where it was given, the full qualifications of the grantor and the grantee, the date and purpose of the grant with the designation and extent of the powers conferred, with the signature of the grantor acknowledged.

Natural persons who are holders of Preferred Shares may only be represented at the Preferred Shareholders Meeting by an attorney-in-fact who is a shareholder, an officer, a lawyer or a financial institution, as provided for in art. 126, paragraph 1 of the Brazilian Corporate Law. Legal persons that are shareholders of the Company may be represented by an attorney-in-fact appointed in accordance with their articles of association or bylaws and according to the rules of the Civil Code, without the need for such person to be an officer, a shareholder or a lawyer (CVM Proc. RJ2014/3578, j. 4.11.2014).

Holders of Preferred Shares who do not register and/or do not inform that they have not received the access instructions in the manner and by the deadlines set out above and, in the Proposal, will not be able to participate in the Preferred Shareholders Meeting. On the date of the Preferred Shareholders Meeting, the holders of Preferred Shares' attendance will only be recorded by accessing the electronic system, in accordance with the instructions and within the times and deadlines we publish.

Additional information and instructions for accessing the Digital Platform and sending the Remote Voting Ballot are contained in the Manual.

Curitiba,    , 2025.

Marcel Martins Malczewski

Chairman of the Board of Directors

Publication

This Call Notice is published, in accordance with current legislation, in the Valor Econômico newspaper, the first publication of which was on     2025, and on our website (ri.copel.com).

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MANAGEMENT PROPOSAL

In order to make it easier for holders of Preferred Shares to understand and participate in the Preferred Shareholders Meeting, the following are clarifications from our management on the matters that will be the subject of deliberation for the exercise of conscious voting.

***

1.	RATIFICATION OF: (A) THE AMENDMENT TO ARTICLE 5 OF OUR BYLAWS TO CREATE A NEW CLASS OF CLASS C PREFERRED SHARES, NOMINATIVE, BOOK-ENTRY AND WITHOUT PAR VALUE ("CLASS C PREFERRED SHARES"), COMPULSORILY REDEEMABLE, WITHOUT THE NEED FOR APPROVAL AT A SPECIAL MEETING OF HOLDERS OF CLASS C PREFERRED SHARES, UNDER THE TERMS OF PARAGRAPH 6 OF ARTICLE 44 OF THE BRAZILIAN CORPORATE LAW; AND (B) THE MANDATORY CONVERSION OF ALL PREFERRED SHARES INTO COMMON SHARES AND CLASS C PREFERRED SHARES, IN THE PROPORTION OF ONE COMMON SHARE AND ONE CLASS C PREFERRED SHARE FOR EACH PREFERRED SHARE ("CONVERSION"), PURSUANT TO ARTICLE 136, PARAGRAPH 1, OF THE BRAZILIAN CORPORATE LAW.

Clarifications

As disclosed to the market on    , 2025, we have resumed the process to the effect our listing in the Novo Mercado.

Under the terms of article 8 of the Novo Mercado Regulations, except for special classes of preferred shares in the event of privatization - as the special share held by the State of Paraná under the current article 5 of our bylaws - the share capital of companies listed on the Novo Mercado must be divided exclusively into common shares. Our listing in the Novo Mercado thus requires the conversion of all our Preferred Shares into common shares.

To this effect, we propose a structure that includes (a) the creation of new class C preferred shares, which are compulsorily redeemable; and (b) the mandatory conversion of all Preferred Shares into common shares and Class C preferred shares in the proportion of one common share and one Class C preferred share for each Preferred Share.

Our management therefore points out that the proposed Conversion includes, in addition to the delivery of the corresponding number of common shares (that is, one common share for each Preferred Share), also the delivery of one compulsorily redeemable Class C preferred share (which share is redeemable at the value of R$0.7749 per share). We believe this structure is important to promote adherence and encourage approval of the Conversion by our shareholders, especially holders of Preferred Shares.

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The compulsory redemption of the Class C preferred shares will be carried out without the need to reduce our share capital, through the application of our available profit and capital reserves. The redemption will not be subject to the approval of the holders of Class C preferred shares, in view of the proposed amendment to article 5 of our bylaws and the provisions of article 44, paragraph 6 of the Brazilian Corporate Law.

The Conversion (and the Corporate Action) required approval of certain matters by our common shareholders, which matters were approved at the Extraordinary General Meeting held on     2025 ("General Shareholders Meeting"). The approval of the Corporate Action by holders of our common shares was subject to certain conditions precedent in addition to the approval by holders of Preferred Shares further described under “Summary Term Sheet―What are the conditions precedent for the Corporate Action?”

Holders of Preferred Shares who do not approve the Conversion at the Preferred Shareholders Meeting - whether due to dissent, abstention or absence - will have withdrawal rights, through the withdrawal of the shares they demonstrably hold uninterruptedly between the date of the material fact announcing the Corporate Action, on June 23, 2025, and the date of effective exercise of withdrawal rights, pursuant to the terms of art. 137, paragraph 1, of the Brazilian Corporate Law.

We reserve the right to call a general meeting to ratify or reconsider the resolution of the Preferred Shareholders Meeting, if the directors believe that the payment of the withdrawal rights price of the Preferred Shares to the dissenting shareholders who exercised their withdrawal right will adversely impact our financial stability, pursuant to article 137, paragraph 3, of the Brazilian Corporate Law.

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In accordance with article 107 of our bylaws, in the event of the exercise of withdrawal rights by holders of Preferred Shares, the withdrawal rights price will correspond to the book value of the share, calculated on the basis of the net equity contained in the latest financial statements approved by a general meeting, subject to the rights to request the preparation of a special balance sheet pursuant to article 45 of the Brazilian Corporate Law.

In compliance with RCVM 81, the following information required by CVM regulations is also presented:

•                  Annex I: information on the creation of a new class of preferred share, pursuant to article 18 of RCVM 81;

•                  Annex II: information on withdrawal rights arising from the creation of the new class of Class C preferred share and the Conversion of Shares, pursuant to article 21 of RCVM 81.

Finally, more information on the matters relating to the Novo Mercado listing can also be found in the documents convening the General Shareholders Meeting, available for consultation on our website (ri.copel.com) and on the CVM (gov.br/cvm) and B3 (b3.com.br) websites.

Voting rights

Holders of Preferred Shares have the right to vote in the Preferred Shareholders Meeting.

Approvals

Our Board of Directors analyzed this matter at their meeting held on    , 2025.

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ANNEX I

INFORMATION ON THE CREATION OF A NEW CLASS OF PREFERRED SHARE (Class C), IN ACCORDANCE WITH ART. 18 OF RCVM 81

1.               If there is the creation of preferred shares or a new class of preferred shares

a.	Give detailed reasons for the proposal to create the shares

The proposal to create new compulsorily redeemable Class C preferred shares is part of our effort to effect the Novo Mercado listing.

Due to the requirements set out in the Novo Mercado regulations, especially those set out in Article 8, our share capital must be exclusively made up of shares with voting rights, which will require the conversion of our Preferred Shares.

In order to promote adhesion and encourage approval of the operation by shareholders, especially holders of Preferred Shares, we propose that the Conversion and the Corporate Action include, in addition to the delivery of one common share for each Preferred Share, also the delivery of one compulsorily redeemable Class C preferred share.

The creation and delivery of compulsorily redeemable Class C preferred shares to current holders of Preferred Shares contributes to the implementation of the Novo Mercado listing, insofar as immediately after the Conversion we will a compulsorily redeem all Class C preferred shares for a redemption price of R$0.7749 per Class C preferred share.

Thus, in the end, the current holders of Preferred Shares will receive one common share plus R$0.7749 for each preferred share they owned.

Under the terms of articles 5 and 101 of the draft bylaws proposed to the General Shareholders Meeting, we will no longer be able to issue Class C preferred shares upon the start of trading of our common shares on the Novo Mercado.

1.               Describe in detail the rights, advantages and restrictions to be attributed to the shares to be created, in particular:

i.        Increased dividends on common shares

ii.        Fixed or minimum dividends

iii.        Possible cumulative nature of dividends

iv.        Right to share in remaining profits

v.        Right to receive a dividend from the capital reserve

vi.        Priority in capital repayment

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vii.       Premium on repayment of capital

viii.        Voting rights

ix.        Statutory right to elect members of the board of directors in a separate vote

x.        The right to be included in the public offer for the acquisition of shares by sale of control provided for in art. 254-A of Law no. 6.404, of 1976

xi.        Right to veto changes to the articles of association

xii.        Terms and conditions of redemption

xiii.        Terms and conditions of amortization

Under the terms described in this Manual, the Class C preferred shares will be compulsorily redeemed, immediately after the Conversion, by paying an amount of R$0.7749 per Class C preferred share redeemed.

As provided for in Article 5 of the draft bylaws submitted for approval at the General Shareholders Meeting, the Class C preferred shares to be issued - and compulsorily redeemed – will have the following characteristics, rights and advantages:

(i)	with the exception of the provisions of the Level 2 Regulations until migration to the Novo Mercado, do not confer on their holder the right to vote in the resolutions of the General Meeting, nor will they acquire full voting rights in the event of non-declaration or payment of the amounts to which they are entitled;
(ii)	confer priority for the repayment of capital in the event of liquidation of our assets, without premium, in the amount corresponding to the percentage of the share capital represented by such share;
(iii)	automatically and compulsorily redeemable immediately after their issue, without the need for a special meeting of the holders of such class of preferred shares, for the amount to be defined at the time of their issue, to be paid in Brazilian currency on the redemption date, with us being permitted to withhold amounts for the purpose of paying taxes, fees and expenses for which, under applicable law, we are responsible withholding in name or on behalf of the shareholder;
(iv)	confer the right to receive proceeds on equal terms with the common shares issued by us; and
(v)	confer the right to be included in any public offer for the sale of control, on equal terms with the common shares.

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2.               Provide a detailed analysis of the impact of the creation of shares on the rights of holders of other types and classes of shares in the company

The creation of the Class C preferred shares is part of the efforts to effect the Novo Mercado listing. The Class C preferred shares have been structured to promote and stimulate the adhesion and approval of our shareholders to the Corporate Action, especially by the current holders of Preferred Shares - who would receive Class C preferred shares in the context of the Conversion.

As such, and considering that the Class C preferred shares will be compulsorily redeemed immediately after the Conversion, we do not foresee any relevant impacts on our other shareholders.

3.               If there is a change in the preferences, advantages or conditions of redemption or amortization of preferred shares

•                  Describe the proposed changes in detail

•                  Give detailed reasons for the proposed changes

•                  Provide a detailed analysis of the impact of the proposed changes on the holders of the shares subject to the change

•                  Provide a detailed analysis of the impact of the proposed changes on the rights of holders of other types and classes of company shares

The Class C preferred shares will only be issued in the context of the Corporate Action to effect the Conversion of Preferred Shares.

In this context, if the required resolutions for the Corporate Action are approved and the Corporate Action is effected, no Preferred Share will remain outstanding as all former holders of Preferred Shares will have received one common share and one compulsorily redeemable Class C preferred share for Preferred Share they owned at the time of the Conversion.

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ANNEX II

INFORMATION ON WITHDRAWAL RIGHTS (ANNEX H OF RCVM 81)

1.               Describe the event that gave or will give rise to the withdrawal right and its legal basis

As further described in this Manual, in order to enable our listing on the Novo Mercado segment of B3, we have proposed to our shareholders, among other matters: (a) the creation of a new class of Class C preferred shares, which will be compulsorily redeemable; and (b) the mandatory conversion of all Preferred Shares into common shares and Class C preferred shares, in the proportion of one common share and one Class C preferred share for each Preferred Share, as applicable.

Under the terms of art. 136, I and II, of the Brazilian Corporate Law, the Corporate Action, with the creation of redeemable Class C preferred shares, and the Conversion, includes matters which, under the terms of the Brazilian Corporate Law (article no. 137, I) allow holders of Preferred Shares to exercise withdrawal rights.

The Conversion and the Corporate Action require obtaining the approval of more than half of the holders of Preferred Shares at the Preferred Shareholders Meeting, pursuant to article 136, paragraph 1, of the Brazilian Corporate Law.

Holders of Preferred Shares who do not approve the Corporate Action at the Preferred Shareholders Meeting - whether due to dissent, abstention or absence - will have withdrawal rights, through the withdrawal of the shares they demonstrably hold uninterruptedly between the date of the material fact announcing the Corporate Action, on June 23, 2025, and the date of effective exercise of withdrawal rights.

Eligible holders of Preferred Shares who wish to exercise their withdrawal rights must do so within 30 days from the day we publish the minutes of the Preferred Shareholders Meeting approving the Corporate Action.

Eligible holders of Preferred Shares who wish to exercise their withdrawal rights and who have their shares held through custody agents with their shares deposited in the Central Depository of B3 must consult their respective custody agents with respect to the applicable procedures and deadlines to exercise withdrawal rights. Eligible holders of Preferred Shares who wish to exercise their withdrawal rights and who have their shares held in book-entry form with our transfer agent must appear in any physical office of our transfer agent with the following documents:

•	If the shareholder is a natural person, they must present their national Brazilian identification document (Carteira de Identidade), their taxpayer number (Cadastro de Pessoa Física - CPF) and proof of residency.

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•	If the shareholder is a legal entity, they must present their current organizational documents, certificate of enrollment in the Brazilian national registry of legal entities (Cadastro Nacional de Pessoa Jurídica - CNPJ), appropriate corporate documentation establishing representation powers of the representative and, the national Brazilian identification document (Carteira de Identidade), their taxpayer number (Cadastro de Pessoa Física - CPF) and proof of residency of the representative.
•	If the shareholder is appearing at the transfer agent’s office through a power of attorney, the attorney-in-fact must also bring the original or an authenticated copy of the appropriate power-of-attorney documents providing for the powers to represent the shareholder in exercising their withdrawal rights and with the notarized signature of the shareholder.
•	Shareholders who are not Brazilian residents may be required to deliver additional identification documents pursuant to applicable law.

In accordance with Brazilian law and if the Corporate Action is approved by the holders of our Preferred Shares, we will publish a notice directed to the holders of our Preferred Shares with further detail relating to the exercise of withdrawal rights on or about the date we publish the minutes of the Preferred Shareholders Meeting.

If any holder of Preferred Shares exercises their withdrawal rights, they will receive a cash amount equal to R$8.6467556201 per share (the “Withdrawal Rights Amount”), calculated in accordance with the Brazilian Corporate Law, based on the book value per share of our shareholders’ equity as of December 31, 2024, subject to the right of holders to request the preparation of a special balance sheet.

As permitted under Brazilian law, we have reserved the right to call a general meeting of our common shareholders to ratify or reconsider the resolution of the Preferred Shareholders Meeting, if our directors determine that the payment of the withdrawal rights to the dissenting shareholders who exercised their withdrawal right is expected to adversely impact our financial stability.

Holders of Preferred ADSs will not be able to exercise withdrawal rights, even if they give instructions to The Bank of New York Mellon (the depositary for the Preferred ADS program) to vote against the Corporate Action, nor will The Bank of New York Mellon exercise such rights on their behalf, even if given instructions to do so. Holders of Preferred ADSs who wish to assert withdrawal rights will need to become holders of Class B preferred shares in Brazil prior to the Preferred Shareholders Meeting, in accordance with the procedures for cancelling Preferred ADSs and withdrawing Class B preferred shares under the Deposit Agreement, prior to the Class B Shareholders Meeting, and take all requisite actions to assert withdrawal rights as holders of Class B preferred shares in Brazil within the time period set forth above.

The depositary will deliver the underlying Class B preferred shares to the Preferred ADS holder or a person the ADS holder designates at the office of the custodian. The depositary may charge a fee of up to US$0.05 per cancelled Preferred ADS to effect the withdrawal, as well as the fees charged by the custodian in connection with the delivery of deposited securities (if applicable) and taxes or charges, such as stamp taxes or stock transfer taxes, due (if any). Pursuant to the Deposit Agreement, the depositary has agreed that the process to withdraw the Class B preferred shares represented by the Preferred ADSs will be without unreasonable delay and the process typically takes about 2 to 3 business days (assuming the Preferred ADS holder timely provides all information required for cancellation of the Preferred ADSs and delivery of the Class B preferred shares). This process may take longer and holders of Preferred ADSs who wish to exercise withdrawal rights should act as soon as possible to ensure that they become holders of Class B preferred shares prior to the date referenced above. Other than the withdrawal rights under Brazilian law as described herein, holders of Class B preferred shares and Preferred ADSs will have no appraisal or dissenters’ rights in connection with the Corporate Action.

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Other than the withdrawal rights under Brazilian law as described herein, holders of Preferred Shares and Preferred ADSs will have no appraisal or dissenters’ rights in connection with the Corporate Action.

2.               Inform the Shares and Classes of Shares that May be Eligible for Withdrawal Rights

Holders of Preferred Shares who do not approve the Corporate Action at the Preferred Shareholders Meeting - whether due to dissent, abstention or absence - will have withdrawal rights, through the withdrawal of the shares they demonstrably hold uninterruptedly between the date of the material fact announcing the Corporate Action, on June 23, 2025, and the date of effective exercise of withdrawal rights.

3.               Inform the date of the first publication of the notice convening the meeting, as well as the date of communication of the material fact regarding the resolution that gave or will give rise to the withdrawal rights

We disclosed the material fact (fato relevante) including the proposals that will give rise to withdrawal rights on June 23, 2025.

The notice convening this Preferred Shareholders Meeting will be published as of    , 2025.

4.               Inform the holding period for exercising withdrawal rights and the date that will be considered for the purpose of determining the holders of the shares that may exercise the withdrawal rights.

Holders of Preferred Shares that hold their Preferred Shares uninterrupted between the date of the material fact including the proposal for the Corporate Action (June 23, 2025), and the date of effective exercise of withdrawal rights, under the terms of art. 137, paragraph 1, of the Brazilian Corporate Law will be entitled to exercise their respective withdrawal rights within a 30-day period after the publication of the minutes of the Preferred Shareholders Meeting, in accordance with art. 137, V, of the Brazilian Corporate Law.

5.               Inform the amount of the amount payable upon the exercise of withdrawal rights per share or, if it is not possible to determine it in advance, management's estimate of that amount

Pursuant to article 107 of our bylaws, in the event of the exercise of their withdrawal rights by holders of Preferred Shares, the Withdrawal Rights Amount will correspond to the book value per share, calculated on the basis of the book value per share of our shareholders’ equity as set forth in the latest financial statements approved by a general meeting (December 31, 2024), subject to the rights to request the preparation of a special balance sheet pursuant to article 45 of the Brazilian Corporate Law.

The book value per shares of our shareholders’ equity as set forth on the financial statements for the year ended December 31, 2024 -our latest financial statements approved by a general shareholders meeting- corresponds to R$8.6467556201 per share.

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6.               How the amount payable upon the exercise of withdrawal rights will be calculated

The Withdrawal Rights Amount will correspond to our book value per share, calculated on the basis of the book value per share of our shareholders’ equity as set forth in the latest financial statements approved by a general meeting (December 31, 2024), as further described in item 5 above.

7.               Inform whether shareholders will have the right to request the preparation of a special balance sheet

Holders of Preferred Shares will have the right to request the preparation of a special balance sheet for purposes of calculating the Withdrawal Rights Amount as provided for in article 45 of the Brazilian Corporate Law.

8.               If the Withdrawal Rights Amount is determined by appraisal, list the experts or specialized companies recommended by the administration

Not applicable.

9.               In the event of incorporation, merger of shares or merger involving controlling and controlled companies or companies under common control:

a.       Calculate the share exchange ratios of shares based on the equity value at market prices or another criterion accepted by the CVM

b.       Inform whether the share exchange ratios provided for in the transaction protocol are less advantageous than those calculated in accordance with item 9(a) above.

c.       Inform the Withdrawal Rights Amount calculated based on the value of net equity at market prices or another criterion accepted by the CVM

Not applicable.

10.            Inform the book value per share calculated according to the last approved balance sheet

The book value per share determined on the basis of the financial statements for the fiscal year ended December 31, 2024 is R$8.6467556201 per share.

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ANNEX III

BYLAWS HIGHLIGHTING THE PROPOSED CHANGES IN ACCORDANCE WITH ART. 12, I OF RCVM 81

CHAPTER I - NAME, LIFE TERM, HEAD OFFICE

AND CORPORATE PURPOSES

Article 1 Companhia Paranaense de Energia, hereinafter referred to as "Copel" or "Company", is a publicly-held corporation, legal entity under private law, governed by these Bylaws and the applicable legal provisions.

~~Sole Paragraph~~. §1 The Company's name shall not be altered.

§2 With the Company's entry into the Novo Mercado da B3 S.A. – Brazil, Bolsa, Balcão ("B3"), the Company, its shareholders, including controlling shareholders, administrators and members of the supervisory board, when installed, are subject to the provisions of the Novo Mercado Regulation.

Article 2 The Company's term is indefinite.

Article 3 Copel is headquartered in and subject to the jurisdiction of the city of Curitiba, in the state of Paraná, Brazil, and may establish branches, service centers, divisions and offices in the country and abroad.

~~Sole Paragraph. The Company shall always be headquartered in the State of Paraná, Brazil.~~

Article 4 The Company's corporate purposes are:

I	researching and studying, technically and economically, any sources of energy, providing solutions for sustainable development;
II	researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials;
III	studying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources;
IV	providing services in energy trading, energy infrastructure, information and technical assistance concerning the rational use of energy to business undertakings with the aim of implementing and developing economic activities, upon approval by the Board of Directors; and
V	developing activities in the areas of energy generation, electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company, being authorized, for such aims, upon approval by the Board of Directors, to join, preferably holding major stakes or controlling interest, consortia or concerns, to participate in bidding processes of new concessions and/or already established special purpose companies to exploit already existing concessions, having taken into consideration, besides the projects' general features, their respective social and environmental impacts.

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Paragraph 1 The Company may, in order to achieve its corporate purpose, establish subsidiaries, take control of a company and hold stocks of other companies or entities related to its corporate purpose, upon approval by the Board of Directors.

Paragraph 2 In order to achieve its corporate purpose, and within its area of operations, the Company may open, install, maintain, transfer or extinguish branches, facilities, offices, representations or any other establishments, as well as appoint representatives, in compliance with the applicable laws and regulations.

~~Paragraph 3 With the admission of the Company to the special listing segment of B3 (Brasil, Bolsa, Balcão), called Level 2 of Corporate Governance, the Company, its shareholders, senior managers (members of the Board of Directors and of the Executive Board) and members of the Supervisory Board are subject to the provisions on the Regulation of Level 2 Listing (Level 2 Regulation).~~

~~Paragraph 4 The provisions of B3's Level 2 of Corporate Governance Regulations shall prevail over the provisions of these Bylaws, in the event of prejudice to the rights of the addressees of the tender offer provided for in these Bylaws.~~

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 Underwritten paid up capital is R$12,831,618,938.25 (twelve billion and eight hundred and thirty-one million, six hundred and eighteen thousand, nine hundred and thirty-eight reais and twenty five cents), ~~represented by 2,982,810.591 (two billion, nine hundred and eighty-two million, eight hundred and ten thousand, five hundred and ninety-one) shares, with no par value, composed of 1,300,347.300 (one billion, three hundred million, three hundred and forty-seven thousand and three hundred) common shares and 1,682,463.291 (one billion, six hundred and eighty-two million, four hundred and sixty-three thousand, two hundred and ninety-one) preferred shares of which 3,128,000 (three million and one hundred and twenty-eight thousand) shares are class A and 1,679,335.290 (one billion, six hundred and seventy-nine million, three hundred and thirty-five thousand, two hundred and ninety) shares are class B,~~ divided into 2,982,810,590 (two billion, nine hundred and eighty-two million, eight hundred and ten thousand five hundred and ninety) common, nominative, bookkeeping shares and without nominal value and 1 (one) special class preferred share held exclusively by the State of Paraná.

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§1 Having observed the provisions of Article 100, the Company may, by resolution of the General Meeting, issue preferential, nominative and no nominal value shares, which will have the following characteristics, rights and advantages:

I	except for the provisions of the Level 2 Regulation until migration to the Novo Mercado, they do not grant the holder the right to vote in the resolutions of the General Meeting, nor will they acquire the right to vote in full in the event of non-declaration or payment of the proceeds to which they are entitled;
II	confer priority of capital reimbursement in the event of liquidation of the Company's assets, without premium, in the amount corresponding to the percentage of the share capital represented by such share;
III	are automatically and compulsorily redeemable immediately upon issuance, without the need for a special meeting of shareholders holding preferred shares, the amount to be defined at the time of its issuance, to be paid in national currency on the date of redemption, the Company is permitted to withhold amounts for tax payment purposes, taxes, fees and expenses for which, by law, the Company is responsible for carrying out the collection at the source in the name and on behalf of the shareholder;
IV	confer the right to receive proceeds on equal terms with the common shares issued by the Company; and
V	confer the right to be included in a public offer of transfer of control, on equal terms with common shares.

Paragraph ~~1~~2Upon approval by the Board of Directors, after consulting with the Supervisory Board, if installed, in accordance with current legislation, the capital stock may be increased, irrespective of any amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares, through:

I	the capitalization of profits and reserves;
II	if the Shareholders’ meeting so decides, the issuance of bonus shares, of bonds convertible into shares or the granting of a stock options plan approved by the Shareholders’ meeting to directors, officers and employees, the exercise of the corresponding conversion or subscription rights; or
III	placement for sale on the stock exchange or public offering of new common shares.

Paragraph ~~2~~3 The shares are registered, in book-entry form, held in deposit accounts at an authorized financial institution.

Paragraph ~~3~~4 The Company is authorized to choose the financial institution, upon resolution of the Board of Directors, to keep the book-entry shares in deposit accounts.

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Paragraph ~~4~~5 Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission.

Paragraph ~~5~~6 The special class preferred share, held exclusively by the State of Paraná, can only be redeemed upon legal authorization and resolution in an Extraordinary Shareholders' Meeting.

~~Paragraph 6 The capital stock may be increased upon issuance of common and class B preferred shares, regardless of any proportional relation to the existing share classes or common shares, up to the limit provided for in Brazilian Federal Law 6404/1976, and further amendments.~~

~~Paragraph 7 Preferred shares and shall confer on their holders the following preferences and advantages:~~

~~I~~	~~Class A preferred shares shall be given priority in the distribution of a minimum annual dividend of ten percent, to be equally allotted among them, such dividends being calculated based on the paid-in capital proper to such share type and class up to December 31 of the previous financial year and which shall be imputed to the mandatory dividend provided for in Article 87;~~
~~II~~	~~Class B preferred shares shall be given priority in the distribution of a minimum annual dividend, to be equally allotted among them, in the amount of, at least, twenty-five percent of the net profit duly adjusted, as provided for in Brazilian Federal Law 6404/1976, and further amendments, and determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year.~~
~~III~~	~~The above mentioned dividends, awarded to class B preferred shares, shall have priority of distribution only in relation to common shares and shall be paid from the remaining profits after the dividends of the class A preferred shares have been distributed.~~
~~IV~~	~~The dividends to be paid per preferred class A and B share shall be at least ten percent higher than the dividends to be paid per common share, as provided for in Brazilian Federal Law 6404/1976, and further amendments;~~
~~V~~	~~Preferred shares shall acquire voting rights if, for three consecutive financial years, those shares are not granted the minimum dividends to which they are entitled;~~
~~VI~~	~~Preferred shares assure their holders the right to be included in a public offer for the acquisition of shares as a result of the Sale of Company Control at the same price and under the same conditions offered to the Selling Controlling Shareholder; and~~

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~~VII~~ Paragraph 7 The special class preferred share held by the State of Paraná shall grant the State of Paraná priority in the distribution of the capital, without premium, in the event of liquidation of the company, corresponding to the percentage that such share represents in the capital stock, and the power of veto in the resolutions of the Shareholders' Meeting:

a)	that authorize the Directors to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by the Brazilian Electricity Regulatory Agency - Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (Quota de Reintegração Regulatória - QRR), of that same Ordinary Tariff Review cycle and/or, in the aggregate, until the expiration of the concession agreement;
b)	that aim at modifying the Company's Bylaws with the purpose of removing or changing:
1.	the obligation to maintain the Company's current name;
2.	the obligation to maintain the Company's headquarters in the State of Paraná;
3.	the prohibition for any shareholder or group of shareholders to exercise voting rights in a number superior to ten percent (10%) of the amount of shares into which the Company's voting capital is divided;
4.	the prohibition on the execution, filing and registration of shareholders' agreements for the exercise of voting rights, except for the formation of voting blocs with a number of votes below the limit established in the Company's Bylaws; and
5.	the exclusive power of the Shareholders' Meeting to authorize management to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the aggregate, until the expiration of the concession agreement.

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~~Paragraph 8 Each preferred class A and B share confers on its holder the restricted right to vote on the following matters exclusively:~~

~~I~~	~~transformation, incorporation, merger or spin-off of the Company;~~
~~II~~	~~approval of agreements between the Company and the Controlling Shareholder, directly or through third parties, as well as other companies in which the Controlling Shareholder has an interest, whenever, by virtue of legal or statutory provision, they are resolved in a Shareholders’ Meeting;~~
~~III~~	~~valuation of assets destined to the payment of the Company's capital increase;~~
~~IV~~	~~choice of specialized institution or company to determine the economic value of the Company, pursuant to Article 102 of these Bylaws;~~
~~V~~	~~amendement or revocation of bylaw provisions that alter or modify any of the requirements set forth in item 4.1 of B3's Level 2 Corporate Governance Regulations. Such voting right shall only prevail while the Level 2 Corporate Governance Agreement is in effect; and~~
~~VI~~	~~exclusion or alteration that aims to suppress the right provided for in item XXIX of article 30, as well as in this item. Such amendment shall require the approval of the majority of the holders of preferred shares entitled to vote at an Extraordinary Shareholders' Meeting called for this purpose.~~

Paragraph ~~9~~8 Without prejudice to the power of veto provided for in paragraph 7 of this article, the special class preferred share held by the State of Paraná shall not be entitled to vote, nor shall it acquire voting rights in case of non-payment of the dividends to which it is entitled.

Paragraph ~~10~~9 The veto power provided for in item VII of paragraph 7 of this article shall be exercised in accordance with Paraná State Law No. 21,272/2022 and further applicable legislation.

~~Paragraph 11 Shares issued by the Company may be converted into another type and class, subject to the following rules:~~

~~I~~	~~class A preferred shares may be converted into class B preferred shares at any time;~~
~~II~~	~~class A and B preferred shares may be converted into common shares, in accordance with the terms, conditions and procedures defined by the Board of Directors; and~~
~~III~~	~~common shares and class B preferred shares may not be converted into class A preferred shares under any circumstances.~~

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Paragraph ~~12~~10 The issuance of shares, warrants, convertible bonds or other securities, up to the limit of the authorized capital, through placement for sale on the stock exchange or public offering, may be authorized with the exclusion of subscription rights or the reduction of the period for the exercise of such right, in accordance with the provisions of Brazilian Federal Law 6404/1976, as amended.

Paragraph ~~13~~11 Bonds may be simple or convertible into shares, pursuant to Brazilian Federal Law 6404/1976 and subsequent amendments.

Article 6 No shareholder or group of shareholders, Brazilian or foreign, state-owned or private, may exercise voting rights in a number superior to the percentage of ten percent (10%) of the total number of shares into which Copel's voting capital is divided, regardless of their ownership interest in the capital stock.

~~Sole Paragraph. In the event that preferred shares issued by Copel have restricted voting rights or if they come to confer full voting rights pursuant to Article 111, paragraph 1, of Brazilian Federal Law 6404/1976, the limitation contained in the caption of this Article 6 shall cover such preferred shares, so that all shares held by the shareholder or group of shareholders conferring voting rights with respect to a given resolution (whether common or preferred) shall be considered for purposes of calculating the number of votes pursuant to the caption of this article.~~

Article 7 Shareholders' agreements aimed at exercising voting rights on more than the amount of shares corresponding to 10% (ten percent) of the total number of shares into which Copel's voting capital is divided are strictly forbidden, ~~including in the circumstance described in the sole paragraph of article 6 above.~~

Paragraph 1 The Company will not file a shareholders' agreement on the exercise of voting rights that is in violation of the provisions of these Bylaws.

Paragraph 2 The Chairman of the Shareholders' Meeting shall not compute votes cast in disagreement with the rules foreseen in articles 6 and 7 of these Bylaws, without prejudice to the exercise of the right of veto by the State of Paraná pursuant to article 5 of these Bylaws.

Article 8 For the purposes of these Bylaws, two or more shareholders of the Company shall be deemed to be a group of shareholders:

I	if they are parties to a voting agreement, either directly or through controlled companies, controlling companies, or companies under common control;
II	if one is a direct or indirect controlling shareholder or controlling company of the other(s);
III	if they are companies controlled directly or indirectly by the same person or company, or group of persons or companies, whether shareholders or not; or

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IV	if they are companies, associations, foundations, cooperatives, trusts, investment funds or portfolios, universality of rights (a collection of legal relationships involving tangible or intangible assets such as an estate, with rights and obligations that are economically determinable), or any other forms of organization or undertaking whose directors or officers are the same, or, furthermore, whose directors or managers are companies controlled directly or indirectly by the same person or company, or group of persons or companies, whether shareholders or not.

Paragraph 1 Investment funds with the same director or manager will only be considered to be a group of shareholders if their investment policy and voting policy in shareholders' meetings, under the terms of the respective regulations, is the responsibility of the director or manager, as the case may be, on a discretionary basis.

Paragraph 2 In addition to the provisions of this article, any shareholders represented by the same agent, manager or attorney in any capacity, will be considered parties to the same group of shareholders, except in the case of holders of securities issued under the Company's Depository Receipts program, when represented by the respective depository bank, provided that they do not fall within any of the other circumstances provided for in the caption sentence or in paragraph 1 of this article.

Paragraph 3 All parties to shareholders' agreements that address the exercise of voting rights shall be considered to be members of a group of shareholders for the purposes of applying the limitation on the number of votes referred to in articles 6 and 7.

Paragraph 4 Shareholders shall keep Copel informed about their belonging to a group of shareholders pursuant to these Bylaws if such shareholder group holds, in total, shares representing ten percent (10%) or more of Copel's voting capital.

Paragraph 5 The presiding board of Shareholders' Meetings may request documents and information from shareholders as they deem necessary to verify the possible belonging of a shareholder to a group of shareholders that may hold ten percent (10%) or more of Copel's voting capital.

CHAPTER III - SHAREHOLDERS' MEETING - SM

Article 9 The Shareholders' Meeting is the Company's highest decision-making body, with power to decide upon all matters related to its corporate purpose, and shall be governed by current legislation.

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Article 10 The Shareholders' Meeting shall be convened by the Board of Directors or, when authorized by law, by the Executive Board, by the Supervisory Board, if installed, or by shareholders.

Article 11 The Shareholders' Meeting shall be convened under the terms of the legislation in force, and all documents concerning the agenda for the meeting shall be made available to shareholders ~~on the date of its calling~~, including electronically.

Sole paragraph. In order to be brought before the Shareholders’ Meeting, a matter must be properly specified in the notice of meeting, the inclusion of general subjects in the agenda of the Shareholders’ Meeting not being permitted.

Article 12 The Shareholders’ Meeting shall be opened and presided over by the Chairman of the Board of Directors, or by a deputy appointed by him or her, or by a shareholder elected at that time by his or her peers.

Paragraph 1 The quorum required for the opening and passing of resolutions at the Shareholders’ Meetings shall be the one established by current legislation.

Paragraph 2 The Chairman of the Shareholders' Meeting shall appoint a secretary among those present.

Article 13 The Annual Shareholders’ Meeting shall be held every year within the first four months subsequent to the end of the financial year, in order to decide on matters set in accordance with legal provisions. Extraordinary Shareholders’ Meetings may be called whenever necessary.

Sole Paragraph. The Annual Shareholders’ Meeting and the Extraordinary Shareholders’ Meeting may be called and held cumulatively at the same place, date and time, and recorded in a single meeting minutes.

Article 14 Each common share ~~shareholder entitled to vote on an~~ shall have one vote on an item of the Shareholders' Meeting agenda, subject to the limits for each shareholder and group of shareholders, pursuant to articles 6 and 7 of these Bylaws.

Article 15 A shareholder may participate of Shareholders’ Meetings or authorize another person to act for him or her by proxy. Such proxy, with limited powers, along with pertinent documents, shall be presented before or at the time of the meeting, in accordance with legal requirements.

Article 16 The minutes of the Shareholders' Meeting shall be drawn up as a summary of the facts occurred, including any dissenting opinions and protests, and shall only contain a transcription of the resolutions passed, pursuant to paragraph 1 of Article 130 of Brazilian Federal Law 6404 of 1976, and shareholders' signatures may be omitted upon their publishing, pursuant to paragraph 2 of Article 130 of Federal Law 6404 of 1976.

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Article 17 Unless otherwise required by law, the Shareholders’ Meeting shall be held to decide on the following matters:

I	increase in capital stock beyond the limit authorized in these Bylaws;
II	valuation of assets contributed by the shareholder for the capital stock;
III	transformation, merger, incorporation, spin-off, dissolution and liquidation of the Company;
IV	amendment of these Bylaws;
V	election and removal, at any time, of the members of the Board of Directors and of he Supervisory Board, if installed, along with their alternates;
VI	setting the global compensation of Executive Officers, Directors, members of the Supervisory Board ~~and members of Statutory Committees~~;
VII	approval of the financial statements, managements’ accounts, the allocation of the income for the year and the distribution of dividends, in accordance with the dividend policy;
VIII	authorization for the Company to file civil liability suits against the Directors and Officers for damages caused to its assets;
IX	disposal of real estate directly connected to the rendering of services and the granting of liens on them;
X	swap of shares or other securities;
XI	issuance of convertible bonds beyond the limit of authorized capital set forth in these Bylaws;
XII	issuance of any other certificates and securities convertible into shares, in Brazil or abroad, beyond the limit of authorized capital set forth in these Bylaws;
XIII	election and removal, at any time, of liquidators, upon inspection of their liquidation accounts; and
XIV	authorization for the Company's Directors and Officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if the investments, as of the 2021/2025 tariff cycle, deemed prudent by Aneel, do not reach, at least, 2.0x of the Regulatory Reintegration Quota (QRR), in that same cycle of Ordinary Tariff Review and/or, in the aggregate, until the expiration of the concession agreement.
XV	suspension of the exercise of shareholders' rights, under the terms of article 120 of Brazilian Federal Law 6404/76.
XVI	approve, pursuant to the Novo Mercado Regulation, the waiver of making a Public Offering to Purchase Shares in the event of voluntary departure from the Novo Mercado.

Sole Paragraph. Observed the private competences attributed by the legislation, the Shareholders’ Meeting may deliberate on all relative matters concerning the Company and the materials that may be submitted to it by the Board of Directors.

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CHAPTER IV - MANAGEMENT OF THE COMPANY

Article 18 The management of the Company shall be entrusted to the Board of Directors and to the Executive Board.

Sole Paragraph. The term for the members of the Board of Directors or the Executive Board extends until the investiture of the newly elected directors.

SECTION I - THE BOARD OF DIRECTORS - BD

Article 19 The Board of Directors is the strategic decision-making body in charge of the direction of the Company's business.

Number, investiture and term of office

Article 20 The Board of Directors shall consist of a minimum of seven and a maximum of nine members, elected and dismissed by the Shareholders’ Meeting, whose unified term of office shall be of two years, reelection being permitted under the terms of Brazilian Federal Law 6404/1976 and other applicable regulations.

Paragraph 1 In compliance with the provisions of Brazilian Federal Law 6404/1976, the Rules of Procedure of the Board of Directors shall establish the rules for nominating candidates and the election system to be adopted to fill the positions of Directors.

~~Paragraph 2 Shareholders holding preferred shares that meet the percentages and requirements set forth in Article 141, paragraphs 4 and 5, of Brazilian Federal Law 6404/1976 shall be entitled to elect one Director.~~

~~Paragraph 3 The Board of Directors of the wholly-owned subsidiaries shall be composed of, at least, three members, including the Chief Subsidiary Officer of the respective wholly-owned subsidiary and one member of the Company's Executive Board.~~

Paragraph ~~4~~2 The positions of Chairman of the Board of Directors and Chief Executive Officer or of the Company's main executive shall not be simultaneously occupied by the same person.

Paragraph ~~53~~ The Chairman of the Board of Directors shall be elected by the peers at the first meeting after the members of the Board take office or at the first meeting after such positions becomes vacant.

Paragraph ~~6~~4 The appointments to the Board of Directors must comply with the requirements and prohibitions imposed by Brazilian Federal Law 6404/1976, and the appointment policy ~~and internal rules of members of statutory bodies~~, in addition to meeting the following parameters:

~~I~~	having a majority of independent Directors, in compliance with B3's ~~Corporate Governance Level 2~~ Novo Mercado Regulation and other national and international regulations. The characterization of nominees as independent must be deliberated at the Shareholders’s Meeting ~~that elects them;~~

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~~II~~	~~when estimating the number of independent members, rounding must observe B3's Corporate Governance Level 2 Regulations;~~ II as a result of the calculation of independent members referred to in the item above, the result generates a fractional number, the Company must round up to the immediately higher whole number.
~~III~~	~~at least one of the members mentioned in Paragraph 6 shall compulsorily have recognized professional experience in matters of corporate accounting in order to sit on the Statutory Audit Committee provided for in these Bylaws.~~

Article 21 Directors shall take office in compliance with the conditions established in Brazilian Federal Law 6404/1976 and further applicable legal provisions.

Vacancies and replacements

Article 22 In the event of vacancy of a position in the Board of Directors, before term expiration, the Board of Directors shall call a Shareholders’ Meeting to elect a replacement to serve for the remainder of the term of office.

Paragraph 1 In compliance with the applicable legal requirements and prohibitions, the remaining Directors shall appoint a substitute for the vacant member until the first Shareholders' Meeting, pursuant to Brazilian Federal Law 6404/1976.

Paragraph 2 Should all the positions of the Board of Directors fall vacant, a Shareholders’ Meeting shall be convened by the Executive Board.

Paragraph 3 In the event of vacancy of a position in the Board of Directors filled through cumulative voting, a Shareholders’ Meeting shall be called to elect replacements for all the positions filled through this system, to serve for the remainder of the term of office.

Article 23 The role of member of the Board of Directors is personal and does not allow for alternates.

Procedure

Article 24 ~~Ordinary meetings of the Board of Directors shall be held once a month~~. The Board of Directors shall meet ordinarily, at least 09 (nine) times a year. Extraordinary meetings shall be convened whenever necessary, as provided for in article 25 of these Bylaws.

Article 25 The meetings of the Board of Directors shall be called by its Chairman, or by the majority of its members, by letter, sent to all Directors by post or electronic mail, with the meeting's agenda, containing all matters to be brought before the Board.

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Paragraph 1 The meeting notices sent to Directors' electronic addresses or by post shall be considered valid, being incumbent on the members of the Board to keep their registration with the Company up to date.

Paragraph 2 Ordinary meetings shall be convened at least seven days prior to the meeting date.

§3 Call procedures are waived when all current directors are present at the meeting.

Paragraph ~~3~~4 A majority of the total number of Directors shall constitute a quorum for the opening of the meetings of the Board of Directors, which shall be presided over by the Chairman of the Board of Directors, or, in the absence of such member, by another appointed by the majority of the peers.

Article 26 Members of the Board of Directors may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Director's vote is secured. The member of the Board of Directors who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being it recorded on the minutes of such meeting.

Article 27 Should it be urgent, the Chairman of the Board of Directors may convene extraordinary meetings at any time, provided that formally justified before the members of the Board of Directors, and with a minimum 48-hour notice prior to the date of the meeting, by letter, sent to all Directors by post, electronic mail or other means of communication. Members of the Board may participate through conference call or videoconference, or any other suitable means of expressing the absent member’s will, whose vote shall be considered valid for all legal purposes, without prejudice to the recording and signing of the meeting minutes.

Article 28 The vote of a majority of members of the Board of Directors present at a meeting shall be the act of the Board of Directors. In the event of a tie, the member of the Board of Directors presiding the meeting shall hold the casting vote.

Article 29 The Chairman of the Board of Directors shall appoint someone to provide secretary services, and the minutes of the Board of Directors’ meetings shall contain all resolutions passed, being duly entered in the minutes book, in accordance with the Board of Directors' Rules of Procedure.

Sole Paragraph. The minutes of the Board of Directors’ meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards pursuant to current legislation, except for confidential matters, which shall be recorded on a separate document, not to be disclosed.

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Powers and duties

Article 30 In addition to the powers and duties set forth by law, the Board of Directors shall:

I	establish the general orientation of the Company's business, including approval and monitoring of the business plan, strategic and investment planning, seeking development with sustainability;
II	elect, dismiss, take notice of resignation and replace the Company's Officers, establishing their duties, supervising their management and:
a)	examine at any time the Company's books and papers, contracts or any other acts;
b)	approve and supervise the fulfillment of specific goals and results to be achieved by the members of the Executive Board; and
c)	annually assess the execution of the Company's long term strategy;
III	state its opinion on the management reports and on the accounts rendered by the Executive Board;
IV	call the Shareholders’ Meeting when deemed necessary or in the cases provided for under the terms of the legislation in force;
V	approve and monitor annual and multi-year plans and programs with the corporate budget of expenditures and investments of the Company and its wholly-owned subsidiaries, indicating the sources and investments of funds;
VI	authorize the hiring of independent auditing, as well as the termination of the respective contract, upon recommendation by the Statutory Audit Committee, including other services of its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation represents more than five percent (5%) of the compensation for independent audit services;
VII	approve the annual internal auditing work plans and discuss with external auditors their work plan, relying on the support of the Statutory Audit Committee for this purpose;
VIII	appoint and dismiss the head of Internal Audit, after recommendation by the Statutory Audit Committee;
IX	periodically monitor the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including the risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud with the support of the Statutory Audit Committee; approve Copel's Code of Conduct and Integrity Program and monitor decisions involving corporate governance practices and the relationship with stakeholders;
X	approve Copel’s Code of Conduct and Integrity Program, monitoring decisions involving corporate governance practices and relations with stakeholders;

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XI	analyze, based on direct reporting by the Executive Director responsible for governance, risk and compliance, the situations in which the Company’s Chief Executive Officer is suspected of being involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her;
XII	establish guidelines for people management;
XIII	perform annual individual and collective evaluation of its performance and of the ~~other~~ members of the statutory bodies and the Executive Board;
XIV	approve the transactions between related parties, within the criteria and limits defined by the Company and in compliance with the specific policy, with the support of the Statutory Audit Committee;
XV	constitute, install and dissolve unpaid advisory committees to the Board of Directors, appoint and dismiss their members, as well as appoint and dismiss the members of the statutory advisory committees to the Board of Directors, unless otherwise provided for in these Bylaws, except when the matter falls into the purview of the Shareholders’ Meeting, according to the law,
XVI	approve the Rules of Procedure of the Board of Directors, the Executive Board and the advisory committees, statutory and non-statutory, as well as any amendments;
XVII	approve and monitor the general policies of the Company and their respective changes, including the following matters:
a)	risk management;
b)	integrity;
c)	transactions with related parties;
d)	corporate governance ;
e)	sustainability;
f)	climate change;
g)	equity stakes;
h)	people management;
i)	labor health and safety;
j)	~~nomination of members of statutory bodies and~~ annual performance evaluation of the Board of Directors, its Statutory Committees and Executive Board;
k)	communication and spokespersons;
l)	negotiation of shares issued by the company itself;
m)	dividends;
n)	donations and sponsorships;
o)	disclosure of relevant information and facts; and

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p)	investor relations;
XVIII	the maximum limit of the Company's indebtedness. A deadline for its compliance with the existing covenants in the contracts already executed may be set;
XIX	upon proposal of the Executive Board, authorize, when the value of the transaction exceeds two percent (2%) of the net equity, the accounting provisions and, previously, the execution of any legal transactions, including the acquisition, alienation or encumbrance of assets, assignment in lending of permanent assets, the constitution of in rem burdens and the rendering of guarantees, the assumption of obligations in general, waiver, transaction and also association with other legal entities;
XX	establish the matters and values for its decision-making authority and that of the Executive Board and Executive Directors, including the delegation of the approval of legal transactions within its jurisdiction to the limits it defines, with due regard for the private jurisdiction established by law;
XXI	decide on the proposal of allocation of the results to be presented to the Shareholders’ Meeting, observing the provisions of the dividend policy;
XXII	resolve on the distribution of interim dividends, and interest on equity based on the accumulated profit account or reserve of existing profits recorded in the last annual or semi-annual balance sheet, or the distribution interquartile dividends and interest on equity based on profit ~~reserves and net income~~ for the current fiscal year recorded in interim, semi-annual, ~~or~~ quarterly or shorter periods financial statements, provided that the provisions of the legislation, these Bylaws and the Company's dividend policy are complied with;
XXIII	within the limit of authorized capital: (i) to resolve on the increase of capital stock by fixing the conditions of subscription and payment in full; (ii) to resolve on the issue of subscription warrants; (iii) to grant a stock options plan approved by the Shareholders’ Meeting to directors, officers and employees of the Company or of a company under its control, or to natural persons who provide services to them, shareholders not having preemptive rights in the granting or subscription of these shares; (iv) to approve a capital increase by capitalization of profits or reserves, with or without bonus shares; and (v) to resolve on the issue of convertible bonds; if the Shareholders’ meeting so decides, the issuance of bonus shares, of bonds convertible into shares or the granting of a stock options plan approved by the Shareholders’ meeting to directors, officers and employees, the exercise of the corresponding conversion or subscription rights; or

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XXIV	authorize the launching and approval of the subscription of new shares, in accordance with the provisions of these Bylaws, establishing all the conditions of issuance;
XXV	authorize the issuance of bonds, in the domestic or foreign market, to raise funds, in the form of debentures, promissory notes, commercial papers, bonds and others, including for public offering, in accordance with legal ~~and the provisions of item XXXIII of this article;~~ observing that, in the case of debentures not convertible into shares, the Board of Directors may even delegate this approval of its competence at the limit of authority it defines in the Board of Directors Meeting;
XXVI	approve contributions to corporate investments that imply an increase in the net equity of businesses in which the company holds shares, including the delegation of this approval within the company;
XXVII	resolve on investment projects and participation in new business, other companies, consortiums, joint ventures, wholly-owned subsidiaries and other forms of association and ventures, as well as the approval of the incorporation, closure or amendment of any companies, consortiums or ventures;
XXVIII	decide on matters that, by virtue of a legal provision or by determination of the Shareholders’ Meeting, are within its competence, including the approval of the Integrated or Sustainability Report and environmental, social and governance indicators; the reference Form and Form 20-F;
XXIX	ensure compliance with the current regulation issued by Aneel through the Agency's normative acts and through the regulatory clauses of the public service concession agreement entered into by Copel Distribuição S.A., with a view to fully applying, on the due dates, the tariffs established by the granting power;
XXX	approve the contracting of civil liability insurance on behalf of the members of the Company's statutory bodies, employees and proxies and the execution of indemnity agreements, observing the indemnity policy and the general conditions of indemnity agreements;
~~XXXI~~	~~request periodic internal audit on the activities of the closed complementary pension entity that manages the Company's benefit plan;~~
XXXII	perform the regulatory functions of the Company's activities. The Board of Directors may call upon itself any matter not comprised in the private jurisdiction of the Shareholders’ Meeting or of the Board of Executive Officers and resolve on the cases not covered by these Bylaws;
~~XXXIII~~	issue a favorable or unfavorable opinion elaborate and disclose a substantiated opinion, favorable or otherwise with regards to any tender offer for the acquisition of shares issued by the Company, ~~by means of a grounded statement, disclosed~~ within fifteen days prior to the publication of the tender offer notice, which shall address, at least (i) the convenience and opportunity of the tender offer for acquisition of shares with respect to the interest of all shareholders, ~~including in relation to the price and potential impacts~~ and in relation to the liquidity of the securities ~~held by them~~; ~~(ii) the impact of the tender offer on the Company's interests;~~

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(iii)	the strategic plans disclosed by the offeror in relation to the Company;
(iv)	alternatives to the acceptance of the public offer to acquire shares available in the market;

~~(v)   other points that the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission;~~

XXXIII       set the individual remuneration to be allocated to the members of the Statutory Bodies, observing the overall amount established by the General Meeting;

~~XXXIV~~	~~define a list of three companies specialized in economic valuation for the preparation of a valuation report of the Company's shares, in the event of a tender offer for the acquisition of the shares to cancel the registration as a publicly-held company or to delist from B3’s Level 2 of Corporate Governance;~~
~~XXXV~~	~~establish terms, procedures and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and the applicable legislation;~~
XXXVI	XXXIV grant leave of absence to the Company's Chief Executive Officer and the Chairman of the Board of Directors;
XXXVII	XXXV approve the change in the Company's complete address, within the Municipality of its Headquarters, as defined in Article 3.

Article 31 It is incumbent upon the Chairman of the Board of Directors, in addition to the duties provided for in the Rules of Procedure, to grant leave of absence to its members, to preside over meetings, to set work directives, as well as to coordinate the process of performance assessment of each member of the Board of Directors, of that body as a whole, and of the Statutory Committees, as provided for in these Bylaws.

SECTION II - EXECUTIVE BOARD

Article 32 The Executive Board is the executive body for the Company’s administration and representation, in charge of ensuring the regular operation of the Company in accordance with the general guidelines set forth by the Board of Directors.

Number, term of office and investiture

Article 33 The Executive Board shall be elected and may be dismissed, at any time, by the Board of Directors and shall be composed of a maximum of nine members, one of which shall be the Chief Executive Officer, and up to eight Vice Presidents, all residing in Brazil, with a unified term of office of two years, reelection being permitted, respecting the minimum of 3 (three) members. The Company may also have a maximum of four Executive Directors, whose duties shall be defined by the Board of Directors upon proposal by the Company’s Chief Executive Officer.

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Paragraph 1 Sole Paragraph. Nominations to the Executive Board must comply with the requirements and prohibitions imposed by Brazilian Federal Law 6404/1976 and by the company’s nomination policy and internal rule for nomination of members of statutory bodies.

Paragraph 2 In the appointment of the Company’s Chief Executive Officer, the Board of Directors must observe his or her professional capacity, outstanding knowledge, expertise, and the necessary professional profile for the position.

Paragraph 3 The members of the Executive Board and the Executive Directors shall exercise their positions on a full-time basis and with exclusive commitment to the duties of Copel, being permitted concomitant exercise of management positions in wholly-owned subsidiaries, controlled companies or other equity interests of the Company. To hold management positions in other companies and/or associations, approval by the Board of Directors will be required, except for those sector entities already provided for in the respective rules of procedure.

Article 34 In order to take office, the members of the Executive Board and the Executive Directors are required to commit to achieving specific corporate goals and results, as approved by the Board of Directors, which is in charge of supervising their attainment.

Powers and duties

Article 35 The Executive Board has the powers to practice the acts necessary for the regular operation of the Company and the achievement of its corporate purpose, in compliance with legal and statutory provisions, and its Rules of Procedure.

Sole Paragraph. Subject to the provisions of Article 48, it is incumbent on the Executive Board to manage the Company's business in a sustainable manner, it being incumbent on it to present, up to the last ordinary meeting of the Board of Directors of the previous year:

I	business plan for the following year;
II	the bases, guidelines and long-term strategies for the preparation of the strategic planning, annual and multi-annual plans and programs, including the analysis of risks and opportunities for the minimum horizon established in the Rules of Procedure of the Executive Board; and

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III	the Company's operating and capital expenditure budgets for the following year, aiming at the achievement of corporate strategies.

Article 36 The powers and duties of the Company’s Chief Executive Officer are:

I	to direct and coordinate the Company;
II	to represent the Company, actively and passively, in or out of court. The Chief Executive Officer may appoint, for this purpose, attorneys-in-fact with special powers, including powers to receive initial summons and notices, pursuant to Article 40 and subsequent articles of these Bylaws;
III	promoting the Company’s development and proposing the corporate strategy to the Board of Directors, as well as ensuring its execution;
IV	to ensure the attainment of the Company's goals, established in accordance with the general guidelines of the Shareholders’ Meeting and Board of Directors;
V	to present the Company's annual business report to the Annual Shareholders’ Meeting, after consulting with the Board of Directors;
VI	to direct and coordinate the work of the Executive Board;
VII	to call and chair the meetings of the Executive Board;
VIII	to grant leave of absence to the other members of the Executive Board and appoint a substitute in the event of absence or temporary impediment;
IX	to resolve matters of conflict of interest or conflict of jurisdiction between Officers;
X	propose to the Board of Directors the appointment of the members of the Executive Board ~~and of the Executive Directors~~, in compliance with the requirements and prohibitions established in internal policies and rules, and may also propose their dismissal to the Board of Directors at any time;
XI	to decide on entering into and maintaining voluntary commitments undertaken by the Company and its wholly-owned subsidiaries; and
XII	to exercise other duties conferred upon him or her by the Board of Directors, 0in compliance with the legislation in force and under the terms of these Bylaws.

Article 37 The powers and duties of the remaining Vice Presidents are:

I	to manage the activities of their area, as established in the Rules of Procedure of the Executive Board;
II	to participate in the meetings of the Executive Board, contributing to the definition and application of the policies to be followed by the Company and to report on the relevant matters of its respective area of activity; and
III	to comply with and enforce the general guidelines of the Company's business, established by the Board of Directors with respect to the management of its specific area of activity.

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Paragraph 1 The other individual duties of the Executive Directors shall be detailed in the Rules of Procedure of the Executive Board.

Paragraph 2 In addition to the duties established in these Bylaws, it is incumbent on the Vice Presidents to assist the Company’s Chief Executive Officer in the management of the Company's business, as well as to ensure cooperation and support to the other Vice Presidents or Executive Directors within the scope of their respective duties, aiming at the achievement of the Company's objectives and interests.

Paragraph 3 Vice Presidents shall occupy their positions in the Company, being allowed to simultaneously hold unpaid management positions in wholly-owned subsidiaries.

Article 38 The Executive Director responsible for governance, risk and compliance shall verify compliance with obligations and risk management, being its duties related to corporate risk management and internal controls, compliance, integrity, code of conduct and integrity program, among others defined in the Rules of Procedure of the Executive Board.

Paragraph 1 The Executive Director responsible for governance, risk and compliance may report directly to the Board of Directors in situations where it is suspected that the Company’s Chief Executive Officer is involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her.

Paragraph 2 In the exercise of its duties, Executive Director responsible for governance, risk and compliance shall have its independent performance assured and access to all necessary information and documents.

Article 39 The Vice President of Finance and Investor Relations is responsible for providing information to investors, the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America and the Stock Exchanges on which the Company is listed, and for keeping the Company's registration as a publicly-held company up to date, in compliance with all applicable laws and regulations.

Company Representation

Article 40 The Company shall be committed to third parties by:

I	the signature of two members, one of them being either the Company’s Chief Executive Officer or the Vice President responsible for ~~of~~ Finance and Investor Relations, and the other, the Vice President or the Executive Director whose powers and duties comprise the matter in question;
II	the signature of one Vice President and one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney;

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III	the signature of two attorneys in fact, in accordance with the power conferred to such agents by the corresponding power of attorney;
IV	the signature of one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney, for the performance of certain specified acts.

Sole paragraph. The Vice President of Finance and Investor Relations may individually represent the Company before the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America, B3, the financial institution providing the Company's share accounting services and organized market management entities in which the Company's securities are admitted to trading.

Article 41 Members of the Executive Board and the Executive Directors may appoint Company proxies. Power of attorney shall be granted for a limited duration and shall specify the scope of the agent's authority; only general power of attorney shall be granted for an indefinite term.

Paragraph 1 The powers of attorney granted by the Company must be signed by two members of the Executive Board or Executive Directors, specifying the powers granted and with a maximum duration of one year.

Paragraph 2 The power of attorney shall clearly specify the scope of authority, acts and business transactions granted to agent, within the powers and duties of the members of the Executive Board and/or the Executive Directors issuing it and its validity. The attorney in fact shall not appoint a substitute agent, except for legal representation before a court of law. In such case, the power of attorney may be granted for an indefinite term, with power of substitution, under the conditions set in the corresponding instrument.

Article 42 Upon authorization of the Executive Board, the Company may be represented by any member of the Executive Board or by any of the Executive Directors, when individual representation is specifically required by the act to be performed, and when the electronic signature of the same document by two or more members of the Board cannot be applied.

Vacancies and replacements

Article 43 In vacancies, absences or temporary impediments of any member of the Executive Board or any Executive Director, the Company’s Chief Executive Officer shall appoint another member of the Executive Board or an Executive Director to replace such Vice President or Executive Director, in combination with his or her original position.

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Paragraph 1 In his or her absence and temporary impediments, the Company’s Chief Executive Officer shall be replaced by the Vice President appointed by him or herself. Should there be no appointment, the remaining Vice Presidents shall elect, at the time, a replacement.

Paragraph 2 Members of the Executive Board and the Executive Directors shall not leave their position for more than thirty consecutive days, except in the case of medical leave or when authorized by the Board of Directors.

~~Paragraph 3 Members of the Executive Board and Executive Directors may request the Board of Directors for an unpaid leave, provided that for a period not exceeding three months, which shall be recorded on the minutes of the meeting in which such leave is approved.~~

Article 44 In the event of decease, resignation or definitive impediment of any member of the Executive Board or any Executive Director, the Company’s Chief Executive Officer shall appoint a substitute to the Board of Directors within thirty days from the occurrence of the vacancy, who shall elect him or her to serve for the remainder of the term of office.

Sole Paragraph. Until the election is held, the Executive Board may appoint a temporary replacement. The election may be waived if the vacancy occurs in the year in which the term of office of the Executive Board ends.

SECTION III - EXECUTIVE BOARD MEETING - EBM

Procedure

Article 45 The Executive Board, ~~composed of the Company’s Chief Executive Officer and the Vice Presidents,~~ shall meet ordinarily every fortnight and extraordinarily whenever necessary, at the request of the Company’s Chief Executive Officer or two other Vice Presidents.

Paragraph 1 A majority of the total number of the members shall constitute a quorum for the opening of the meetings of the Executive Board. The vote of a majority of members of the Executive Board present at a meeting shall be the act of the Executive Board. In the event of a tie, the Company’s Chief Executive Officer shall hold the casting vote.

Paragraph 2 ~~Each member of the Executive Board present, exclusively for the Company’s Chief Executive Officer and the Vice Presidents, shall be granted the right to a single vote, even in the event of the accumulation of two or more positions.~~ The right to vote at Executive Board Meetings is granted to the President and the Vice Presidents, and the accumulation of votes in the event of replacement is not permitted. Proxy voting shall not be allowed.

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Paragraph 3 The resolutions of the Executive Board shall be recorded on the meeting minutes, being duly entered in the minutes book and signed by all those present at the meeting.

Paragraph 4 The powers and duties of the Executive Directors, if elected by the Board of Directors, shall be laid down in its specific Rules of Procedure, but occupants of such position shall not have the right to vote.

Article 46 Members of the Executive Board may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of the member's vote is secured. The member of the Executive Board who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being it recorded on the minutes of such meeting.

Article 47 The Company’s Chief Executive Officer shall appoint someone to provide secretary services, and the minutes of the Executive Board meetings shall contain all resolutions passed, to be duly entered in the minutes book.

Powers and duties

Article 48 Without prejudice to the powers and duties established by law and in the Rules of Procedure of the Executive Board, the Executive Board is responsible for:

I	managing the Company's business in a sustainable manner, considering its corporate purpose, economic, social, environmental, climate change and corporate governance factors, as well as related risks and opportunities, in all activities under its responsibility;
II	complying with and enforcing the applicable legislation, these Bylaws, the Company’s internal policies and rules and the resolutions of the Shareholders' Meeting and of the Board of Directors;
III	drawing up and submitting for the approval of the Board of Directors, issuing previously an opinion on:
a)	annual and multi-annual plans and programs, aligning capital expenditures with the respective projects, considering the analysis of risks and opportunities for a minimum horizon established by the Rules of Procedure of the Executive Board;
b)	the Company's budget, with the indication of sources and applications of funds as well as their changes;
c)	the investment projects, participation in new businesses, other companies, consortia, joint ventures, wholly-owned subsidiaries and other forms of association and undertakings, as well as the approval of the constitution, closure or alteration of any companies, undertakings or consortia;

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d)	the performance of the Company's activities;
e)	quarterly, the Company's reports along with its financial statements;
f)	annually, the management report, along with the balance sheet and other financial statements and their notes, accompanied by the independent auditors' report and the proposal for allocation of the financial year's income;
g)	the Integrated Report or the Company's Sustainability Report and other corporate reports to be subscribed by the Board of Directors;
h)	the Rules of Procedure for the Executive Board, Company's regulations and general policies;
i)	the revisions of the Code of Conduct and the Company's Integrity Program, in accordance with the applicable legislation;
j)	related parties transactions, within the criteria and limits defined by the Company;
IV	approving:
a)	the technical and economic assessment criteria for investment projects with the respective responsibility delegation plans for their implementation and execution;
b)	the chart of accounts;
c)	the annual corporate insurance plan; and
d)	residually, within statutory and regimental limits, all Company activities which do not fall under the exclusive purview of the Company’s Chief Executive Officer, the Board of Directors or the Shareholders' Meeting;
e)	appointing the Company's representatives to the statutory bodies of companies in which Copel or its wholly-owned subsidiaries hold or might come to hold a corporate interest, either directly or indirectly;
f)	corporate participation in class associations and non-governmental entities;
g)	human resources policy proposal; and
h)	the internal procurement and contracts regulations.
V	authorizing, subject to the limits and guidelines established by law and by the Board of Directors and within the limits established by internal regulations and by the Rules of Procedure of the Executive Board:
a)	waivers or judicial or extrajudicial transactions to settle disputes or resolve pending matters. A value threshold may be set for the delegation of such powers to the Company’s Chief Executive Officer or any other member of the Executive Board or Executive Director; and
b)	entering into any legal transactions when the value of the transaction does not exceed two percent (2%) of the net equity, without prejudice to the powers attributed by the Bylaws to the Board of Directors, including the acquisition, sale or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general and also the association with other legal entities.

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c)	the issuance of non-convertible debentures into shares, observing the limits and guidelines set by the Board of Directors.

~~Sole Paragraph. When the aggregated value of the acquisition, disposal or encumbrance of assets, obtaining of loans and financing, assumption of obligations in general and also the association with other legal entities reaches five percent (5%) of the Company's net equity, during the fiscal year, the Executive Board shall submit a report for resolution by the Board of Directors.~~

VI	establishing the premises and approve the organizational structures of the Company and of its wholly-owned subsidiaries;
VII	negotiating and entering into management agreements between the Company and its wholly-owned subsidiaries and special purpose companies;
VIII	establishing and monitoring governance practices, internal controls, guidelines and policies for its wholly-owned subsidiaries, in directly or indirectly controlled companies and, in the case of direct or indirect minority interests, proportional to the relevance, materiality and risks of the business of which they are participants;
IX	authorizing the opening, installation, transfer and extinction of branches, premises, offices, representations or any other establishments;
X	appointing, should it be deemed opportune, the wholly-owned subsidiary responsible for performing the activities related to the management of the companies in which the Company and its wholly-owned subsidiaries hold equity interest, observing their duty to oversee corporate governance practices and controls in proportion to the relevance, materiality and level of risk involved in the venture; and
XI	guiding the vote to be cast by the Company at the Shareholders’ Meetings of the wholly-owned subsidiaries and other companies and ventures in which the Company holds direct interest.

~~Sole~~ Paragraph 1. The Executive Board may appoint agents or grant powers to the other management levels of the Company and of the shared structure in which it participates, by means of internal regulation or by means of a power of attorney, including jointly with the wholly-owned subsidiaries, within the limits and individual powers attributed to the Vice Presidents or the Executive Directors, such as the execution of agreements, covenants, memorandums of understanding, in addition to other instruments that generate obligation for the Company or its wholly-owned subsidiaries, except for acts that, by law, cannot be delegated, provided they have been previously approved within the limits established herein.

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Paragraph 2 When the cumulative value of the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities reaches five percent (5%) of the Company’s Net Worth during the fiscal year, a report shall be submitted for resolution by the Board of Directors. Said report shall, for the purposes of this determination, consider the consolidated financial statements of the Company in relation to the last fiscal year.

Article 49 The Rules of Procedure of the Executive Board shall establish the powers and duties of each Vice President and Executive Director and may condition the practice of certain acts on previous approval by the Executive Board Meeting.

CHAPTER V - STATUTORY COMMITTEES

Article 50 The Company shall have a (i) Statutory Audit Committee, an (ii) Investment and Innovation Committee, a People Committee, and a (iii) Sustainable Development Committee. and (iv) People Committee (collectively “Statutory Committees).

Paragraph 1 Statutory committees shall be created through the amendment of these Bylaws and their members shall receive compensation.

Paragraph 2 The Board of Directors may create additional committees to advise the Company's management, with restricted and specific objectives and with a limited duration, and appoint their members.

Paragraph 3 The procedure, compensation of members, and the powers and duties of the boards and committees provided for in this article shall be governed by the Board of Directors, by means of their respective Rules of Procedure, pursuant to the provisions of these Bylaws.

SECTION I - STATUTORY AUDIT COMMITTEE - SAC

Article 51 The Statutory Audit Committee is an independent, permanent advisory committee ~~to~~ connected to the Board of Directors.

Article 52 The Statutory Audit Committee shall be the same for the Company and its wholly- owned subsidiaries, exercising its powers and duties towards the companies controlled directly or indirectly by the Company, upon resolution of the Board of Directors.

Article 53 The powers and duties, the procedures and the composition of the Statutory Audit Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors, which will also define the activities of the Coordinator of the Statutory Audit Committee.

Paragraph 1 The Board of Directors shall elect, from among its independent members, the Coordinator of the Statutory Audit Committee, who shall implement the resolutions approved by such Committee, to be duly entered in the minutes book.

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Paragraph 2 The Statutory Audit Committee shall be composed of three ~~to five~~ members, ~~upon decision of the Board of Directors~~, who shall be appointed, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, subject to the requirements hereunder:

I	having a majority of independent members, pursuant to the applicable legislation;
II	at least one member of the Statutory Audit Committee shall have recognized professional experience in matters of corporate accounting, auditing and finance, pursuant to the regulations issued by the Securities and Exchange Commission that provides for the registration and exercise of independent auditing activity within the securities market ~~so that such member shall be considered a financial expert according to the current legislation~~.
III	at least one of the ~~Committee~~ members of the Statutory Audit Committee shall be an independent member of the Board of Directors;
IV	at least one ~~of the Committee~~ member of the Statutory Audit Committee shall not be a member of the Board of Directors and shall be chosen from among people of outstanding experience and technical capacity in the market;
~~V~~	~~the Coordinator of the Committee shall be a member of the Board of Directors;~~
VI	V the maximum period for holding office is 10 years; and
VII	VI the participation of members of the Executive Board of the Company, its parent company, or directly or indirectly controlled companies, affiliates or jointly controlled companies in the Statutory Audit Committee is prohibited;

Paragraph 3 O mesmo membro do Comitê de Auditoria Estatutário poderá acumular as características previstas no § 2º, II e III, acima.

Paragraph 4 The Statutory Audit Committee shall meet: ordinarily, ~~once a month~~ at least 09 (nine) times per year and extraordinarily, whenever necessary, observing the minimum periodicity required by the regulations issued by the Securities and Exchange Commission that govern the registration and exercise of the independent audit activity within the scope of the securities market, deciding by majority vote, with decisions being recorded in minutes, in compliance with its Rules of Procedure.

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Paragraph ~~4~~5 The Internal Audit shall report to the Board of Directors through the Statutory Audit Committee.

Article 54 The Statutory Audit Committee shall have operational autonomy and an annual or by project allocation of the Company’s budget, subject to the limits set forth by the Board of Directors, to carry out or assign consultancy services, evaluations and investigations within the scope of its activities, including the hiring of external independent specialists.

Sole Paragraph. Without prejudice to the other duties established in the applicable rules and the Internal Regulations, the Statutory Audit Committee is responsible for:

I	opine on the hiring and removal of independent audit services for the preparation of an independent external audit or for any other service;
II	evaluate quarterly information, interim statements and financial statements;
III	monitor the activities of the Internal Audit and the Company's internal controls area;
IV	assess and monitor the Company's risk exposures;
V	evaluate, monitor, and recommend to management the correction or improvement of the Company's internal policies, including the policy of transactions between related parties;
VI	have means for receiving and processing information about non-compliance with legal and regulatory provisions applicable to the Company, in addition to internal regulations and codes, including with provision of specific procedures for protecting the provider and the confidentiality of the information;
VII	prepare an annual summary report, to be presented together with the financial statements, containing the description of: (a) meetings held, its activities, the main matters discussed, the results and conclusions reached and the recommendations made; and (b) any situations in which there is significant discrepancy between the Company's management, the independent auditors and the Statutory Audit Committee in relation to the Company's financial statements;
VIII	have means to receive complaints, including confidential ones, both internal and external to the company, in matters related to the scope of its activities;
IX	supervise the activities (a) of the independent auditors, in order to evaluate their independence, the quality of the services provided; and the adequacy of the services provided to the Company's needs; (b) the Company's internal controls area; (c) the Company's Internal Audit area; and (d) the drafting area of the Company's financial statements;
X	monitor the quality and integrity of: (a) internal control mechanisms; (b) quarterly information, interim statements and financial statements of the Company; and (c) information and measurements disclosed based on adjusted accounting data and non-accounting data that add elements not provided for in the structure of the usual reports of the financial statements;

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XI	evaluate and monitor the Company's risk exposures, and even require detailed information on policies and procedures related to: (a) the remuneration of management; (b) the use of Company assets; and (c) expenses incurred on behalf of the Company;
XII	evaluate and monitor, together with management and the Internal Audit area, the adequacy of transactions with related parties carried out by the Company and their respective evidence; and
XIII	assess, at least annually, whether the Internal Audit department has a structure and budgets considered sufficient for the performance of its functions.

SECTION II - INVESTMENT AND INNOVATION COMMITTEE - IIC

Article 55 The Investment and Innovation Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.

Article 56 Copel's Investment and Innovation Committee shall be the same one for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.

Article 57 The powers and duties, the procedures and the composition of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.

Paragraph 1 The Board of Directors shall elect, from among its members, the Coordinator of the Investment and Innovation Committee, who shall implement the resolutions approved by such Committee, to be duly entered in the minutes book.

Paragraph 2 The Investment and Innovation Committee shall consist of three members of the Board of Directors, elected and dismissed by that body, whose unified term of office shall be of two years, reelection being permitted.

Paragraph 3 The Company’s Chief Executive Officer shall be a member of the Investment and Innovation Committee, but shall not have the right to vote.

Paragraph 4 The Investment and Innovation Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded in the meeting minutes, including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.

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Article 58 The Investment and Innovation Committee shall be granted operational autonomy ~~and budget allocation, either annually or per project, within limits approved by the Board of Directors,~~ to conduct, within its scope, its activities, including the hiring and use of independent external specialists.

SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE - SDC

Article 59 The Sustainable Development Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.

Article 60 Copel's Sustainable Development Committee shall be the same for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.

Article 61 The powers and duties, the procedures and the composition of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.

Paragraph 1 The Board of Directors shall elect the Coordinator of the Sustainable Development Committee, who shall implement the resolutions approved by such Committee.

Paragraph 2 The Sustainable Development Committee shall consist of three to five members, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, as follows:

I	up to three members of the Board of Directors; and
II	up to one external member with recognized professional experience in matters under the Committee's responsibility.

Paragraph 3 The Chief Executive Officer shall be a member of the Sustainable Development Committee, but shall not have the right to vote.

Paragraph 4 The Sustainable Development Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded in the meeting minutes, including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.

Article 62 The Sustainable Development Committee shall be granted operational ~~autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors,~~ to conduct activities within its scope, including the hiring of independent external specialists.

SECTION IV - PEOPLE COMMITTEE - PC

Article 63 The People Committee is an independent and permanent advisory body, auxiliary to the Board of Directors.

Article 64 Copel's People Committee shall be the same for the Company and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors.

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Article 65 The powers and duties, the composition and the procedures of the People Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors.

Paragraph 1 The People Committee shall assist the Board of Directors in preparing and monitoring the succession plan, in the evaluation in the evaluation of the Board of Directors, of the Statutory Committees and of the Executive Board; as well as compensation strategy for ~~Directors and Officers, advisory committee members and members of the Supervisory Board,~~ Statutory Bodies and in proposals and other matters relating to people management policy.

Paragraph 2 The People Committee shall monitor the process of eligibility of Directors and Officers, ~~members of the Supervisory Board~~ and advisory committee members, in accordance with the legal and statutory provisions and considering the rules set forth in internal regulations.

Paragraph 3 The Board of Directors shall elect, from among its members, the Coordinator of the People Committee, who shall implement the resolutions approved by such Committee.

Paragraph 4 The People Committee shall consist of three to five members, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted, as follows:

I	up to three members of the Board of Directors; and
II	up to one external member with recognized professional experience in matters under the Committee's responsibility.

Paragraph 5 The Company’s Chief Executive Officer shall be a member of the People Committee, but shall not have the right to vote.

Paragraph 6 The People Committee shall meet regularly, deciding by majority vote and its resolutions shall be recorded the in the meeting minutes,including expressions of dissent and protests of its members, as established in the Rules of Procedure of the committee.

Article 66 The People Committee shall be granted operational autonomy ~~and budget allocation, either annually or per project, within limits approved by the Board of Directors,~~ to conduct activities within its scope, including the hiring of independent external specialists.

CHAPTER VI - SUPERVISORY BOARD - SB

Article 67 The Company shall have a non-permanent Supervisory Board, ~~which shall act collectively and individually~~, with the powers and duties set forth by Federal Law 6404/1976, and further applicable legal provisions.

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Article 68 The Supervisory Board, if installed, shall meet in compliance with its Rules of Procedure, to be duly entered in the minutes book.

Number and procedure

Article 69 The ~~non-permanent~~ Supervisory Board, if installed, shall consist of three members and an equal number of alternates, elected by the Shareholders' Meeting, pursuant to Federal Law 6404/1976~~, whose unified term of office shall be of one year, reelection being permitted.~~ The Supervisory Board, when installed, will operate until the first Ordinary General Meeting that takes place after its installation.

Paragraph 1 If installed, the members of the Supervisory Board shall elect, at the first meeting after their election, the Chairman, who shall be responsible for implementing the resolutions approved by such Board.

Paragraph 2 The members of the Supervisory Board, if installed, shall be natural persons, residing in the country, whose academic background is compatible with their position as members of such Board, according to the applicable law

Article 70 If installed, the powers and duties and the procedures of the Supervisory Board shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such body, duly approved by the Board itself.

Paragraph 1 The function of member of the Supervisory Board is non-delegable.

Paragraph 2 The members of the Supervisory Board have the same duties as the Officers and Directors dealt with in articles 153 to 156 of Brazilian Federal Law 6404/1976 and are liable for any damage arising from omission or negligence in the performance of their duties, or from malicious fraud, or from the violation of said law and of these Bylaws.

Vacancies and replacements

Article 71 If installed, in the event of vacancy, resignation or removal of a member of the Supervisory Board, the alternate shall take over until a replacement to serve for the remainder of the term of office is elected.

Representation of the Company and issuance of opinions

Article 72 If Installed, the Chairman of the Supervisory Board, or at least one of its members, shall attend Shareholders’ Meetings and answer shareholders' requests for information.

Sole Paragraph. If installed, the opinions and representations of the Supervisory Board, or of any of its members, may be presented and read at the Shareholders’ Meeting, regardless of publication and even if the matter is not on the agenda.

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CHAPTER VII - COMMON RULES APPLICABLE TO STATUTORY BODIES

Taking office, impediments and prohibitions

Article 73 In order to take office, members of the statutory bodies shall observe the minimum conditions imposed by Brazilian Federal Law 6404/1976, as well as comply with the Company's Nomination Policy.

Sole Paragraph. Due to incompatibility, individuals who fit the qualifications listed hereunder are prohibited form taking office as members of ~~the Board of Directors, Statutory Committees, the Executive Board and the Supervisory Board~~ Statutory Bodies and advisory committees of Copel, ~~if installed,~~ and its wholly-owned subsidiaries:

I	representatives of the regulatory bodies Copel is subject to, ministers of state, secretaries of state, municipal secretaries, holders of non-permanent positions connected with the public service, advising or of special nature in the public administration, political party, statutory officers and sitting members of the legislature in any state of the country, even when on leave; and
II	individuals who have taken part in the decision-making structure of a political party or have held a position in a trade union organization in the past 36 months;

Article 74 Members of the statutory bodies shall take office by signing the declaration of office, to be duly entered in the minutes book, subjecting themselves to the arbitration clause referenced in article 97.

Paragraph 1 The declaration of office must be signed within thirty days of the election or nomination of the members of the statutory bodies, under penalty of being declared void, unless justified by the body to which the member has been elected. Such declaration shall contain one address, for the purpose of receiving summons and subpoenas of administrative and judicial proceedings related to management acts of such members, the alteration of such address being allowed through written communication to the Company only.

Paragraph 2 In order to take office, members of the statutory bodies shall submit a declaration of assets, pursuant to current legislation, which shall be updated annually and upon expiration of their term of office.

~~Article 75 Prior to taking office, members of the Board of Directors and of the Executive Board shall sign the Directors and Officers Indemnity Form, and members of the Supervisory Board, if installed, shall sign the Members of the Supervisory Board Indemnity Form, under the terms of B3's Level 2 of Corporate Governance Regulations, as well as in compliance with the applicable legal requirements.~~

Article ~~76~~ 75 Members of Statutory Bodies ~~the Board of Directors, the Executive Board, the Supervisory Board, if installed, and the Statutory Committees~~ shall comply with Company's policies regarding the trading of Company's own shares and the disclosure of relevant facts and acts, in accordance with the rules of the Brazilian Securities Commission, by signing the appropriate form.

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Article ~~77~~ 76The shareholder and the members of Statutory Bodies ~~the Executive Board, the Board of Directors, the Supervisory Board and the Statutory Committees~~ who, for any reason, have a direct, indirect or conflicting interest with the Company in the passing of a given resolution shall abstain from discussing and voting it, even as representatives of third parties, the reason for such abstention being duly recorded on the meeting minutes, indicating the nature and extent of such interest.

~~Article 78 Members of the statutory bodies may resign voluntarily or be removed ad nutum, in compliance with the applicable legislation and these Bylaws.~~

~~Article 79 The term of office of the members of statutory bodies shall be automatically extended until such time when newly elected members take office, except in cases of resignation or removal of a former member~~.

Article ~~80~~ 77 In addition to the cases set forth by law, the position shall be considered vacant when:

I	a member of the Board of Directors, the Supervisory Board or the Statutory Committees fails to attend two consecutive meetings or three nonconsecutive meetings out of the last twelve, without proper justification for such absences;
II	a member of the Executive Board is absent from office for a period of more than 30 consecutive days, except in the case of leave of absence or upon due authorization by the Board of Directors.

Article ~~81~~ 78The collective and individual performance assessment of the members of the Board of Directors, the Statutory Committees, the Executive Board ~~and the Supervisory Board~~ of Copel, ~~if installed~~, and its wholly-owned subsidiaries shall be carried out annually by the Board of Directors and may rely on the support of an independent institution, if deemed necessary, according to previously established procedures, in compliance with the Company's Assessment Policy.

Article ~~82~~ 79A majority of the total number of members shall constitute a quorum for the meetings of the statutory bodies. The vote of a majority of members of the statutory body present at a meeting shall be the act of such body. Meeting minutes shall summarize resolutions passed, to be duly entered in the minutes book.

Paragraph 1 In case of a decision that is not unanimous, justification for the dissenting vote may be recorded, noting that the dissenting member who makes his or her dissent in the minutes of the meeting or, if this is not possible, gives immediate written notice of his or her position may be exempted from responsibility.

Paragraph 2 In the event of a tie, the member of the Board of Directors or the Executive Board presiding the meeting shall hold the casting vote, besides his or her own.

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Article ~~83~~ 80A member of a statutory body may, when invited, attend a meeting of another statutory body without voting rights.

Article ~~84~~ 81 The statutory bodies shall hold in-person meetings, participation through conference call or videoconference also being permitted, in compliance with these Bylaws and the specific Rules of Procedure of the statutory body.

Compensation

Article ~~85~~ 82 The compensation of members of the statutory bodies shall be established annually by the Shareholders' Meeting. Such members shall not be entitled to additional compensation or benefits resulting from the substitution of another member, owing to vacancies, absences or temporary impediments, in accordance with the provisions in these Bylaws.

Paragraph 1 Sole Paragraph. The compensation of the members of the Supervisory Board, if installed, established by the General Shareholders’ Meeting that elects them, shall observe the legally established minimum, in addition to the mandatory reimbursement of transportation and accommodation expenses necessary to perform the function.

Paragraph 2 If the Company’s Chief Executive Officer is elected a member of the Board of Directors, he shall not receive compensation for his or her position as a member of the Board of Directors.

CHAPTER VIII - FINANCIAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES AND DIVIDEND PAYOUT

Article ~~86~~ 83 The fiscal year coincides with the calendar year. At the end of each fiscal year the financial statements shall be prepared in compliance with the rules contained in Brazilian Federal Law 6404/1976, and in the rules of the Securities and Exchange Commission, including the mandatory independent audit of such statements by an auditor registered with that Securities and Exchange Commission.

Paragraph 1 The Company shall prepare its quarterly financial ~~statements~~ information and disclose them on its website.

Paragraph 2 At the end of each financial year, the Company shall prepare its financial statements as established by law. The guidelines hereunder shall be followed concerning the results of the financial year:

I	before any allocation to profit sharing payment can be made, the accumulated losses and income tax provision shall be deducted from yearly profit;
II	five percent of the net profit ascertained during the year shall be used to form the legal reserve, which shall not exceed twenty percent of the capital stock;

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III	the interest upon investments made with the Company's own capital in construction works in progress may be entered as a special reserve; and
IV	other reserves may be built by the Company, according to the requirements and up to the limits provided for in the law.

Article ~~87~~ 84 Shareholders shall be entitled, in each fiscal year, to receive dividends and/or interest on equity, which may not be less than twenty-five percent (25%) of net income adjusted in accordance with Brazilian Federal Law 6404/1976.

Paragraph 1 The Company may raise interim, semi-annual, quarterly or shorter financial statements and balance sheets. Based on retained earnings, profit reserves and net income for the current fiscal year, recorded in interim ~~semi-annual or quarterly~~ financial statements, the Board of Directors may decide on the distribution of interim dividends, interquartile dividends or payment of interest on shareholders' equity, provided that it is in accordance with the applicable law and the dividend policy ~~and without prejudice to subsequent ratification by the Annual Shareholders’ Meeting~~.

Paragraph 2 Intermediate and interquartile dividends and interest on equity distributed pursuant to paragraph 1, above, shall be imputed to the mandatory dividend related to the fiscal year in which they are declared, in compliance with the applicable legislation.

Paragraph 3 The mandatory dividend set forth in Article 73 may be suspended in the financial year in which the Board of Directors reports at the Annual Shareholders’ Meeting, based on the opinion issued by the Supervisory Board, if installed, that the distribution would be incompatible with the Company's financial standing.

Paragraph 4 The profits that cease to be distributed pursuant to paragraph 3 shall be recorded as a special reserve and, if not absorbed by losses in subsequent years, shall be distributed as soon as the Company's financial standing so permits.

Paragraph 5 When interest on equity is distributed, the percentage provided for in the caption sentence shall be considered reached in relation to the amount distributed net of taxes, under the terms of the applicable legislation.

Article ~~88~~ 85 In compliance with Brazilian Federal Law No. 6,404/1976, in a financial year the minimum mandatory dividend is paid out, the Shareholders’ Meeting shall set an annual limit on profit sharing by members of the Executive Board.

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CHAPTER IX - DISSOLUTION AND LIQUIDATION

Article ~~89~~ 86 The Company shall dissolve and go into liquidation in the cases provided for by law, and the Annual Shareholders’ Meeting shall establish the manner of liquidation and elect the liquidator, or liquidators, and the Supervisory Board, if installed, if its operation is requested by shareholders who make up the quorum established by law or regulation issued by the Securities and Exchange Commission, in compliance with the legal formalities, establishing their powers and compensation.

CHAPTER X - PERSONAL LIABILITY PROTECTION

Article ~~90~~ 87 The members of the Statutory Bodies ~~Board of Directors, of the Executive Board, the Supervisory Board, if installed, and the Statutory Committees~~ shall be liable for any loss or damages resulting from the performance of their duties, in compliance with the current law.

Article ~~91~~ 88 The Company shall ensure, in cases where there is no incompatibility with its own interests, the legal defense in judicial and administrative proceedings proposed by third parties against members and former members of statutory bodies, during or after the respective terms of office, for acts performed in the exercise of the office or of its functions.

Paragraph 1 The same protection established in the caption of this article shall be extended to employees acting as Company's agents and representatives who shall have been named as defendants in judicial and administrative proceedings exclusively for the performance of acts within the scope of authority granted to them by the Company or of duties delegated to them by the Senior Managers.

Paragraph 2 Legal assistance shall be secured by the Company’s legal office or through the corporate legal insurance plan, or, should those be unattainable, by a law firm hired at the discretion of the Company.

Paragraph 3 Should the Company fail to provide legal assistance, upon formal request by the interested party, as established in paragraph 2, the agent may hire an attorney whom he or she trusts, at his or her own expense, and shall be entitled to reimbursement of reasonable incurred expenses associated with the provision of legal services, fixed within the current market price for such legal counseling, after due approval by the Board of Directors, if, at the end of the legal proceedings, such interested party is acquitted or discharged from any liability.

Paragraph 4 In the event that an attorney is hired, pursuant to paragraph 3 of this article, the Board of Directors may decide to pay attorney’s fees in advance.

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Article ~~92~~ 89 The Company may enter into indemnity agreements, in compliance with the applicable legislation and the guidelines defined by the Indemnity Policy.

Paragraph 1 The contracts pursuant to the caption sentence of this article shall not indemnify acts performed:

I	outside the exercise of the powers or duties of its signatories;
II	in bad faith, with intent, willful misconduct, or from malicious fraud;
III	in pursuit their own private interest or the interest of third parties, to the detriment of the company's interest;
IV	other cases foreseen in the policy and in the respective indemnity agreement;

Paragraph 2 The indemnity agreement applies in case there is no civil liability insurance coverage, as foreseen in Article 96 of these Bylaws.

Article ~~93~~ 90 The Company shall ensure timely access to all documentation needed for legal assistance. Additionally, the Company shall meet all court costs, including notary and filing fees of any kind, administrative expenses and court deposits, when legal assistance is provided by Company’s legal office.

Article ~~94~~ 91 Should any of the interested parties mentioned in article ~~91~~ 88 of these Bylaws be found guilty or liable, by a final and unappealable judgment, for violation of the law or of these Bylaws, or for negligence or willful misconduct, they shall reimburse the Company of all costs and expenses incurred with legal assistance, in addition to any damages or losses arising from their actions.

Article ~~95~~ 92 The Company may maintain a permanent civil liability insurance for the members of the statutory bodies, pursuant to article ~~91~~ 88 of these Bylaws, as established by the Board of Directors and in the insurance policy, for the purpose of covering costs of proceedings and attorneys' fees for judicial and administrative proceedings filed against such parties in order to safeguard them from incurring liability arising from the exercise of their duties in the Company throughout their term of office.

CHAPTER XI - DISPOSAL OF THE COMPANY’S CONTROL AND EXIT FROM THE NOVO MERCADO

Article ~~96~~ 93 The direct or indirect disposal of the Company's control, ~~if applicable~~, either through a single operation or through successive operations, shall be subject to a condition ~~precedent or subsequent~~ that the acquirer undertakes to make a tender offer for the acquisition of the shares issued by the Company that are held by the other shareholders ~~of the Company~~, in compliance with the conditions and terms provided for in the legislation in force and in B3's ~~Level 2 Corporate Governance~~ Novo Mercado Regulations, so as to ensure them equal treatment to that given to the selling Controlling Shareholder.

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~~Sole Paragraph. The tender offer referred to in this article shall also be required: (i) in the event of onerous assignment of subscription rights related to shares and other~~

~~securities or rights related to securities convertible into shares, which may result in the disposal of the Company's control; or (ii) in the event of disposal of the control of a company that holds the Company's control, in which case the Selling Controlling Shareholder shall be obliged to declare to B3 the value attributed to the Company in such disposal and attach documentation evidencing such value.~~

Art. 94 Without prejudice to the provisions of the Novo Mercado, the voluntary exit from the Novo Mercado must be preceded by a public offer to acquire shares that observes the procedures provided for in the regulations issued by the Securities and Exchange Commission on public offers to acquire shares to cancel the registration of a publicly traded company and the following requirements:

I	the price offered must be fair, and it is possible to request a new evaluation of the Company in the manner established in Federal Law No. 6,404/1976; and
II	shareholders holding more than 1/3 of the outstanding shares must accept the public offer to acquire shares or expressly agree to the exit of the aforementioned segment without the effect of disposal of the shares.

Sole Paragraph - Voluntary departure from the Novo Mercado may occur regardless of the public offer mentioned in this Article, in the event of dismissal approved at the General Meeting, pursuant to the terms of the Novo Mercado Regulation.

Article 97 A person that acquires the Corporate Control of the Company, as a result of a stock purchase agreement executed with the Controlling Shareholder, involving any amount of shares, shall be required: (i) to conduct the tender offer mentioned n Article 96 above; and (ii) to pay, in the conditions indicated below, the amount equivalent to the difference between the price of the tender offer and the amount paid per shares eventually acquired in a stock exchange in the six month period prior to the date of acquisition of the Corporate Control, duly updated. Such amount shall be distributed among all persons who sold shares of the Company on the trading sessions in which the acquirer made the acquisitions, proportionally to the daily net sales balance of each one, and B3 shall operate the distribution, pursuant to its regulations.

Article 98 The Company shall not register any transfer of shares to the purchaser or to the one(s) that may hold the Controlling Power, until the purchaser(s) sign(s) the Statement of Consent of the Controlling Shareholders referred to in B3's Level 2 Corporate Governance Regulation.

Article 99 No shareholders' agreement providing for the exercise of the controlling power may be registered at the Company's headquarters until its signatories have signed the Statement of Consent of the Controlling Shareholders referred to in B3's Corporate Governance Level 2 Regulations.

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Article 100 In the tender offer for acquisition of shares, to be made by the Controlling Shareholder or by the Company, for cancellation of registration as a publicly-held company, the minimum price to be offered shall correspond to the economic value ascertained in the appraisal report prepared pursuant to Paragraphs 1 and 2 of this Article, in accordance with the applicable legal and regulatory rules.

Paragraph 1 The appraisal report referred to in the caption line of this Article shall be prepared by a specialized institution or company, with proven experience and independence as to the decision-making power of the Company, its Senior Managers and/or the Controlling Shareholder(s), in addition to meeting the requirements of Paragraph 1 of Article 8 of Brazilian Federal Law 6404/1976, and undertakes liability pursuant to paragraph 6 of the same legal provision.

Paragraph 2 The choice of the specialized valuation firm or institution incumbent of determining the economic value of the Company is a prerogative solely of the shareholders’ meeting, which will decide based on a list of three prospective appraisers recommended by the Board of Directors, provided that such decision shall be approved by the majority of the votes of the shareholders representing the Outstanding Shares attending such Shareholders' Meeting, and that each share, irrespective of its type or class, shall have the right to one vote, not considering any absent vote, which, if held on a first call, shall have the attendance of shareholders representing at least twenty percent (20%) of the total outstanding shares, or if held in a second call, may have the attendance of any number of shareholders representing outstanding shares.

CHAPTER XII - EXITING LEVEL 2 CORPORATE GOVERNANCE OF B3

~~Article 101 In the event of a resolution to exit B3's Level 2 of Corporate Governance so that the securities issued by the Company are registered for trading outside Level 2 of Corporate Governance, or if, by virtue of a corporate reorganization operation in which the securities issued by the company resulting from such reorganization are not admitted for trading at Level 2 of Corporate Governance, the Controlling Shareholder shall make a tender offer for acquisition of the shares belonging to the other shareholders of the Company, within one hundred and twenty (120) days from the date of the Shareholders’ Meeting that approves said operation, for at least the economic value to be ascertained in an valuation report prepared pursuant to paragraphs 1 and 2 of Article 102, in compliance with the applicable laws and regulations.~~

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~~Sole paragraph. The Controlling Shareholder shall be exempt from launching the tender offer set forth in the caption sentence of this Article if the Company delists from Level 2 of Corporate Governance by virtue of having executed a listing agreement for the shares to be listed and traded on the Novo Mercado listing segment, or if the Company resulting from corporate reorganization obtains authorization for trading securities on Novo Mercado within one hundred and twenty days, as of the date of the Shareholders’ Meeting that approves the referred transaction.~~

~~Article 102 In the absence of a Controlling Shareholder, should the Shareholders’ Meeting of the Company decide to delist from B3's Level 2 of Corporate Governance, for the shares to be traded outside such listing segment, or if, by virtue of a corporate reorganization operation in which the securities issued by the company resulting from such reorganization are not admitted for trading at Level 2 of Corporate Governance, or are not admitted for trading on Novo Mercado within one hundred and twenty days from the date of the Shareholders’ Meeting that approves said operation, the delisting will be contingent on a tender offer being launched in the same conditions set forth in Article 101 above.~~

~~Paragraph 1 For this purpose, the same Shareholders’ Meeting shall define the party or parties responsible for launching the tender offer foreseen herein, which party or parties, attending the meeting, will be required to undertake express commitment to launch such tender offer.~~

~~Paragraph 2 In the absence of a definition of the party or parties responsible for launching the tender offer, and in the event of a corporate reorganization operation, in which the company resulting from such reorganization does not have its securities admitted to trading at Level 2 of Corporate Governance, the shareholders voting to approve the corporate reorganization transaction shall be responsible for conducting the tender offer.~~

~~Article 103 The Company's withdrawal from B3's Corporate Governance Level 2 due to non- compliance with the obligations contained in the Level 2 Regulations is conditioned on the launching of a tender offer for acquisition of shares, at least for the economic value of the shares, to be ascertained in an appraisal report dealt with in Article 100 of these Bylaws, respecting the applicable legal and regulatory rules.~~

~~Paragraph 1 The Controlling Shareholder shall launch the tender offer for acquisition of shares provided for in the caption sentence of this Article.~~

~~Paragraph 2 In the event that there is no Controlling Shareholder and the exit from Level 2 of Corporate Governance of B3 referred to in the caption sentence of this article, the shareholders that have voted in favor of the resolution that implied the respective non-compliance shall make the public offer for acquisition of shares provided for in the caption sentence of this article.~~

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~~Paragraph 3 In the absence of a Controlling Shareholder, and when the delisting from Level 2 of Corporate Governance of B3 referred to in the caption sentence occurs due to an act or fact of management, the Company's Senior Managers shall call a Shareholders’ Meeting whose agenda shall be to resolve on how to remedy the non-compliance with the obligations contained in the Level 2 Regulations or, as the case may be, to resolve on the Company's exit from Level 2 of Corporate Governance.~~

~~Paragraph 4 Should the Shareholders’ Meeting mentioned in Paragraph 3 above resolve on the Company's withdrawal from B3's Level 2 of Corporate Governance, the said Shareholders’ Meeting shall define the party or parties responsible for launching the tender offer foreseen in the caption line of this article, which party or parties, attending the meeting, will be required to undertake express commitment to launch such tender offer.~~

CHAPTER XII~~I~~ - PROTECTION OF OWNERSHIP DISPERSION

Article ~~104~~ 95 The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed twenty-five percent (25%) of Copel's voting capital and does not return to a level below such percentage within one hundred and twenty days must launch a tender offer for the acquisition of all the remaining common shares, for an amount at least one hundred percent (100%) higher than the highest trading price of the common shares in the last five hundred and four (504) trading sessions prior to the date on which the shareholder or group of shareholders exceeded the limit set forth in this article, adjusted pro rata die at the SELIC interest rate.

Sole paragraph. The obligation to hold a tender offer shall not apply to shareholders who have, directly or indirectly, a higher stake than that provided for in the caption line of this article on the date of such provision's coming into force of, but shall apply if (1) in the future, after reduction, their interest increases and exceeds the percentage of 25% (twenty-five percent) of the Company's voting capital; or (2) not having reduced their stake below the percentage provided for in the caption line of this article, they acquire any additional shares that are not disposed of within the period provided for in this article.

Article ~~105~~ 96 The shareholder or group of shareholders that directly or indirectly becomes the holder of common shares that jointly exceed fifty percent (50%) of Copel's voting capital and does not return to a level below such percentage within one hundred and twenty days must launch a tender offer for the acquisition of all the remaining common shares, for an amount at least two hundred percent (200%) higher than the highest trading price of the common shares in the last five hundred and four (504) trading sessions prior to the date on which the shareholder or group of shareholders exceeded the limit set forth in this article, adjusted pro rata die at the SELIC interest rate

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CHAPTER XI~~V~~II - CONFLICT RESOLUTION

Article ~~106~~ 97 The Company, its shareholders, the members of the Board of Directors and of the Supervisory Board, if installed, and alternates undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, in the form of its regulation any and all disputes or controversies that may arise between them, related to or arising from, its status as an issuer, shareholders, administrators, members of the Audit Committee, members of Statutory Committees in particular, ~~the application, validity, effectiveness, interpretation, violation and its effects~~, arising from the provisions contained in Brazilian Federal Law 6404/1976 and Brazilian Federal Law 6.385/1976 subsequent amendments to these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the Securities and Exchange Commission, as well as other rules applicable to the operation of the capital market in general, in addition to those contained in the ~~Level 2 Corporate Governance Regulations of B3, the Arbitration Regulations, the Sanctions Regulations and the Level 2 B3’s Corporate Governance Participation Agreement~~. Novo Mercado Regulation, the other regulations of B3 and the Novo Mercado Share Agreement.

CHAPTER X~~I~~V - GENERAL PROVISIONS

Article ~~107~~ 98 In the event of withdrawal of shareholders, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised the right of withdrawal, in cases authorized by law, shall correspond to the equity value per share, to be calculated based on the last set of financial statements approved by the Shareholders' Meeting, the shareholder being allowed to request the preparation of a special balance sheet in the events provided for in article 45 of Brazilian Federal Law 6404/1976.

Article ~~108~~ 99 In addition to the shareholders' agreement, the Company shall comply with the guidelines and procedures provided for in federal, state and municipal law and in regulations and normative instructions issued by state and federal bodies.

~~Article 109 The employee representative, elected by the 68th Annual Shareholders' Meeting, held on April 28, 2023, as a member of the Board of Directors, shall hold the position until the end of his term of office, which ends at the Annual Shareholders' Meeting to be held in 2025.~~

III-44

APPENDIX I - AMENDMENTS TO THE CORPORATE BYLAWS

The original text of Copel Bylaws (filed at the Commercial Registry of the State of Paraná under No. 17,340 on June 16, 1955, and published in the Official Newspaper of the State of Paraná on June 25, 1955) has undergone the amendments listed hereunder.

Minutes of SM of	Commercial Registry File No. Date		Published in the ONS PR on
09.09.1969	83.759	10.01.1969	10.08.1969
08.21.1970	88.256	09.04.1970	09.14.1970
10.22.1970	88.878	11.05.1970	11.16.1970
04.28.1972	95.513	05.24.1972	05.30.1972
04.30.1973	101.449	08.15.1973	08.28.1973
05.06.1974	104.755	05.21.1974	06.05.1974
12.27.1974	108.364	02.07.1975	02.21.1975
04.30.1975	110.111	06.03.1975	06.18.1975
03.26.1976	114.535	04.29.1976	05.10.1976
02.15.1978	123.530	02.28.1978	03.08.1978
08.14.1979	130.981	11.09.1979	11.20.1979
02.26.1980	132.253	03.25.1980	04.16.1980
10.30.1981	139.832	12.01.1981	12.18.1981
05.02.1983	146.251	05.31.1983	06.14.1983
05.23.1984	150.596	07.26.1984	08.28.1984
12.17.1984	160.881	01.17.1985	02.11.1985
06.11.1985	162.212	07.01.1985	07.18.1985
01.12.1987	166.674	02.13.1987	02.26.1987
03.18.1987	166.903	04.07.1987	05.08.1987
06.19.1987	167.914	07.02.1987	07.14.1987
02.22.1994	18444,7	02.28.1994	03.17.1994
08.22.1994	309,0	09.20.1994	10.06.1994
02.15.1996	960275860	02.27.1996	03.06.1996
10.18.1996	961839597	10.29.1996	11.06.1996
07.10.1997	971614148	07.18.1997	07.22.1997
03.12.1998	980428793	04.01.1998	04.07.1998
04.30.1998	981597050	05.06.1998	05.12.1998
05.25.1998	981780954	05.28.1998	06.02.1998
01.26.1999	990171175	02.05.1999	02.11.1999
03.25.1999	990646483	04.14.1999	04.23.1999
03.27.2000	000633666	03.30.2000	04.07.2000
08.07.2001	20011994770	08.14.2001	08.27.2001
12.26.2002	20030096413	01.29.2003	02.10.2003
02.19.2004	20040836223	03.08.2004	03.19.2004
06.17.2005	20052144879	06.23.2005	07.05.2005
01.11.2006	20060050632	01.20.2006	01.25.2006
08.24.2006	20063253062	08.30.2006	09.11.2006
07.02.2007	20072743441	07.04.2007	07.27.2007
04.18.2008	20081683790	04.25.2008	05.27.2008

III-45

03.13.2009	20091201500	03.13.2009	03.31.2009
07.08.2010	20106612077	07.20.2010	08.04.2010
04.28.2011	20111122929	05.10.2011	06.07.2011
04.26.2012	20123192609	05.09.2012	05.15.2012
04.25.2013	20132186560	05.07.2013	05.20.2013
07.25.2013	20134231198	07.30.2013	08.09.2013
10.10.2013	20135861330	10.15.2013	10.25.2013
04.24.2014	20142274046	04.29.2014	05.05.2014
04.23.2015	20152615962	05.04.2015	05.06.2015
12.22.2016	20167724827	01.04.2017	01.06.2017
06.07.2017	20173251129	06.12.2017	06.19.2017
06.28.2018	20183296796	07.11.2018	07.17.2018
04.29.2019	20192743090	05.07.2019	05.10.2019
12.02.2019	20197383041	12.17.2019	12.19.2019
03.11.2021	20211660922	03.25.2021	04.06.2021
09.27.2021	20216601347	09.30.2021	10.18.2021
11.26.2021	20218025483	12.06.2021	12.10.2021
04.28.2023	20233084983	05.08.2023	05.12.2023
07.10.2023	20234989270	07.25.2023	07.28.2023

* As a result of the condition contained in the minutes of the 207th Extraordinary Shareholders' Meeting of July 10, 2023, Copel's Bylaws

as a Corporation came into force on August 11, 2023, with the settlement of the public offering of the Company's shares on B3.

III-46

APPENDIX II - CHANGES IN CAPITAL STOCK (ARTICLE 5)

Initial capital stock, on 03.28.1955: Cr$ 800,000,000.00

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of
10.01.1960	1,400,000,000.00	26350 - 10.13.1960	10.14.1960
04.16.1962	4,200,000,000.00	31036 - 05.03.1962	05.26.1962
11.11.1963	8,000,000,000.00	37291 - 11.28.1963	12.02.1963
10.13.1964	16,000,000,000.00	50478 - 10.23.1964	10.31.1964
09.24.1965	20,829,538,000.00	65280 - 10.15.1965	10.18.1965
10.29.1965	40,000,000,000.00	65528 - 11.12.1965	11.18.1965
09.20.1966	70,000,000,000.00	70003 - 10.11.1966	10.18.1966 [2]
	NCr$
10.31.1967	125,000,000.00	74817 - 12.01.1967	12.07.1967
06.17.1968	138,660,523.00	77455 - 06.27.1968	07.13.1968
11.27.1968	180,000,000.00	79509 - 12.10.1968	12.20.1968
06.06.1969	210,000,000.00	82397 - 07.11.1969	08.05.1969
10.13.1969	300,000,000.00	84131 - 10.30.1969	11.03.1969
12.03.1969	300,005,632.00	84552 - 12.16.1969	12.30.1969
04.06.1970	332,111,886.00	86263 - 05.14.1970	06.09.1970
	Cr$
11.24.1970	425,000,000.00	89182 - 12.11.1970	12.18.1970
12.18.1970	500,178,028.00	89606 - 02.04.1971	02.17.1971
07.31.1972	866,000,000.00	97374 - 09.21.1972	10.04.1972
04.30.1973 [3]	867,934,700.00	101449 - 08.15.1973	08.28.1973
08.31.1973	877,000,000.00	102508 - 11.09.1973	11.21.1973
10.30.1973 [4]	1,023,000,000.00	103387 - 01.25.1974	02.11.1974
05.30.1974	1,023,000,010.00	105402 - 06.21.1974	06.27.1974
12.27.1974	1,300,000,000.00	108364 - 02.07.1975	02.21.1975
04.30.1975	1,302,795,500.00	110111 - 06.13.1975	06.18.1975
12.22.1975	1,600,000,000.00	113204 - 01.15.1976	02.13.1976
03.26.1976	1,609,502,248.00	114535 - 04.29.1976	05.10.1976
12.17.1976	2,100,000,000.00	118441 - 01.14.1977	02.04.1977
08.29.1977	3,000,000,000.00	122059 - 10.14.1977	10.25.1977
11.16.1977	3,330,000,000.00	122721 - 12.13.1977	01.12.1978
04.28.1978	3,371,203,080.00	125237 - 07.06.1978	07.20.1978
12.14.1978	4,500,000,000.00	127671 - 01.19.1979	03.06.1979
03.05.1979	5,656,487,659.00	128568 - 05.04.1979	05.17.1979
04.30.1979	5,701,671,254.00	129780 - 07.24.1979	08.14.1979
09.24.1979	8,000,000,000.00	130933 - 11.05.1979	11.23.1979
03.27.1980	10,660,296,621.00	133273 - 06.17.1980	06.27.1980
04.29.1980	10,729,574,412.00	133451 - 06.27.1980	07.16.1980
10.16.1980	11,600,000,000.00	135337 - 12.02.1980	01.20.1981
04.30.1981	20,000,000,000.00	137187 - 05.19.1981	05.29.1981
10.30.1981	20,032,016,471.00	139832 - 12.01.1981	12.18.1981
04.30.1982	37,073,740,000.00	141852 - 06.01.1982	06.17.1982
10.29.1982	39,342,000,000.00	144227 - 12.14.1982	12.29.1982

2 Rectified by ONS PR on June 5, 1967

3 Ratified by ESM on August 7, 1973, published in ONS PR on August 23, 1973

4 Ratified by ESM on December 21, 1973, published in ONS PR on February 1, 1974

III-47

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of
03.14.1983	75,516,075,768.00	145422 - 04.12.1983	05.10.1983
05.02.1983	80,867,000,000.00	146251 - 05.31.1983	06.14.1983
09.01.1983	83,198,000,000.00	148265 - 10.25.1983	12.09.1983
04.10.1984	205,139,191,167.00	150217 - 06.15.1984	07.17.1984
04.10.1984	215,182,000,000.00	150217 - 06.15.1984	07.17.1984
10.05.1984	220,467,480,000.00	160412 - 11.08.1984	11.27.1984
03.25.1985	672,870,475,837.00	161756 - 05.21.1985	06.11.1985
03.25.1985	698,633,200,000.00	161756 - 05.21.1985	06.11.1985
09.18.1985	719,093,107,000.00	163280 - 11.14.1985	11.27.1985
	Cz$
04.25.1986	2,421,432,629.00	164815 - 06.11.1986	06.30.1986
10.23.1986	2,472,080,064.00	166138 - 11.06.1986	11.14.1986
03.18.1987	4,038,049,401.49	166903 - 04.07.1987	05.08.1987
03.18.1987	4,516,311,449.87	166903 - 04.07.1987	05.08.1987
09.18.1987	4,682,539,091.91	168598 - 10.06.1987	10.16.1987
04.14.1988	18,772,211,552.10	170034 - 05.06.1988	05.25.1988 [5]
04.14.1988	19,335,359,578.00	170034 - 05.06.1988	05.25.1988
06.14.1988	19,646,159,544.00	170727 - 07.11.1988	07.20.1988
04.25.1989	174,443,702,532.00	172902 - 05.26.1989	07.06.1989
	NCz$
04.25.1989	182,848,503.53	172902 - 05.26.1989	07.06.1989
06.26.1989	184,240,565.60	173374 - 07.12.1989	07.21.1989
	Cr$
03.30.1990	2,902,464,247.10	175349 - 05.02.1990	05.09.1990
03.30.1990	3,113,825,643.60	175349 - 05.02.1990	05.09.1990
05.25.1990	3,126,790,072.52	176016 - 07.10.1990	08.09.1990
03.25.1991	28,224,866,486.42	177809 - 04.26.1991	05.23.1991
03.25.1991	30,490,956,176.38	177809 - 04.26.1991	05.23.1991
05.23.1991	30,710,162,747.26	178337 - 06.18.1991	06.27.1991
04.28.1992	337,561,908,212.47	180617 - 06.08.1992	07.06.1992
04.28.1992	367,257,139,084.96	180617 - 06.08.1992	07.06.1992
06.25.1992	369,418,108,461.33	180899 - 07.09.1992	07.17.1992
04.01.1993	4,523,333,257,454.10	182553 - 04.29.1993	05.20.1993
04.01.1993	4,814,158,615,553.95	182553 - 04.29.1993	05.20.1993
06.15.1993	4,928,475,489,940.95 [6]	183139 - 07.13.1993	08.24.1993
04.26.1994	122,158,200,809.21 [7]	184781 - 05.10.1994	06.08.1994
	R$
04.25.1995	446,545,229.15	950696471 - 05.18.1995	06.19.1995
04.23.1996	546,847,990.88	960710000 - 05.07.1996	05.15.1996
07.29.1997	1,087,959,086.88	971614130 - 07.30.1997	08.01.1997
08.07.1997	1,169,125,740.56 [8]	971761671 - 08.12.1997	08.15.1997
03.12.1998	1,225,351,436.59	980428793 - 04.01.1998	04.07.1998
03.25.1999	1,620,246,833.38	990646483 - 04.14.1999	04.23.1999
12.26.2002	2,900,000,000.00	20030096413 - 01.29.2003	02.10.2003
04.29.2004	3,480,000,000.00	20041866290 - 06.07.2004	06.18.2004
04.27.2006	3,875,000,000.00	20061227897 - 05.09.2006	05.24.2006
04.27.2007	4,460,000,000.00	20071761462 - 05.15.2007	05.29.2007

5 Rectification in ONS No. 2780 of May 27, 1988

6 Due to Provisional Executive Act No. 336, dated July 28, 1993, which changed the national currency, as of August 1, 1993, the company capital is registered in "cruzeiros reais" (CR$ 4,928,475,475.41 as of the last date)

7 Due to Provisional Executive Act No. 542, dated June 30, 1994, which changed the national currency, as of July 1, 1994, the capital is entered in "reals" (R$ 44,421,146.54 as of last date)

8 Change in the capital stock authorized by the Board of Directors

III-48

SM of	NEW CAPITAL - Cr$	C.R.S.P FILE No. DATE	MINUTES in ONS PR of
04.27.2010	6,910,000,000.00	20105343960 - 05.06.2010	05.13.2010
12.22.2016	7,910,000,000.00	20167724827 - 01.04.2017	01.06.2017
04.29.2019	10,800,000,000.00	20192743090 - 05.07.2019	05.10.2019

III-49

ANNEX IV

TABLE COMPARING THE PROPOSED CHANGES TO THE BYLAWS, DESCRIBING THE CURRENT AND PROPOSED ARTICLES AND THE REASONING FOR THE CHANGE

Current Article Last amendment to the 211th EGM, dated 10/30/2024	Proposed bylaws	Rationale
CHAPTER I - CORPORATE NAME, DURATION, HEADQUARTERS AND CORPORATE PURPOSE	CHAPTER I - CORPORATE NAME, DURATION, HEADQUARTERS AND CORPORATE PURPOSE	Keep unchanged.
Art. 1 Companhia Paranaense de Energia – Copel, hereinafter referred to as “Copel” or the “Company,” is a publicly held corporation, endowed with legal personality under private law, governed by these Bylaws and by the applicable legislation.	Art. 1 Companhia Paranaense de Energia – Copel, hereinafter referred to as “Copel” or the “Company,” is a publicly held corporation, endowed with legal personality under private law, governed by these Bylaws and by the applicable legislation.	Keep unchanged.
Sole Paragraph. The Company’s corporate name may not be altered.	~~Sole Paragraph.~~ § 1 The Company’s corporate name may not be altered.	Renumbered, considering the inclusion of a new paragraph in Article 1.
NEW	§ 2 With the Company's entry into the Novo Mercado of B3 S.A. – Brazil, Bolsa, Balcão ("B3"), the Company, its shareholders, including controlling shareholders, administrators and members of the supervisory board, when installed, are subject to the provisions of the Novo Mercado Regulation.	Included for purposes of meeting Novo Mercado requirements.
Art. 2 The Company’s duration is indefinite.	Art. 2 The Company’s duration is indefinite.	Keep unchanged.
Art. 3 The Company has its principal place of business and legal venue in the City of Curitiba, State of Paraná, Brazil, and may establish branches, agencies, subsidiaries, and offices in Brazil and abroad,.	Art. 3 The Company has its principal place of business and legal venue in the City of Curitiba, State of Paraná, Brazil, and may establish branches, agencies, subsidiaries, and offices in Brazil and abroad,.	Keep unchanged.

IV-1

Sole Paragraph. The Company’s headquarters must always be located within the State of Paraná.	~~Sole Paragraph.The Company’s headquarters must always be located within the State of Paraná.~~	Excluded, item contained in the caput of Art. 3.
Art. 4 The corporate purpose of the Company is to:	Art. 4 The corporate purpose of the Company is to:	Keep unchanged.
I research and study, from technical and economic perspectives, any sources of energy, providing solutions for sustainable development;	I research and study, from technical and economic perspectives, any sources of energy, providing solutions for sustainable development;	Keep unchanged.
II research, study, plan, construct, and operate the production, transformation, transportation, storage, distribution, and trading of energy in any of its forms, principally electrical energy, fuels, and energy raw materials;	II research, study, plan, construct, and operate the production, transformation, transportation, storage, distribution, and trading of energy in any of its forms, principally electrical energy, fuels, and energy raw materials;	Keep unchanged.
III study, plan, design, construct, and operate dams and their reservoirs, as well as other projects aimed at the multiple use of water resources;	III study, plan, design, construct, and operate dams and their reservoirs, as well as other projects aimed at the multiple use of water resources;	Keep unchanged.
IV provide services in the fields of energy business, energy infrastructure, information, and technical assistance regarding the rational use of energy and business initiatives aimed at the implementation and development of economic activities, provided that such activities are previously authorized by the Board of Directors; and	IV provide services in the fields of energy business, energy infrastructure, information, and technical assistance regarding the rational use of energy, and business initiatives aimed at the implementation and development of economic activities, provided that such activities are previously authorized by the Board of Directors; and	Writing adjustment without change of meaning.

IV-2

V carry out activities in the fields of energy generation, electronic information transmission, communications and electronic controls, cellular telephony, and other activities of interest to Copel, being authorized, for these purposes and subject to prior authorization by the Board of Directors, to participate, preferably with a majority interest or a controlling interest, in consortia, companies, public bidding processes for new concessions, and/or existing companies established to operate existing concessions, taking into account, in addition to the general characteristics of the projects, the respective social and environmental impacts.	V carry out activities in the fields of energy generation, electronic information transmission, communications and electronic controls, cellular telephony, and other activities of interest to Copel, being authorized, for these purposes and subject to prior authorization by the Board of Directors, to participate, preferably with a majority interest or a controlling interest, in consortia, companies, public bidding processes for new concessions, and/or existing companies established to operate existing concessions, taking into account, in addition to the general characteristics of the projects, the respective social and environmental impacts.	Keep unchanged.
§ 1 The Company may, for the purpose of pursuing its corporate purpose, form subsidiaries, assume corporate control, and participate in the share capital of other companies or entities, provided that prior authorization is obtained from the Board of Directors.	§ 1 The Company may, for the purpose of pursuing its corporate purpose, form subsidiaries, assume corporate control, and participate in the share capital of other companies or entities, provided that prior authorization is obtained from the Board of Directors.	Inclusion of a comma, with no text change.
§ 2 For the purpose of pursuing its corporate purpose and within its scope of operations, the Company may open, establish, maintain, transfer, or close branches, offices, agencies, representations, or any other establishments, or appoint representatives, subject to applicable legal and regulatory provisions.	§ 2 For the purpose of pursuing its corporate purpose and within its scope of operations, the Company may open, establish, maintain, transfer, or close branches, offices, agencies, representations, or any other establishments, or appoint representatives, subject to applicable legal and regulatory provisions.	Keep unchanged.
§ 3 Upon the Company’s admission to the special listing segment known as Level 2 of Corporate Governance of B3 S.A. – Brasil, Bolsa, Balcão, the Company, its shareholders, officers (members of the Board of Directors and the Executive Board), and members of the Supervisory Board shall be subject to the provisions of the Level 2 Corporate Governance Listing Rules of B3 (Level 2 Regulation).	~~§ 3 Upon the Company’s admission to the special listing segment known as Level 2 of Corporate Governance of B3 S.A. – Brasil, Bolsa, Balcão, the Company, its shareholders, officers (members of the Board of Directors and the Executive Board), and members of the Supervisory Board shall be subject to the provisions of the Level 2 Corporate Governance Listing Rules of B3 (Level 2 Regulation).~~	Deleted, considering conversion of shares and migration to NM.
§ 4 The provisions of the Level 2 Corporate Governance Listing Regulation of B3 shall prevail over the provisions of these Bylaws in the event of any prejudice to the rights of the recipients of the public offers provided for herein.	~~§ 4 The provisions of the Level 2 Corporate Governance Listing Regulation of B3 shall prevail over the provisions of these Bylaws in the event of any prejudice to the rights of the recipients of the public offers provided for herein.~~	Deleted, considering conversion of shares and migration to NM.

IV-3

CHAPTER II - SHARE CAPITAL AND SHARES	CHAPTER II - SHARE CAPITAL AND SHARES	Keep unchanged.
Art. 5 The fully paid-in share capital amounts to BRL 12,831,618,938.25 (twelve billion, eight hundred thirty-one million, six hundred eighteen thousand, nine hundred thirty-eight reals and twenty-five cents), represented by 2,982,810,591 (two billion, nine hundred eighty-two million, eight hundred ten thousand, five hundred ninety-one) shares without par value, consisting of 1,300,347,300 (one billion, three hundred million, three hundred forty-seven thousand, three hundred) common shares and 1,682,463,291 (one billion, six hundred eighty-two million, four hundred sixty-three thousand, two hundred ninety-one) preferred shares, of which 3,128,000 (three million, one hundred twenty-eight thousand) are Class A preferred shares and 1,679,335,290 (one billion, six hundred seventy-nine million, three hundred thirty-five thousand, two hundred ninety) are Class B preferred shares, and 1 (one) special class preferred share held exclusively by the State of Paraná.	Art. 5 The fully paid-in share capital amounts to BRL 12,831,618,938.25 (twelve billion, eight hundred thirty-one million, six hundred eighteen thousand, nine hundred thirty-eight reals and twenty-five cents), ~~represented by 2,982,810,591 (two billion, nine hundred eighty-two million, eight hundred ten thousand, five hundred ninety-one) shares without par value, consisting of 1,300,347,300 (one billion, three hundred million, three hundred forty-seven thousand, three hundred) common shares and 1,682,463,291 (one billion, six hundred eighty-two million, four hundred sixty-three thousand, two hundred ninety-one) preferred shares, of which 3,128,000 (three million, one hundred twenty-eight thousand) are Class A preferred shares and 1,679,335,290 (one billion, six hundred seventy-nine million, three hundred thirty-five thousand, two hundred ninety) are Class B preferred shares,~~ totally subscribed and paid-in, divided into 2,982,810,590 (two billion, nine hundred eighty-two million, eight hundred ten thousand, five hundred ninety-one) common shares, nominative, book-entry shares, and without par value and in 1 (one) special class preferred share held exclusively by the State of Paraná.	Text adjustment. Article 5 will be amended, considering that the Company will only rely on common shares, without prejudice to the preferred share of a special class of exclusive ownership of the State of Paraná.
NEW	§ 1 Having observed the provisions of Article 100, the Company may, by resolution of the General Meeting, issue preferential, nominative and no nominal value shares, which will have the following characteristics, rights and advantages:	New, aiming to clarify the competence of the General Meeting regarding the deliberation for the issuance of preferred shares.

IV-4

NEW	I. except for the provisions of the Level 2 Regulation until migration to the Novo Mercado, they do not grant the holder the right to vote in the resolutions of the General Meeting, nor will they acquire the right to vote in full in the event of non-declaration or payment of the proceeds to which they are entitled;	New, aiming to clarify the rights of preferred shareholders.
NEW	II. confer priority of capital reimbursement in the event of liquidation of the Company's assets, without premium, in the amount corresponding to the percentage of the share capital amount represented by such share;	New, aiming to clarify the rights of preferred shareholders.
NEW	III. are automatically and compulsorily redeemable immediately upon issuance, without the need for a special meeting of shareholders holding preferred shares, the amount to be defined at the time of its issuance, to be paid in national currency on the date of redemption, the Company is permitted to withhold amounts for tribute payment purposes, taxes, fees and expenses for which, by law, the Company is responsible for carrying out the withholding at the source in the name and on behalf of the shareholder.	New, aiming to clarify the rights of preferred shareholders.
NEW	IV confer the right to receive proceeds on equal terms with the common shares issued by the Company; and	New, aiming to clarify the rights of preferred shareholders.
NEW	V confer the right to be included in a public offer of transfer of control, on equal terms with common shares.	New, aiming to clarify the rights of preferred shareholders.
§ 1 The share capital may be increased, by resolution of the Board of Directors, after consulting the Supervisory Board, if installed, pursuant to applicable law and without the need for an amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares for the following purposes:	§ ~~1º~~ 2 The share capital may be increased, by resolution of the Board of Directors, after consulting the Supervisory Board, if installed, pursuant to applicable law and without the need for an amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares for the following purposes:	Renumbering of the paragraph in view of the proposed adjustments in said article.
I - capitalization of profits and reserves;	I - capitalization of profits and reserves;	Keep unchanged.

IV-5

II - in the event the General Shareholders’ Meeting resolves to issue subscription warrants, debentures convertible into shares, or, pursuant to a plan approved by the General Shareholders’ Meeting, to grant stock options to officers and employees, the exercise of the respective conversion or subscription rights; or	II - in the event the General Shareholders’ Meeting resolves to issue subscription warrants, debentures convertible into shares, or, pursuant to a plan approved by the General Shareholders’ Meeting, to grant stock options to officers and employees, the exercise of the respective conversion or subscription rights; or	Text adjustment, no change in meaning.
III - placement, through sale on the stock exchange or public subscription of new common shares.	III - placement, through sale on the stock exchange or public subscription, of new common shares.	Text adjustment, no change in meaning.
§ 2 The shares are registered, book-entry shares, and are maintained in deposit accounts with a duly authorized financial institution.	§ ~~2º~~ 3 The shares are registered, book-entry shares, and are maintained in deposit accounts with a duly authorized financial institution.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 3 The Company is authorized to select the financial institution, by resolution of the Board of Directors, to maintain the book-entry shares in deposit accounts.	§ ~~3º~~ 4 The Company is authorized to select the financial institution, by resolution of the Board of Directors, to maintain the book-entry shares in deposit accounts.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 4 The Company may, with authorization from the Board of Directors, acquire its own shares, subject to the rules established by the Brazilian Securities and Exchange Commission.	§ ~~4º~~ 5 The Company may, with authorization from the Board of Directors, acquire its own shares, subject to the rules established by the Brazilian Securities and Exchange Commission.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 5 The special class preferred share, held exclusively by the State of Paraná, may only be redeemed with legal authorization and upon resolution by an Extraordinary General Shareholders’ Meeting.	§ ~~5º~~ 6 The special class preferred share, held exclusively by the State of Paraná, may only be redeemed with legal authorization and upon resolution by an Extraordinary General Shareholders’ Meeting.	Renumbering of the paragraph in view of the proposed adjustments in said article.

IV-6

§ 6 Capital increases may be carried out through the issuance of common shares and class B preferred shares, without maintaining proportionality with the existing classes or with the common shares, subject to the limit established under Federal Law No. 6,404/1976, as amended.	~~§ 6 Capital increases may be carried out through the issuance of common shares and class B preferred shares, without maintaining proportionality with the existing classes or with the common shares, subject to the limit established under Federal Law No. 6,404/1976, as amended.~~	Deleted, considering conversion of shares and migration to NM.
§ 7 The preferred shares shall grant their holders the following preferences and advantages:	~~§ 7 The preferred shares shall grant their holders the following preferences and advantages~~:	Deleted, considering conversion of shares and migration to NM.
I. Class A preferred shares shall have priority in the distribution of minimum dividends of ten percent (10%) per year, to be equally divided among them, calculated based on the capital paid in for this type and class of shares as of December 31 of the previous year, and such amount shall be credited against the mandatory dividend provided for in Article 87;	~~I. Class A preferred shares shall have priority in the distribution of minimum dividends of ten percent (10%) per year, to be equally divided among them, calculated based on the capital paid in for this type and class of shares as of December 31 of the previous year, and such amount shall be credited against the mandatory dividend provided for in Article 87;~~	Deleted, considering conversion of shares and migration to NM.
II. Class B preferred shares shall have priority in the distribution of mandatory dividends, to be equally divided among them, corresponding to a portion equivalent to at least twenty-five percent (25%) of net income, adjusted pursuant to Federal Law No. 6,404/1976, as amended, calculated proportionally to the capital paid in for this type and class of shares as of December 31 of the previous year;	~~II. Class B preferred shares shall have priority in the distribution of mandatory dividends, to be equally divided among them, corresponding to a portion equivalent to at least twenty-five percent (25%) of net income, adjusted pursuant to Federal Law No. 6,404/1976, as amended, calculated proportionally to the capital paid in for this type and class of shares as of December 31 of the previous year;~~	Deleted, considering conversion of shares and migration to NM.
III. The dividends secured by the preceding item to class B preferred shares shall have priority only over common shares and shall be paid solely from the remaining profits after the payment of the priority dividends to class A preferred shares;	~~III. The dividends secured by the preceding item to class B preferred shares shall have priority only over common shares and shall be paid solely from the remaining profits after the payment of the priority dividends to class A preferred shares;~~	Deleted, considering conversion of shares and migration to NM.
IV The dividend to be paid per class A and class B preferred share shall be at least ten percent (10%) higher than that attributed to each common share, in accordance with the provisions of Federal Law No. 6,404/1976, as amended;	~~IV The dividend to be paid per class A and class B preferred share shall be at least ten percent (10%) higher than that attributed to each common share, in accordance with the provisions of Federal Law No. 6,404/1976, as amended;~~	Deleted, considering conversion of shares and migration to NM.

IV-7

V. Class A and class B preferred shares shall acquire full voting rights if the priority or minimum dividends to which they are entitled are not paid for three (3) consecutive fiscal years; and	~~V. Class A and class B preferred shares shall acquire full voting rights if the priority or minimum dividends to which they are entitled are not paid for three (3) consecutive fiscal years; and~~	Deleted, considering conversion of shares and migration to NM.
VI Class A and Class B preferred shares guarantee their holders the right to be included in any public tender offer for the acquisition of shares resulting from the Company’s Change of Control, at the same price and under the same conditions offered to the Selling Controlling Shareholder; and	~~VI Class A and Class B preferred shares guarantee their holders the right to be included in any public tender offer for the acquisition of shares resulting from the Company’s Change of Control, at the same price and under the same conditions offered to the Selling Controlling Shareholder; and~~	Deleted, considering conversion of shares and migration to NM.
VII The special class preferred share held by the State of Paraná shall confer upon the State of Paraná priority in the reimbursement of capital, without premium, in the event of the Company’s liquidation, corresponding to the percentage that such share represents of the share capital, and the power to veto resolutions at the general shareholders’ meeting:	~~VII~~ §7The special class preferred share held by the State of Paraná shall confer upon the State of Paraná priority in the reimbursement of capital, without premium, in the event of the Company’s liquidation, corresponding to the percentage that such share represents of the share capital, and the power to veto resolutions at the general shareholders’ meeting:	Renumbering of the paragraph in view of the proposed adjustments in said article.
a) that authorize the officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. in the event that the investments, as from the 2021/2025 rate cycle, deemed prudent by Aneel (Agência Nacional de Energia Elétrica [National Agency for Electricity]), do not reach, at a minimum, 2.0 times the Regulatory Depreciation Quota (QRR, Quota de Reintegração Regulatória) for that same Ordinary Rate Review cycle and/or on an accumulated basis by the end of the concession;	a) that authorize the officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. in the event that the investments, as from the 2021/2025 rate cycle, deemed prudent by Aneel (Agência Nacional de Energia Elétrica [National Agency for Electricity]), do not reach, at a minimum, 2.0 times the Regulatory Depreciation Quota (QRR, Quota de Reintegração Regulatória) for that same Ordinary Rate Review cycle and/or on an accumulated basis by the end of the concession;	Keep unchanged.
b) that aim to amend the Bylaws in order to remove or modify:	b) that aim to amend the Bylaws in order to remove or modify:	Keep unchanged.

IV-8

1. the obligation to maintain the Company’s current corporate name;	1. the obligation to maintain the Company’s current corporate name;	Keep unchanged.
2. the obligation to maintain the Company’s headquarters in the State of Paraná;	2. the obligation to maintain the Company’s headquarters in the State of Paraná;	Keep unchanged.
3. the prohibition against any shareholder or group of shareholders exercising voting rights in a number exceeding 10% (ten percent) of the shares into which COPEL’s voting share capital is divided;	3. the prohibition against any shareholder or group of shareholders exercising voting rights in a number exceeding 10% (ten percent) of the shares into which COPEL’s voting share capital is divided;	Keep unchanged.
4. the prohibition against the execution, filing, and registration of shareholders’ agreements for the exercise of voting rights, except for the formation of voting blocs with a number of votes below the limit set forth in these Bylaws; and	4. the prohibition against the execution, filing, and registration of shareholders’ agreements for the exercise of voting rights, except for the formation of voting blocs with a number of votes below the limit set forth in these Bylaws; and	Keep unchanged.
5. the exclusive authority of the general shareholders’ meeting to authorize the administrators to approve and execute the Copel Distribuição S.A. Annual Investment Plan if the investments, starting from the 2021/2025 rate cycle, deemed prudent by Aneel, do not reach at least 2.0x the Regulatory Depreciation Quota (QRR) for that same Ordinary Rate Review cycle and/or, in the aggregate, by the end of the concession term.	5. the exclusive authority of the general shareholders’ meeting to authorize the administrators to approve and execute the Copel Distribuição S.A. Annual Investment Plan if the investments, starting from the 2021/2025 rate cycle, deemed prudent by Aneel, do not reach at least 2.0x the Regulatory Depreciation Quota (QRR) for that same Ordinary Rate Review cycle and/or, in the aggregate, by the end of the concession term.	Keep unchanged.
§ 8 Each Class A and Class B preferred share grants its holder restricted voting rights, exclusively on the following matters:	~~§ 8 Each Class A and Class B preferred share grants its holder restricted voting rights, exclusively on the following matters:~~	Deleted, considering conversion of shares and migration to NM.
I transformation, merger, consolidation, or spin-off of the Company;	~~I transformation, merger, consolidation, or spin-off of the Company;~~	Deleted, considering conversion of shares and migration to NM.

IV-9

II approval of agreements between the Company and the Controlling Shareholder, whether directly or through third parties, as well as with other companies in which the Controlling Shareholder holds an interest, whenever such agreements, by legal or statutory provision, must be resolved at a General Shareholders’ Meeting;	~~II approval of agreements between the Company and the Controlling Shareholder, whether directly or through third parties, as well as with other companies in which the Controlling Shareholder holds an interest, whenever such agreements, by legal or statutory provision, must be resolved at a General Shareholders’ Meeting;~~	Deleted, considering conversion of shares and migration to NM.
III valuation of assets contributed for the purposes of increasing the Company’s share capital;	~~III valuation of assets contributed for the purposes of increasing the Company’s share capital;~~	Deleted, considering conversion of shares and migration to NM.
IV selection of a specialized institution or firm to determine the Economic Value of the Company, as provided in Article 100 of these Bylaws;	~~IV selection of a specialized institution or firm to determine the Economic Value of the Company, as provided in Article 100 of these Bylaws;~~	Deleted, considering conversion of shares and migration to NM.
V amendment or repeal of statutory provisions that alter or modify any of the requirements set forth in item 4.1 of the Level 2 Corporate Governance Regulation of B3, it being understood that such voting right shall prevail for as long as the Participation Agreement in Level 2 Corporate Governance remains in effect; and	~~V amendment or repeal of statutory provisions that alter or modify any of the requirements set forth in item 4.1 of the Level 2 Corporate Governance Rules of B3, it being understood that such voting right shall prevail for as long as the Participation Agreement in Level 2 Corporate Governance remains in effect; and~~	Deleted, considering conversion of shares and migration to NM.
VI removal or amendment intended to eliminate the right provided in item XXIX of Article 30, as well as the right provided in this item, it being understood that such amendment shall require the approval of the majority of the preferred shares in a special shareholders’ meeting called for this purpose.	~~VI removal or amendment intended to eliminate the right provided in item XXIX of Article 30, as well as the right provided in this item, it being understood that such amendment shall require the approval of the majority of the preferred shares in a special shareholders’ meeting called for this purpose.~~	Deleted, considering conversion of shares and migration to NM.
§ 9 Subject to the veto power provided for in item VII of paragraph 7 of this article, the special class preferred share held by the State of Paraná shall not carry voting rights, nor shall it acquire voting rights in the event of nonpayment of the distributions to which it is entitled.	§ ~~9º~~ 8Subject to the veto power provided for in item VII ~~of paragraph 7 paragraph 7~~  paragraph 7 of this article, the special class preferred share held by the State of Paraná shall not carry voting rights, nor shall it acquire voting rights in the event of nonpayment of the distributions to which it is entitled.	Renumbering of the paragraph in view of the proposed adjustments in said article.

IV-10

§ 10 The veto power provided for in item VII of paragraph 7 of this article may only be exercised in accordance with the terms of State of Paraná Law No. 21,272/2022 and applicable legislation.	§ ~~10~~ 9 The veto power provided for in ~~item VII of~~ paragraph 7 of this article may only be exercised in accordance with the terms of State of Paraná Law No. 21,272/2022 and applicable legislation.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 11 The shares issued by the Company may be converted into another type and class, subject to the following rules:	~~§ 11 The shares issued by the Company may be converted into another type and class, subject to the following rules:~~	Deleted, considering conversion of shares and migration to NM.
I the class A preferred shares may be converted into class B preferred shares at any time;	~~I the class A preferred shares may be converted into class B preferred shares at any time;~~	Deleted, considering conversion of shares and migration to NM.
II the class A and class B preferred shares may be converted into common shares, in accordance with the timeframes, conditions, and procedures established by the Board of Directors; and	~~II the class A and class B preferred shares may be converted into common shares, in accordance with the timeframes, conditions, and procedures established by the Board of Directors; and~~	Deleted, considering conversion of shares and migration to NM.
III under no circumstances may the common shares or class B preferred shares be converted into class A preferred shares.	~~III under no circumstances may the common shares or class B preferred shares be converted into class A preferred shares.~~	Deleted, considering conversion of shares and migration to NM.
§ 12 The issuances of shares, subscription warrants, convertible debentures, or other securities, up to the limit of the authorized capital, the placement of which occurs through sale on a stock exchange or public offering, may be approved with the exclusion of preemptive rights or reduction of the term for their exercise, in accordance with Federal Law No. 6,404/1976 and subsequent amendments.	§ ~~12~~ 10 The issuances of shares, subscription warrants, convertible debentures, or other securities, up to the limit of the authorized capital, the placement of which occurs through sale on a stock exchange or public offering, may be approved with the exclusion of preemptive rights or reduction of the term for their exercise, in accordance with Federal Law No. 6,404/1976 and subsequent amendments.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 13 The debentures may be either non-convertible or convertible into shares, in accordance with Federal Law No. 6,404/1976 and subsequent amendments.	§ ~~13~~ 11 The debentures may be either non-convertible or convertible into shares, in accordance with Federal Law No. 6,404/1976 and subsequent amendments.	Renumbering of the paragraph in view of the proposed adjustments in said article.

IV-11

Art. 6 No shareholder or group of shareholders, whether Brazilian or foreign, public or private, shall be permitted to exercise voting rights in excess of 10% (ten percent) of the total number of shares comprising Copel’s voting capital, regardless of their ownership interest in the share capital.	Art. 6 No shareholder or group of shareholders, whether Brazilian or foreign, public or private, shall be permitted to exercise voting rights in excess of 10% (ten percent) of the total number of shares comprising Copel’s voting capital, regardless of their ownership interest in the share capital.	Keep unchanged.
Sole Paragraph – In the event that Copel’s preferred shares carry restricted voting rights or come to confer full voting rights under Article 111, paragraph 1, of Law No. 6,404 of 1976, the limitation set forth in the main clause of this Article 6 shall also apply to such preferred shares, such that all shares held by the shareholder or group of shareholders that confer voting rights with respect to a particular resolution (whether common or preferred shares) shall be considered for purposes of calculating the number of votes pursuant to the main clause of this Article.	~~Sole Paragraph – In the event that Copel’s preferred shares carry restricted voting rights or come to confer full voting rights under Article 111, paragraph 1, of Law No. 6,404 of 1976, the limitation set forth in the main clause of this Article 6 shall also apply to such preferred shares, such that all shares held by the shareholder or group of shareholders that confer voting rights with respect to a particular resolution (whether common or preferred shares) shall be considered for purposes of calculating the number of votes pursuant to the main clause of this Article.~~	Deleted, considering conversion of shares and migration to the Novo Mercado.
Art. 7 The execution of shareholders’ agreements aimed at regulating the exercise of voting rights in a number exceeding 10% (ten percent) of the total number of shares comprising Copel’s voting capital shall be prohibited, including in the situation described in Article 6, sole paragraph.	Art. 7 The execution of shareholders’ agreements aimed at regulating the exercise of voting rights in a number exceeding 10% (ten percent) of the total number of shares comprising Copel’s voting capital shall be prohibited~~, including in the situation described in Article 6, sole paragraph.~~	Adjustment of text considering conversion of actions and migration to NM.
§ 1 The Company shall not file any shareholders’ agreement regarding the exercise of voting rights that conflicts with the provisions of these Bylaws.	§ 1 The Company shall not file any shareholders’ agreement regarding the exercise of voting rights that conflicts with the provisions of these Bylaws.	Keep unchanged.
§ 2 The chair of the Copel General Shareholders’ Meeting shall not count votes cast in violation of the rules set forth in Articles 6 and 7 of these Bylaws, without prejudice to the exercise of the State of Paraná’s right of veto, pursuant to Article 5 of these Bylaws.	§ 2 The chair of the Copel General Shareholders’ Meeting shall not count votes cast in violation of the rules set forth in Articles 6 and 7 of these Bylaws, without prejudice to the exercise of the State of Paraná’s right of veto, pursuant to Article 5 of these Bylaws.	Text adjustment, no change in meaning.

IV-12

Art. 8 For purposes of these Bylaws, a group of shareholders shall be deemed to mean two (2) or more shareholders of the Company:	Art. 8 For purposes of these Bylaws, a group of shareholders shall be deemed to mean two (2) or more shareholders of the Company:	Keep unchanged.
I Who are parties to a voting agreement, either directly or through controlled companies, controlling companies, or companies under common control;	I Who are parties to a voting agreement, either directly or through controlled companies, controlling companies, or companies under common control;	Keep unchanged.
II If one is, directly or indirectly, the controlling shareholder or controlling company of the other or of the others;	II If one is, directly or indirectly, the controlling shareholder or controlling company of the other or of the others;	Keep unchanged.
III Who are companies directly or indirectly controlled by the same individual or entity, or group of individuals or entities, whether shareholders or not; or	III Who are companies directly or indirectly controlled by the same individual or entity, or group of individuals or entities, whether shareholders or not; or	Keep unchanged.
IV Who are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universality of rights, or any other form of organization or enterprise with the same administrators or managers, or whose administrators or managers are companies directly or indirectly controlled by the same individual or entity, or group of individuals or entities, whether shareholders or not.	IV Who are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universality of rights, or any other form of organization or enterprise with the same administrators or managers, or whose administrators or managers are companies directly or indirectly controlled by the same individual or entity, or group of individuals or entities, whether shareholders or not.	Keep unchanged.
§ 1 In the case of investment funds with a common administrator or manager, they shall only be considered a group of shareholders if the investment policy and the policy for exercising voting rights at shareholders’ meetings, as provided in their respective regulations, are the responsibility of the administrator or manager, as the case may be, on a discretionary basis.	§ 1 In the case of investment funds with a common administrator or manager, they shall only be considered a group of shareholders if the investment policy and the policy for exercising voting rights at shareholders’ meetings, as provided in their respective regulations, are the responsibility of the administrator or manager, as the case may be, on a discretionary basis.	Keep unchanged.

IV-13

§ 2 In addition to the provisions of the caput and preceding paragraphs of this article, any shareholders represented by the same attorney-in-fact, administrator, or representative in any capacity shall also be deemed part of the same group of shareholders, except in the case of holders of securities issued under the Company’s Depositary Receipts program when represented by the respective depositary bank, provided that they do not fall within any of the other situations set forth in the caput or paragraph 1 of this article.	§ 2 In addition to the provisions of the caput and preceding paragraphs of this article, any shareholders represented by the same attorney-in-fact, administrator, or representative in any capacity shall also be deemed part of the same group of shareholders, except in the case of holders of securities issued under the Company’s Depositary Receipts program when represented by the respective depositary bank, provided that they do not fall within any of the other situations set forth in the caput or paragraph 1 of this article.	Keep unchanged.
§ 3 In the case of shareholders’ agreements governing the exercise of voting rights, all signatories thereto shall be deemed, for purposes of this article, to be part of a group of shareholders for the application of the voting limit set forth in Articles 6 and 7.	§ 3 In the case of shareholders’ agreements governing the exercise of voting rights, all signatories thereto shall be deemed, for purposes of this article, to be part of a group of shareholders for the application of the voting limit set forth in Articles 6 and 7.	Keep unchanged.
§ 4 Shareholders must keep Copel informed of their membership in a group of shareholders pursuant to these Bylaws if such group of shareholders holds, in the aggregate, shares representing 10% (ten percent) or more of Copel’s voting capital.	§4 Shareholders must keep Copel informed of their membership in a group of shareholders, pursuant to these Bylaws if such group of shareholders holds, in the aggregate, shares representing 10% (ten percent) or more of Copel’s voting capital.	Text adjustment, no change in meaning.
§ 5 The members of the board of shareholders’ meetings may request documents and information from shareholders, as they deem necessary, in order to verify whether a shareholder belongs to a group of shareholders that may hold 10% (ten percent) or more of Copel’s voting capital.	§ 5 The members of the board of shareholders’ meetings may request documents and information from shareholders, as they deem necessary, in order to verify whether a shareholder belongs to a group of shareholders that may hold 10% (ten percent) or more of Copel’s voting capital.	Text adjustment, no change in meaning.
CHAPTER III – GENERAL ASSEMBLY (GA)	CHAPTER III – GENERAL ASSEMBLY (GA)	Keep unchanged.
Art. 9 The General Shareholders’ Meeting is the Company’s highest authority, vested with powers to deliberate on all matters related to its corporate purpose, and shall be governed by applicable law.	Art. 9 The General Shareholders’ Meeting is the Company’s highest authority, vested with powers to deliberate on all matters related to its corporate purpose, and shall be governed by applicable law.	Keep unchanged.

IV-14

Art. 10 The General Shareholders’ Meeting shall be called by the Board of Directors or, in the cases permitted by law, by the Executive Board, the Supervisory Board, if installed, or by the shareholders.	Art. 10 The General Shareholders’ Meeting shall be called by the Board of Directors or, in the cases permitted by law, by the ~~Executive~~ Management, the Supervisory Board, if installed, or by the shareholders.	Text adjustment, no change in meaning.
Art. 11 The notice of call shall be made in accordance with applicable law, and the documents related to the respective agenda shall be made available on the same date as the call notice, in an accessible manner, including electronically.	Art. 11 The notice of call shall be made in accordance with applicable law, and the documents related to the respective agenda shall be made available ~~on the same date as the call notice~~, in an accessible manner, including electronically.	Adjustment of text to clarify rules for convening the General Meeting.
Sole Paragraph. At the General Shareholders’ Meetings, only matters included in the notice of call shall be addressed, and the inclusion of general matters on the Meeting’s agenda shall not be permitted.	Sole Paragraph. At the General Shareholders’ Meetings, only matters included in the notice of the call shall be addressed, and the inclusion of general matters in the Meeting’s agenda shall not be permitted.	Text adjustment, no change in meaning
Art. 12 The General Shareholders’ Meeting shall be convened and chaired by the Chairman of the Board of Directors or by a substitute appointed by the Chairman and, in the absence of both, by one (1) shareholder chosen at the time by the shareholders present.	Art. 12 The General Shareholders’ Meeting shall be convened and chaired by the Chairman of the Board of Directors or by a substitute appointed by the Chairman and, in the absence of both, by one (1) shareholder chosen at the time by the shareholders present.	Keep unchanged.
§1 The quorum for convening General Shareholders’ Meetings, as well as for passing resolutions, shall be that determined by applicable law.	§1 The quorum for convening General Shareholders’ Meetings, as well as for passing resolutions, shall be that determined by applicable law.	Keep unchanged.
§ 2 The Chairman of the Meeting shall choose one (1) secretary from among those present.	§2 The Chairman of the General Meeting shall choose one (1) secretary from among those present.	Text adjustment, no change in meaning

IV-15

Art. 13 The General Shareholders’ Meeting shall be held ordinarily within the first four (4) months following the end of the fiscal year to deliberate on the matters provided for by law, and extraordinarily whenever necessary.	Art. 13 The General Shareholders’ Meeting shall be held ordinarily within the first four (4) months following the end of the fiscal year to deliberate on the matters provided for by law, and extraordinarily whenever necessary.	Keep unchanged.
Sole Paragraph. The Ordinary General Shareholders’ Meeting and the Extraordinary General Shareholders’ Meeting may be convened and held cumulatively, at the same place, date, and time, and recorded in a single set of minutes.	Sole Paragraph. The Ordinary General Shareholders’ Meeting and the Extraordinary General Shareholders’ Meeting may be convened and held cumulatively, at the same place, date, and time, and recorded in a single set of minutes.	Keep unchanged.
Art. 14 Each share entitled to vote at the General Shareholders’ Meeting shall confer one (1) vote, subject to the voting limits applicable to each shareholder and group of shareholders, pursuant to Articles 6 and 7 of these Bylaws.	Art. 14 Each common share ~~entitled to vote~~ at the General Shareholders’ Meeting shall confer one (1) vote, subject to the voting limits applicable to each shareholder and group of shareholders, pursuant to Articles 6 and 7 of these Bylaws.	Text adjustment, no change in meaning
Art. 15 A shareholder may participate in and be represented by a proxy at the General Shareholders’ Meetings, upon presentation, at the time of the meeting or beforehand, of documents and a power of attorney granting specific powers, as provided by law.	Art. 15 A shareholder may participate in and be represented by a proxy at the General Shareholders’ Meetings, upon presentation, at the time of the meeting or beforehand, of documents and a power of attorney granting specific powers, as provided by law.	Keep unchanged.
Art. 16 The minutes of the General Shareholders’ Meeting shall be drawn up as a summary of the events that occurred, including any dissents and protests, and shall record only the resolutions passed, pursuant to Paragraph 1 of Article 130 of Law No. 6,404 of 1976, and its publication may omit the shareholders’ signatures, pursuant to Paragraph 2 of Article 130 of Law No. 6,404 of 1976.	Art. 16 The minutes of the General Shareholders’ Meeting shall be drawn up as a summary of the events that occurred, including any dissents and protests, and shall record only the resolutions passed, pursuant to Paragraph 1 of Article 130 of Law No. 6,404 of 1976, and its publication may omit the shareholders’ signatures, pursuant to Paragraph 2 of Article 130 of Law No. 6,404 of 1976.	Keep unchanged.
Art. 17 The General Shareholders’ Meeting, in addition to other cases provided by law, shall meet to resolve on:	Art. 17 The General Shareholders’ Meeting, in addition to other cases provided by law, shall meet to resolve on:	Keep unchanged.
I the increase of share capital beyond the limit authorized in the Bylaws;	I the increase of share capital beyond the limit authorized in the Bylaws;	Keep unchanged.

IV-16

II the appraisal of assets contributed by the shareholder for the formation of share capital;	II the appraisal of assets contributed by the shareholder for the formation of share capital;	Keep unchanged.
III the transformation, merger, consolidation, spin-off, dissolution, and liquidation of the company;	III the transformation, merger, consolidation, spin-off, dissolution, and liquidation of the ~~company~~Company;	Text adjustment, no change in meaning
IV the amendment of the Bylaws;	IV the amendment ~~of~~ of these Bylaws;	Text adjustment, no change in meaning
V the election and removal, at any time, of the members of the Board of Directors, the Supervisory Board, if installed, and their respective alternates;	V the election and removal, at any time, of the members of the Board of Directors, the Supervisory Board, if installed, and their respective alternates;	Keep unchanged.
VI the setting of compensation for the officers, the members of the Supervisory Board, and the members of the Statutory Committees;	VI the setting of the overall compensation for the officers and the members of the Supervisory Board,  ~~and the members of the Statutory Committees;~~	Adjustment of text, aiming to clarify the competence of the General Meeting in relation to the setting of remuneration of administrators and members of the Supervisory Board.
VII the approval of the financial statements, the allocation of the results for the fiscal year, and the distribution of dividends, in accordance with the dividend policy;	VII the approval of the financial statements, of the management`accounts, of the allocation of the results for the fiscal year, and the distribution of dividends, in accordance with the dividend policy;	Adjustment of text, considering the provisions of Art. 122, III of the Corporations Act.
VIII authorization for the Company to file a civil liability lawsuit against officers for losses caused to its assets;	VIII authorization for the Company to file a civil liability lawsuit against officers for losses caused to its assets;	Keep unchanged.
IX disposal of real estate assets directly linked to the provision of services and the creation of real encumbrances over them;	IX disposal of real estate assets directly linked to the provision of services and the creation of real encumbrances over them;	Keep unchanged.
X the exchange of shares or other securities;	X the exchange of shares or other securities;	Keep unchanged.
XI the issuance of debentures convertible into shares beyond the limit of the authorized capital set forth in these Bylaws;	XI the issuance of debentures convertible into shares beyond the limit of the authorized capital set forth in these Bylaws;	Keep unchanged.

IV-17

XII the issuance of any other securities or financial instruments convertible into shares, whether in Brazil or abroad, beyond the limit of the authorized capital set forth in these Bylaws;	XII the issuance of any other securities or financial instruments convertible into shares, whether in Brazil or abroad, beyond the limit of the authorized capital set forth in these Bylaws;	Keep unchanged.
XIII the election and removal, at any time, of liquidators, and the review of their accounts;	XIII the election and removal, at any time, of liquidators, and the review of their accounts;	Text adjustment, no change in meaning.
XIV authorization for the officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if, beginning with the 2021–2025 rate cycle, the investments deemed prudent by Aneel do not reach at least 2.0x the Regulatory Reintegration Quota (QRR) for that same Ordinary Rate Review cycle and/or, on a cumulative basis, through the end of the concession.	XIV authorization for the officers to approve and execute the Annual Investment Plan of Copel Distribuição S.A. if, beginning with the 2021–2025 rate cycle, the investments deemed prudent by Aneel do not reach at least 2.0x the Regulatory Reintegration Quota (QRR) for that same Ordinary Rate Review cycle and/or, on a cumulative basis, through the end of the concession.;	Text adjustment, no change in meaning.
XV Suspend the exercise of shareholders’ rights, pursuant to Article 120 of Law No. 6,404/76.	XV suspend the exercise of shareholders’ rights, pursuant to Article 120 of Law No. 6,404/76~~.~~;	Text adjustment, no change in meaning.
NEW	XVI approve, pursuant to the terms of the Novo Mercado Regulation, the waiver of making a Public Offering to Purchase Shares in the event of voluntary exit from the Novo Mercado.	New, aiming to clarify that it is up to the General Meeting to decide on the waiver of IPO under the NM regulation.
Sole Paragraph. Subject to the exclusive powers assigned by law, the General Shareholders’ Meeting may deliberate on all business related to the Company’s corporate purpose and on any matters submitted to it by the Board of Directors.	Sole Paragraph. Subject to the exclusive powers assigned by law, the General Shareholders’ Meeting may deliberate on all business related to the Company’s corporate purpose and on any matters submitted to it by the Board of Directors.	Text adjustment, no change in meaning.
CHAPTER IV - COMPANY MANAGEMENT	CHAPTER IV - COMPANY MANAGEMENT	Keep unchanged.
Art. 18 The Company shall be managed by the Board of Directors and by the Executive Board.	Art. 18 The Company shall be managed by the Board of Directors and by the Executive Board.	Keep unchanged.

IV-18

NEW	Sole Paragraph. The term for the members of the Board of Directors or the Executive Board extends until the investiture of the newly elected directors.	New, aiming to clarify the rules related to the mandate of the officers.
SECTION I - BOARD OF DIRECTORS (BD)	SECTION I - BOARD OF DIRECTORS (BD)	Keep unchanged.
Art. 19 The Board of Directors is a strategic and joint decision-making body responsible for the Company’s overall guidance.	Art. 19 The Board of Directors is a strategic and joint decision-making body responsible for the Company’s overall guidance.	Keep unchanged.
Composition, Appointment, and Term of Office	Composition, Appointment, and Term of Office	Keep unchanged.
Art. 20 The Board of Directors shall be composed of at least seven (7) and no more than nine (9) full members, elected and subject to removal by the General Shareholders’ Meeting, all serving a unified term of two (2) years, with reelection permitted as provided under Federal Law No. 6,404/1976 and other applicable regulations.	Art. 20 The Board of Directors shall be composed of at least, seven (7) and, no more than nine (9) full members, elected and subject to removal by the General Shareholders’ Meeting, all serving a unified term of two (2) years, with reelection permitted as provided under Federal Law No. 6,404/1976 and other applicable regulations.	Text adjustment, including comma, with no change in meaning.
§1 Subject to the provisions of Federal Law No. 6,404/1976, the Internal Regulations of the Board of Directors shall establish the rules for nominating candidates and the election procedures to be adopted for filling the positions of Directors of the Board.	§ 1 Subject to the provisions of Federal Law No. 6,404/1976, the Internal Regulations of the Board of Directors shall establish the rules for nominating candidates and the election procedures to be adopted for filling the positions of Directors of the Board.	Keep unchanged.
§ 2 Shareholders holding preferred shares who meet the percentages and requirements set forth in Article 141, paragraphs 4 and 5, of Federal Law No. 6,404/1976 are assured the right to elect one (1) director.	~~§ 2 Shareholders holding preferred shares who meet the percentages and requirements set forth in Article 141, paragraphs 4 and 5, of Federal Law No. 6,404/1976 are assured the right to elect one (1) director.~~	Deleted, considering conversion of shares and migration to the Novo Mercado.

IV-19

§ 3 The Board of Directors of the Wholly-Owned Subsidiaries shall be composed of at least three (3) members, including the General Director of the respective Wholly-Owned Subsidiary and one (1) officer of the Company.	~~§ 3 The Board of Directors of the Wholly-Owned Subsidiaries shall be composed of at least three (3) members, including the General Director of the respective Wholly-Owned Subsidiary and one (1) officer of the Company.~~	Excluding, I take into account that such rule must be provided for in the Bylaws of the Subsidiaries.
§ 4 The positions of Chair of the Board of Directors and President of the Company or chief executive of the Compxany may not be held by the same person.	§4 2 The positions of Chair of the Board of Directors and President of the Company or chief executive of the Company may not be held by the same person.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 5 The Board of Directors shall elect its Chair from among its members, and such election must take place at the first meeting following the assumption of office by the Directors or at the first meeting held after a vacancy occurs in such position.	§~~5º~~ 3 The Board of Directors shall elect its Chair from among its members, and such election must take place at the first meeting following the assumption of office by the Directors or at the first meeting held after a vacancy occurs in such position.	Renumbering of the paragraph in view of the proposed adjustments in said article.
§ 6 Nominations to the Board of Directors must comply with the requirements and prohibitions set forth in Federal Law No. 6,404/1976, the internal policy and rules on the nomination of members to statutory bodies, and must also meet the following parameters:	§~~6º~~ 4º Nominations to the Board of Directors must comply with the requirements and prohibitions set forth in Federal Law No. 6,404/1976, and ~~the internal~~ the policy ~~and rules~~ on the nomination ~~of members to statutory bodies~~, and must also meet the following parameters:	Renumbering of the paragraph in view of the proposed adjustments in the aforementioned article and adequacy of the denomination of the Nomination Policy.
I have a majority of independent directors, in accordance with the Level 2 Regulation and other applicable national and international regulations. The classification of the nominees as independent must be resolved at the General Shareholders’ Meeting;	I have a majority of independent directors, in accordance with the B3 ~~Level 2~~ Novo Mercado Regulation and other applicable national and international regulations. The classification of the nominees as independent must be resolved at the General Shareholders’ Meeting that elects them; and	Change to fit Novo Mercado requirements.
II rounding in the calculation of the number of independent members must comply with the provisions of the Level 2 Corporate Governance Rules of B3; and	~~II rounding as to the calculation of the number of independent members must observe the terms of the Regulation of Level 2 of Corporate Governance~~; and II When, the result of the calculation of independent members referred to in the item above, generates a fractional number, the Company must round to the immediately higher whole number.	Change to fit Novo Mercado requirements.

IV-20

III at least one (1) of the directors referred to in this paragraph 6 must have recognized experience in corporate accounting matters to serve on the Statutory Audit Committee provided for in these Bylaws.	~~III at least one (1) of the directors referred to in this paragraph 6 must have recognized experience in corporate accounting matters to serve on the Statutory Audit Committee provided for in these Bylaws.~~	Excluded, in view of the Company's new legal regime and its current practices.
Art. 21 The assumption of office by members of the Board of Directors shall comply with the conditions established in Federal Law No. 6,404/1976 and other applicable legal provisions.	Art. 21 The assumption of office by members of the Board of Directors shall comply with the conditions established in Federal Law No. 6,404/1976 and other applicable legal provisions.	Keep unchanged.
Vacancy and Substitutions	Vacancy and Substitutions	Keep unchanged.
Art. 22 In the event of the permanent vacancy of a member of the Board of Directors before the expiration of the term, the Board of Directors shall convene a General Shareholders’ Meeting to elect a replacement to complete the term.	Art. 22 In the event of the permanent vacancy of a member of the Board of Directors before the expiration of the term, the Board of Directors shall convene a General Shareholders’ Meeting to elect a replacement to complete the term.	Keep unchanged.
§ 1 Subject to the applicable legal requirements and prohibitions, the remaining directors shall appoint a substitute for the vacant position until the first General Shareholders’ Meeting, in accordance with Federal Law No. 6,404/1976.	§ 1 Subject to the applicable legal requirements and prohibitions, the remaining directors shall appoint a substitute for the vacant position until the first General Shareholders’ Meeting, in accordance with Federal Law No. 6,404/1976.	Keep unchanged.
§ 2 In the event of a vacancy of all positions on the Board of Directors, it shall be the responsibility of the Executive Board to convene the General Shareholders’ Meeting.	§ 2 In the event of a vacancy of all positions on the Board of Directors, it shall be the responsibility of the ~~Executive~~Officers to convene the General Shareholders’ Meeting.	Amendment, aiming to clarify the competence of the Company's Officers in relation to the vacancy of the Board of Directors.
§ 3 In the event of a vacancy in a position on the Board of Directors filled through the cumulative voting system, the General Shareholders’ Meeting shall be convened to elect all positions filled through that system to complete the terms.	§ 3 In the event of a vacancy in a position on the Board of Directors filled through the cumulative voting system, the General Shareholders’ Meeting shall be convened to elect all positions filled through that system to complete the terms.	Keep unchanged.

IV-21

Art. 23 The position of director of the board is personal and no alternates shall be permitted.	Art. 23 The position of director of the board is personal and no alternates shall be permitted.	Keep unchanged.
Operations	Operations	Keep unchanged.
Art. 24 The Board of Directors shall meet regularly once (1) per month and extraordinarily whenever necessary, as provided in Article 27 of these Bylaws.	Art. 24 The Board of Directors shall meet ordinarily, at least, ~~01 (once) per month~~ 09 (nine) times a year and extraordinarily whenever necessary, as provided in Article 27 of these Bylaws.	Adjustment of text, aiming to clarify the frequency of ordinary meetings of the Board of Directors.
Art. 25 Meetings of the Board of Directors shall be called by its Chair, or by the majority of the sitting directors, by means of physical or electronic correspondence sent to all directors, indicating the matters to be addressed.	Art. 25 Meetings of the Board of Directors shall be called by its Chair, or by the majority of the sitting directors, by means of physical or electronic correspondence sent to all directors, indicating the matters to be addressed.	Keep unchanged.
§ 1 Notices sent to the physical or electronic address provided by the director shall be deemed valid, and it shall be the director’s responsibility to keep their information updated with the Company.	§ 1 Notices sent to the physical or electronic address provided by the director shall be deemed valid, and it shall be the director’s responsibility to keep their information updated with the Company.	Keep unchanged.
§ 2º Regular meetings must be called at least seven (7) days prior to the scheduled date.	§ 2º Regular meetings must be called at least seven (7) days prior to the scheduled date.	Keep unchanged.
NEW	§3 Call procedures are waived when all current directors are present at the meeting.	New, aiming to clarify the procedures for convening meetings of the Board of Directors.
§ 3º Meetings of the Board of Directors shall be convened with the presence of the majority of its sitting members, and shall be presided over by the Chair of the Board of Directors or, in his or her absence, by the director chosen by the majority of those present.	§ ~~3º~~ 4 Meetings of the Board of Directors shall be convened with the presence of the majority of its sitting members, and shall be presided over by the Chair of the Board of Directors or, in their absence, by the director chosen by the majority of those present.	Renumbering of the paragraph in view of the proposed adjustments in said article.

IV-22

Art. 26 If necessary, directors may participate remotely in meetings, via teleconference or videoconference, provided that effective participation and the authenticity of their vote can be ensured. In such cases, the director shall be deemed present at the meeting, and their vote shall be considered valid for all legal purposes and shall be incorporated into the minutes of said meeting.	Art. 26 If necessary, directors may participate remotely in meetings, via teleconference or videoconference, provided that effective participation and the authenticity of their vote can be ensured. In such cases, the director shall be deemed present at the meeting, and their vote shall be considered valid for all legal purposes and shall be incorporated into the minutes of said meeting.	Keep unchanged.
Art. 27 When there is an urgent reason, formally justified to the members of the Board of Directors, the Chair of the Board may call extraordinary meetings at any time, provided that at least forty-eight (48) hours’ notice is given prior to the meeting, by sending correspondence via physical or electronic means or through another form of communication to all directors. Participation via teleconference, videoconference, or any other reliable means of expressing the absent director’s will shall be permitted, and the director’s vote shall be considered valid for all purposes, without prejudice to the subsequent preparation and signing of the corresponding minutes.	Art. 27 When there is an urgent reason, formally justified to the members of the Board of Directors, the Chair of the Board may call extraordinary meetings at any time, provided that at least forty-eight (48) hours’ notice is given prior to the meeting, by sending correspondence via physical or electronic means or through another form of communication to all directors. Participation via teleconference, videoconference, or any other reliable means of expressing the absent director’s will shall be permitted, and the director’s vote shall be considered valid for all purposes, without prejudice to the subsequent preparation and signing of the corresponding minutes.	Keep unchanged.
Art. 28 The Board of Directors shall resolve matters by a majority of votes of the members present at the meeting, and in the event of a tie, the proposal supported by the director presiding over the meeting shall prevail.	Art. 28 The Board of Directors shall resolve matters by a majority of votes of the members present at the meeting, and in the event of a tie, the proposal supported by the director presiding over the meeting shall prevail.	Keep unchanged.
Art. 29 The meetings of the Board of Directors shall be recorded by a secretary appointed by the Chair, and all resolutions shall be recorded in minutes entered into the appropriate book in accordance with the provisions of its Internal Regulations.	Art. 29 The meetings of the Board of Directors shall be recorded by a secretary appointed by the Chair, and all resolutions shall be recorded in minutes entered into the appropriate book, in accordance with the provisions of its Internal Regulations.	Text adjustment, including comma, with no change in meaning.

IV-23

Sole Paragraph. Whenever the minutes contain resolutions intended to produce effects with respect to third parties, a summary thereof shall be filed with the commercial registry and published in accordance with the applicable legislation, except for confidential matters, which shall be recorded in a separate document and shall not be made public.	Sole Paragraph. Whenever the minutes contain resolutions intended to produce effects with respect to third parties, a summary thereof shall be filed with the commercial registry and published in accordance with the applicable legislation, except for confidential matters, which shall be recorded in a separate document and shall not be made public.	Keep unchanged.
Powers and Duties	Powers and Duties	Keep unchanged.
Art. 30 Without prejudice to the powers provided for by law, it is the responsibility of the Board of Directors to:	Art. 30 Without prejudice to the powers provided for by law, it is the responsibility of the Board of Directors to:	Keep unchanged.
I set the general direction of the Company’s business, including approving and monitoring the business plan, strategic planning, and investments, seeking development with sustainability;	I set the general direction of the Company’s business, including approving and monitoring the business plan, strategic planning, and investments, seeking development with sustainability;	Keep unchanged.
II elect, remove, take notice of the resignation of, and replace the Company’s officers, assigning their duties and supervising their management, as well as:	II elect, remove, take notice of the resignation of, and replace the members of the Company’s Executive Board ~~officers~~, assigning their duties and supervising their management, as well as:	Text adjustment, no change in meaning.
a) examine at any time the Company’s books and records, contracts, or any other documents;	a) examine at any time the Company’s books and records, contracts, or any other documents;	Keep unchanged.
b) approve and monitor the fulfillment of the goals and specific results to be achieved by the members of the Executive Board; and	b) approve and monitor the fulfillment of the goals and specific results to be achieved by the members of the Executive Board; and	Keep unchanged.
c) annually evaluate the implementation of the Company’s long-term strategy;	c) annually evaluate the implementation of the Company’s long-term strategy;	Keep unchanged.
III issue an opinion on the management report and the Executive Board’s accounts;	III issue an opinion on the management report and the Executive Board’s accounts;	Keep unchanged.
IV convene the General Shareholders’ Meeting when deemed convenient or in the cases provided for under applicable law;	IV convene the General Shareholders’ Meeting when deemed convenient or in the cases provided for under applicable law;	Keep unchanged.

IV-24

V approve and monitor annual and multi-year plans and programs, including the corporate budget for expenditures and investments of the Company and its Wholly-Owned Subsidiaries, with an indication of the sources and uses of funds;	V approve and monitor annual and multi-year plans and programs, including the corporate budget for expenditures and investments of the Company and its Wholly-Owned Subsidiaries, with an indication of the sources and uses of funds;	Keep unchanged.
VI authorize the engagement of the independent auditor, as well as the termination of the respective agreement, upon recommendation by the Statutory Audit Committee, including other services from its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation exceeds 5% (five percent) of the compensation for the independent auditing services;	VI authorize the engagement of the independent auditor, as well as the termination of the respective agreement, upon recommendation by the Statutory Audit Committee, including other services from its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation exceeds 5% (five percent) of the compensation for the independent auditing services;	Keep unchanged.
VII approve the annual internal audit work plan and discuss the external auditor’s work plan, with the support of the Statutory Audit Committee;	VII approve the annual internal audit work plan and discuss the external auditor’s work plan, with the support of the Statutory Audit Committee;	Keep unchanged.
VIII appoint and remove the Head of Internal Audits, following a recommendation from the Statutory Audit Committee;	VIII appoint and remove the Head of Internal Audits, following a recommendation from the Statutory Audit Committee;	Keep unchanged.
IX periodically monitor, with the support of the Statutory Audit Committee, the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud;	IX periodically monitor, with the support of the Statutory Audit Committee, the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud;	Keep unchanged.
X approve Copel’s Code of Conduct and Integrity Program, monitoring decisions involving corporate governance practices and relations with stakeholders;	X approve Copel’s Code of Conduct and Integrity Program, monitoring decisions involving corporate governance practices and relations with stakeholders;	Keep unchanged.

IV-25

XI review, based on a direct report from the officer responsible for governance, risk, and compliance, situations where there is suspicion of involvement by the President of the Company in irregularities, or where the President of the Company fails to take necessary measures regarding a situation reported to him;	XI review, based on a direct report from the officer responsible for governance, risk, and compliance, situations where there is suspicion of involvement by the President of the Company in irregularities, or where the President of the Company fails to take necessary measures regarding a situation reported to him;	Keep unchanged.
XII establish guidelines for human resources management;	XII establish guidelines for human resources management;	Keep unchanged.
XIII conduct an annual evaluation, both individual and collective, of its own performance and that of the other members of the statutory bodies;	XIII conduct an annual, individual and collective evaluation of its performance, ~~and~~ of the ~~other~~ members of the Statutory Committees and of the Executive Board  ~~of Directors statutory bodies~~;	Adjustment of text, aiming to clarify the scope of the performance evaluation of the Company's statutory bodies.
XIV approve related-party transactions, within the criteria and approval thresholds established by the Company, in accordance with the specific policy and with the support of the Statutory Audit Committee;	XIV approve related-party transactions, within the criteria and approval thresholds established by the Company, in accordance with the specific policy and with the support of the Statutory Audit Committee, except when the matter is of the competence of the General Meeting, as per the law;	Adjustment of text, in order to clarify the competence of the Board of Directors in relation to the approval of transactions with related parties.
XV establish, install, and dissolve non-compensated advisory committees to the Board of Directors, appoint and remove their members, as well as appoint and remove the members of the statutory advisory committees to the Board of Directors, except as otherwise provided in these Bylaws;	XV establish, install, and dissolve non-compensated advisory committees to the Board of Directors, appoint and remove their members, as well as appoint and remove the members of the statutory advisory committees to the Board of Directors, except as otherwise provided in these Bylaws;	Text adjustment, no change in meaning.
XVI approve the internal regulations of the Board of Directors, the Executive Board, and the Advisory Committees, both statutory and non-statutory, as well as any amendments thereto.	XVI approve the internal regulations of the Board of Directors, the Executive Board, and the Advisory Committees, both statutory and non-statutory, as well as any amendments thereto;	Text adjustment, no change in meaning.

IV-26

XVII approve and monitor the Company’s general policies and any amendments thereto, including the following matters:	XVII approve and monitor the Company’s general policies and any amendments thereto, including the following matters:	Keep unchanged.
a) risk management;	a) risk management;	Keep unchanged.
b) integrity;	b) integrity;	Keep unchanged.
c) related party transactions;	c) related party transactions;	Keep unchanged.
d) corporate governance;	d) corporate governance;	Keep unchanged.
e) sustainability;	e) sustainability;	Keep unchanged.
f) climate change;	f) climate change;	Keep unchanged.
g) equity interests;	g) equity interests;	Keep unchanged.
h) people management;	h) people management;	Keep unchanged.
i) occupational health and safety;	i) occupational health and safety;	Keep unchanged.
j) nomination of members of statutory bodies and annual performance evaluation;	j) ~~appointment of the members of the statutory bodies and~~ annual performance evaluation of the Board of Directors, its Statutory Committees and Executive Board;	Text adjustment, no change in meaning.
k) communication and spokespersons;	k) communication and spokespersons;	Keep unchanged.
l) trading of the Company’s own shares;	l) trading of the Company’s own shares;	Keep unchanged.
m) dividends;	m) dividends;	Keep unchanged.
n) donations and sponsorships;	n) donations and sponsorships;	Keep unchanged.

IV-27

o) disclosure of information and material facts; and	o) disclosure of information and material facts; ~~and~~	Text adjustment, no change in meaning.
p) investor relations.	p) investor relations~~;~~	Text adjustment, no change in meaning.
NEW	q) remuneration of the Statutory Bodies; and	New, aiming to meet the specific requirement of the Novo Mercado Regulation.
NEW	r) referral policy;	New, aiming to meet the specific requirement of the Novo Mercado Regulation, aiming to clarify the competence of the Board of Directors to approve the Company's referrl policy.
XVIII set the Company’s maximum debt limit, and may establish a deadline for compliance, subject to the covenants set forth in existing and already signed contracts;	XVIII set the Company’s maximum debt limit, and may establish a deadline for compliance, subject to the covenants set forth in existing and already signed contracts;	Keep unchanged.
XIX based on a proposal from the Executive Board, authorize, when the transaction amount exceeds 2% (two percent) of the Company’s shareholders’ equity, accounting provisions and, in advance, the execution of any legal transactions, including the acquisition, sale, or encumbrance of assets, the loan for use of fixed assets, the creation of real encumbrances, the provision of guarantees, the assumption of obligations in general, waivers, transactions, and also the formation of associations with other legal entities;	XIX based on a proposal from the Officers ~~Executive Board~~ authorize, when the transaction amount exceeds 2% (two percent) of the Company’s shareholders’ equity, accounting provisions and, in advance, the execution of any legal transactions, including the acquisition, sale, or encumbrance of assets, the loan for use of fixed assets, the creation of real encumbrances, the provision of guarantees, the assumption of obligations in general, waivers, transactions, and also the formation of associations with other legal entities;	Adjustment of text, in order to clarify the competence of the Executive Board.
XX establish the matters and amounts subject to its decision-making authority and that of the Executive Board, including the ability to delegate the approval of legal transactions within a defined authority limit, subject to the exclusive authority established by law;	XX establish the matters and amounts subject to its decision-making authority and that of the Executive Board, including the ability to delegate the approval of legal transactions within a defined authority limit, subject to the exclusive authority established by law;	Keep unchanged.

IV-28

XXI deliberate on the proposed allocation of earnings to be submitted to the General Shareholders’ Meeting, in accordance with the provisions of the dividend policy;	XXI deliberate on the proposed allocation of earnings to be submitted to the General Shareholders’ Meeting, in accordance with the provisions of the dividend policy;	Keep unchanged.
XXII deliberate on the distribution of interim dividends out of profit reserves, interim dividends based on interim financial statements, and interest on shareholders’ equity based on profit reserves and net income for the current fiscal year, as recorded in semiannual or quarterly interim financial statements, provided that the applicable legislation, these Bylaws, and the Company’s dividend policy are observed;	XXII deliberate on the distribution of intermediate dividends and interest on equity based on the accumulated profit account or reserve of existing profits recorded in the last annual or semi-annual balance sheet, or the distribution of interim dividends and interest on equity based on ~~recorded profit reserves and~~ net profit for the current year, calculated in ~~interim financial statements,~~ semi-annual balances ~~or~~, quarterly or in shorter periods, provided that the provisions of legislation are observed, in these~~Articles~~ Bylaws and in the Company's dividend policy;	Text adjustment, no change in meaning.
XXIII within the limit of the authorized share capital: (i) resolve on the increase of share capital, setting the respective conditions for subscription and payment; (ii) resolve on the issuance of subscription warrants; (iii) in accordance with a plan approved by the General Shareholders’ Meeting, grant stock options to officers and employees of the Company or its controlled companies, or to natural persons providing services thereto, without preemptive rights being granted to shareholders with respect to the granting or subscription of such shares; (iv) approve an increase in share capital through the capitalization of profits or reserves, with or without bonus shares; and (v) resolve on the issuance of convertible debentures;	XXIII within the limit of the authorized share capital: (i) resolve on the increase of share capital, setting the respective conditions for subscription and payment; (ii) resolve on the issuance of subscription warrants; (iii) in accordance with a plan approved by the General Shareholders’ Meeting, grant stock options to officers and employees of the Company or its controlled companies, or to natural persons providing services thereto, without preemptive rights being granted to shareholders with respect to the granting or subscription of such shares; (iv) approve an increase in share capital through the capitalization of profits or reserves, with or without bonus shares; and (v) resolve on the issuance of convertible debentures;	Keep unchanged.

IV-29

XXIV authorize the issuance and approve the subscription of new shares, as provided for in these Bylaws, setting all conditions of issuance;	XXIV authorize the issuance and approve the subscription of new shares, as provided for in these Bylaws, setting all conditions of issuance;	Keep unchanged.
XXV authorize the issuance of securities, in the domestic or international market, for the raising of funds, in the form of debentures, promissory notes, commercial papers, bonds, and others, including through public offerings, as permitted by law, subject to the provisions of item XXXIII of this article;	XXV authorize the issuance of securities, on the domestic or external market, for fundraising, in the form of debentures, promissory notes, commercial papers, bonds and others, including for public distribution offer, in accordance with the law~~, in compliance with the provisions of item XXXIII of this article~~, observing that, in the event of debentures not convertible into shares, the Board of Directors may even delegate this approval of its jurisdiction at the limit of authority it defines to the Executive Board Meeting.	Adjustment in the reference and in the authority to explain that the Board Meeting may approve the issuance of debentures not convertible into shares, as defined by the Board of Directors.
XXVI approve capital contributions to equity investments that result in an increase in the equity of holdings, and may, including, delegate this approval within a decision-making threshold to be defined;	XXVI approve capital contributions to equity investments that result in an increase in the equity of holdings, and may, including, delegate this approval within a decision-making threshold to be defined;	Keep unchanged.
XXVII deliberate on investment projects and participation in new businesses, other companies, consortia, joint ventures, Wholly-Owned Subsidiaries, and other forms of association and ventures, as well as approve the formation, dissolution, or amendment of any companies, consortia, or ventures;	XXVII deliberate on investment projects and participation in new businesses, other companies, consortia, joint ventures, Wholly-Owned Subsidiaries, and other forms of association and ventures, as well as approve the formation, dissolution, or amendment of any companies, consortia, or ventures;	Keep unchanged.
XXVIII deliberate on matters that, by legal provision or determination of the General Shareholders’ Meeting, fall within its competence, including approving the Integrated or Sustainability Report and environmental, social, and governance indicators, the Reference Form, and the Form 20-F;	XXVIII deliberate on matters that, by legal provision or determination of the General Shareholders’ Meeting, fall within its competence, including approving the Integrated or Sustainability Report and environmental, social, and governance indicators, the Reference Form, and the Form 20-F;	Keep unchanged.

IV-30

XXIX ensure compliance with current regulations issued by the Brazilian Electricity Regulatory Agency (ANEEL), through regulatory acts as well as through the regulatory clauses contained in the concession agreement to which Copel Distribuição S.A. is a signatory, ensuring full application, on the respective base dates, of the rate values established by the granting authority;	XXIX ensure compliance with current regulations issued by the Brazilian Electricity Regulatory Agency (ANEEL), through regulatory acts as well as through the regulatory clauses contained in the concession agreement to which Copel Distribuição S.A. is a signatory, ensuring full application, on the respective base dates, of the rate values established by the granting authority;	Keep unchanged.
XXX approve the procurement of civil liability insurance on behalf of the members of the statutory bodies, employees, agents, and representatives of the Company, as well as the execution of indemnity agreements, in accordance with the indemnity policy and the general conditions of the indemnity agreements;	XXX approve the procurement of civil liability insurance on behalf of the members of the statutory bodies, employees, agents, and representatives of the Company, as well as the execution of indemnity agreements, in accordance with the indemnity policy and the general conditions of the indemnity agreements;	Keep unchanged.
XXXI request periodic internal audits regarding the activities of the closed private pension entity that manages the Company’s benefit plan;	~~XXXI request periodic internal audits regarding the activities of the closed private pension entity that manages the Company’s benefit plan;~~	Excluded, considering that the Company is not subject to Federal Law No. 13,303/2016.
XXXII exercise the regulatory functions of the Company's activities, being authorized to assume any matter that does not fall within the exclusive authority of the General Shareholders’ Meeting or the Executive Board, and deliberate on any omissions in these Bylaws;	~~XXXII~~ XXXI exercise the regulatory functions of the Company's activities, being authorized to assume any matter that does not fall within the exclusive authority of the General Shareholders’ Meeting or the Executive Board, and to deliberate on any omissions in these Bylaws ;	Renumbered with text adjustment, no change in direction.

IV-31

XXXIII express a favorable or unfavorable opinion regarding any public tender offer for the acquisition of shares issued by the Company, through a prior reasoned opinion to be disclosed within fifteen (15) days from the publication of the public tender offer notice, which must address, at a minimum: (i) the convenience and timing of the public tender offer for the acquisiiton of shares in relation to the interest of all shareholders and the liquidity of the securities they hold; (ii) the effects of the public tender offer for the acquisition of shares on the interests of the Company; (iii) the strategic plans disclosed by the offeror with respect to the Company; (iv) other matters the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission (CVM);	XXXII ~~express a favorable or unfavorable opinion~~ elaborate and disclose a well-founded opinion, favorable or not, regarding any public tender offer for shares issued by the Company, ~~through a prior reasoned opinion to be disclosed~~ within fifteen (15) days from the publication of the public tender offer notice for the acquisition of shares, which must address, at a minimum: (i) the convenience and timing of the public tender offer for the acquisition of shares in relation to the interest of the Company and of all shareholders, including in relation to the price and to the potential impacts for liquidity of the shares ~~and in relation to the liquidity of securities they hold~~; (ii) ~~the effects of the public tender offer on the interests of the Company; (iii)~~ the strategic plans disclosed by the offeror with respect to the Company; (iii) alternatives to the acceptance of the public offer for the acquisition of shares available in the market ~~(iv) other matters the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission (CVM)~~;	Renumbered with text adjustment, in order to clarify the competencies of the Board of Directors in any public offers, as well as requirements of the Novo Mercado Regulation.
NEW	XXXIII set the individual remuneration to be allocated to the members of the Statutory Bodies, observing the overall amount established by the General Meeting;	New, considering the NM Regulation, aiming to clarify the competence of the Board of Directors to fix the remuneration of statutory bodies, from the overall amount defined and approved by the General Meeting.
XXXIV define a list of three specialized firms for the economic valuation of companies to prepare the appraisal report of the Company’s shares in cases of a public tender offer for the acquisition of shares for the delisting of the Company as a publicly held company or for withdrawal from the Level 2 Corporate Governance listing segment of B3;	~~XXXIV define a list of three specialized firms for the economic valuation of companies to prepare the appraisal report of the Company’s shares in cases of a public tender offer for the acquisition of shares for the delisting of the Company as a publicly held company or for withdrawal from the Level 2 Corporate Governance listing segment of B3;~~	Deleted. Adjustment in line with Novo Mercado Regulation
XXXV set deadlines, procedures, and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and applicable law;	~~XXXV set deadlines, procedures, and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and applicable law;~~	Deleted, considering conversion of shares and migration to the Novo Mercado.
XXXVI grant leave to the President of the Company and to the Chair of the Board of Directors; and	~~XXXVI~~ XXXIV grant leave to the President of the Company and to the Chair of the Board of Directors; and	Renumbered, considering the exclusion of the preceding item.

IV-32

XXXVII approve changes to the Company’s full address, within the headquarters’ municipality, as defined in Article 3.	~~XXXVII~~ XXXV approve changes to the Company’s full address, within the headquarters’ municipality, as defined in Article 3.	Renumbered, considering the exclusion of the preceding item.
Art. 31 The Chair of the Board of Directors shall be responsible, in addition to the duties set forth in the Internal Regulations, for granting leave to its members, presiding over meetings, directing the proceedings, and coordinating the process for the individual and collective annual performance evaluation of the officers and members of the Statutory Committees, pursuant to these Bylaws.	Art. 31 The Chair of the Board of Directors shall be responsible, in addition to the duties set forth in the Internal Regulations, for granting leave to its members, presiding over meetings, directing the proceedings, and coordinating the process for the individual and collective annual performance evaluation of the officers and members of the Statutory Committees, pursuant to these Bylaws.	Keep unchanged.
SECTION II - EXECUTIVE BOARD	SECTION II - EXECUTIVE BOARD	Keep unchanged.
Art. 32 The Executive Board is the executive management entity and representative body, responsible for ensuring the regular operation of the Company in accordance with the general guidelines established by the Board of Directors.	Art. 32 The Executive Board is the executive management entity and representative body, responsible for ensuring the regular operation of the Company in accordance with the general guidelines established by the Board of Directors.	Text adjustment, no change in meaning.
Composition, Term, and Investiture	Composition, Term, and Investiture	Keep unchanged.
Art. 33 The Executive Board shall be elected by the Board of Directors and may be removed at any time by such body. It shall be composed of up to nine (9) members, one of whom shall be the President, and up to eight (8) Vice Presidents, all residing in the country, with a unified term of office of two (2) years, subject to reelection, and with a minimum of three (3) members. The Company may also have up to four (4) Officers, whose duties shall be defined by the Board of Directors, based on a proposal from the President of the Company.	Art. 33 The Executive Board shall be elected by the Board of Directors and may be removed at any time by such body. It shall be composed of up to nine (9) members, one of whom shall be the President, and up to eight (8) Vice Presidents, all residing in the country, with a unified term of office of two (2) years, subject to reelection, and with a minimum of three (3) members. The Company may also have up to four (4) Officers, whose duties shall be defined by the Board of Directors, based on a proposal from the President of the Company.	Writing adjustment, without changing the meaning of the article.

IV-33

§ 1 Nominations for the Executive Board must comply with the requirements and prohibitions set forth in Federal Law No. 6,404/1976 and in the Company’s internal policies and rules for the nomination of members of statutory bodies.	§ 1 Nominations for the Executive Board must comply with the requirements and prohibitions set forth in Federal Law No. 6,404/1976 and in the ~~Company’s internal policies and rules~~ for the nomination ~~of members of statutory bodies~~.	Text adjustment, aiming to clarify the need for referrals to the Executie Board to follow the Company's referral policy.
§2 When nominating the President of the Company, the Board of Directors must consider the candidate’s professional capacity, recognized expertise, specialization, and professional profile necessary for the duties of the position.	§2 When nominating the President of the Company, the Board of Directors must consider the candidate’s professional capacity, recognized expertise, specialization, and professional profile necessary for the duties of the position.	Keep unchanged.
§3 The members of the Executive Board shall perform their duties on a full-time basis and with exclusive dedication to Copel’s activities, although they may simultaneously hold administrative positions in subsidiaries, controlled companies, or other equity interests of the Company. In order to serve in administrative positions of other companies and/or associations, prior approval by the Board of Directors shall be required, except for those sectoral entities already provided for in the Internal Regulations of the Executive Boards.	§3 The members of the Executive Board shall perform their duties on a full-time basis and with exclusive dedication to Copel’s activities, although they may simultaneously hold administrative positions in subsidiaries, controlled companies, or other equity interests of the Company. In order to serve in administrative positions of other companies and/or associations, prior approval by the Board of Directors shall be required, except for those sectoral entities already provided for in the Internal Regulations of the Executive Boards.	Keep unchanged.
Art. 34 As a condition for taking office in an executive position at the Company, the individual must commit to specific goals and results to be achieved, which must be approved by the Board of Directors, which shall be responsible for monitoring compliance therewith.	Art. 34 As a condition for taking office in an executive position at the Company, the individual must commit to specific goals and results to be achieved, which must be approved by the Board of Directors, which shall be responsible for monitoring compliance therewith.	Keep unchanged.
Powers and Duties	Powers and Duties	Keep unchanged.

IV-34

Art. 35 The Executive Board shall have the authority to perform all acts necessary for the regular operation of the Company and the fulfillment of its corporate purpose, subject to the applicable legal and statutory provisions and the provisions of its Internal Regulations.	Art. 35 The Executive Board shall have the authority to perform all acts necessary for the regular operation of the Company and the fulfillment of its corporate purpose, subject to the applicable legal and statutory provisions and the provisions of its Internal Regulations.	Keep unchanged.
Sole Paragraph. Without prejudice to the provisions of Article 48, it shall be the responsibility of the Executive Board to manage and conduct the Company’s business in a sustainable manner, and it must submit, by the last ordinary meeting of the Board of Directors of the preceding year:	Sole Paragraph. Without prejudice to the provisions of Article 48, it shall be the responsibility of the Executive Board to manage and conduct the Company’s business in a sustainable manner, and it must submit, by the last ordinary meeting of the Board of Directors of the preceding year:	Keep unchanged.
I the business plan for the following fiscal year;	I the business plan for the following fiscal year;	Keep unchanged.
II the bases, guidelines, and long-term strategies for the preparation of the strategic plan, as well as the annual and multiannual plans and programs, including the analysis of risks and opportunities for a minimum horizon defined in the Internal Regulations of the Executive Boards; and	II the bases, guidelines, and long-term strategies for the preparation of the strategic plan, as well as the annual and multiannual plans and programs, including the analysis of risks and opportunities for a minimum horizon defined in the Internal Regulations of the Executive Boards; and	Keep unchanged.
III the operating and capital investment budgets of the Company for the following fiscal year, aimed at achieving the corporate strategies.	III the operating and capital investment budgets of the Company for the following fiscal year, aimed at achieving the corporate strategies.	Keep unchanged.
Art. 36 The President of the Company shall be responsible for:	Art. 36 The President of the Company shall be responsible for:	Keep unchanged.
I leading and coordinating the Company;	I leading and coordinating the Company;	Keep unchanged.
II representing the Company, both actively and passively, in court or outside of it, and for this purpose, may appoint an attorney-in-fact with special powers, including powers to receive service of process and notifications, subject to Article 40 and following articles of these Bylaws;	II representing the Company, both actively and passively, in court or outside of it, and for this purpose, may appoint an attorney-in-fact with special powers, including powers to receive service of process and notifications, subject to Article 40 and following of these Bylaws;	Text adjustment, no change in meaning.

IV-35

III promoting development and submitting to the Board of Directors the Company’s corporate strategy, as well as ensuring its execution;	III promoting development and submitting to the Board of Directors the Company’s corporate strategy, as well as ensuring its execution;	Keep unchanged.
IV ensuring the achievement of the Company’s goals, as established in accordance with the general guidelines set by the General Shareholders’ Meeting and the Board of Directors;	IV ensuring the achievement of the Company’s goals, as established in accordance with the general guidelines set by the General Shareholders’ Meeting and the Board of Directors;	Keep unchanged.
V submitting the Company’s annual business report to the Ordinary General Shareholders’ Meeting, after consultation with the Board of Directors;	V submitting the Company’s annual business report to the Ordinary General Shareholders’ Meeting, after consultation with the Board of Directors;	Keep unchanged.
VI leading and coordinating the work of the Executive Board;	VI leading and coordinating the work of the Executive Board;	Keep unchanged.
VII convening and presiding over the meetings of the Executive Board;	VII convening and presiding over the meetings of the Executive Board;	Keep unchanged.
VIII granting leave to the other members of the Executive Board and appointing a substitute in cases of absence or temporary impediment;	VIII granting leave to the other members of the Executive Board and appointing a substitute in cases of absence or temporary impediment;	Keep unchanged.
IX resolving issues involving conflicts of interest or conflicts of authority between the Executive Officers;	IX resolving issues involving conflicts of interest or conflicts of authority between the Executive Officers;	Keep unchanged.
X propose to the Board of Directors the appointment of members of the Executive Board and other Directors, in compliance with the requirements and restrictions established in internal policies and regulations, and may also propose their removal to the Board of Directors at any time;	X propose to the Board of Directors the appointment of members of the Executive Board ~~and other Directors~~, in compliance with the requirements and restrictions established in internal policies and regulations, and may also propose their removal to the Board of Directors at any time;	Writing adjustment, without changing the meaning of the item.

IV-36

XI deciding on the adhesion to and continued participation in voluntary commitments assumed by Copel Holding and its Wholly-Owned Subsidiaries; and	XI deciding on the adhesion to and continued participation in voluntary commitments assumed by Copel Holding and its Wholly-Owned Subsidiaries; and	Keep unchanged.
XII exercising other duties assigned by the Board of Directors, in accordance with applicable law and these Bylaws.	XII exercising other duties assigned by the Board of Directors, in accordance with applicable law and these Bylaws.	Text adjustment, no change in meaning.
Art. 37 The Vice Presidents shall have the following power and duties:	Art. 37 The Vice Presidents shall have the following power and duties:	Keep unchanged.
I managing the activities within their respective areas of responsibility, as established in the Internal Regulations of the Executive Board;	I manage the activities within their respective areas of responsibility, as established in the Internal Regulations of the Executive Boards;	Text adjustment, no change in meaning.
II participating in meetings of the Executive Board, contributing to the definition and implementation of the policies to be followed by the Company, and reporting on relevant matters within their respective areas of responsibility; and	II participating in meetings of the Executive Board, contributing to the definition and implementation of the policies to be followed by the Company, and reporting on relevant matters within their respective areas of responsibility; and	Keep unchanged.
III complying with and ensuring compliance with the general business guidelines of the Company, as established by the Board of Directors, with respect to the management of their specific areas of responsibility.	III complying with and ensuring compliance with the general business guidelines of the Company, as established by the Board of Directors, with respect to the management of their specific areas of responsibility.	Keep unchanged.
§ 1 The other individual duties of the Officers shall be detailed in the Internal Regulations of the Executive Board.	§ 1 The other individual duties of the Oficers shall be detailed in the Internal Regulations of the Executive Boards.	Text adjustment, no change in direction and adjustment in the nomenclature of the Internal Regulation
§ 2 In addition to the duties established in these Bylaws, the Vice Presidents and Officers shall assist and support the President of the Company in the management of the Company’s business, as well as ensure cooperation and support to the other Officers within their respective areas of responsibility, aiming at achieving the Company’s objectives and interests.	§ 2 In addition to the duties established in these Bylaws, the Vice Presidents and Officers shall assist and support the President of the Company in the management of the Company’s business, as well as ensure cooperation and support to the other Officers within their respective areas of responsibility, aiming at achieving the Company’s objectives and interests.	Text adjustment, no change in meaning.

IV-37

§ 3 The Vice Presidents and Officers shall perform their duties within the Company, and may simultaneously and without remuneration hold management positions in the Wholly-Owned Subsidiaries.	§ 3 The Vice Presidents and Officers shall perform their duties within the Company, and may simultaneously and without remuneration hold management positions in the Wholly-Owned Subsidiaries.	Text adjustment, no change in meaning.
Art. 38 The Executive Board responsible for governance, risk, and compliance shall be tasked with verifying the fulfillment of obligations and risk management, with duties relating to corporate risk management and internal controls, compliance, integrity, the code of conduct, and the integrity program, among others defined in the Internal Regulations of the Executive Board.	Art. 38 The Executive Board responsible for governance, risk, and compliance shall be tasked with verifying the fulfillment of obligations and risk management, with duties relating to corporate risk management and internal controls, compliance, integrity, the ~~code~~ Code of ~~conduct~~ Conduct and the integrity program, among others defined in the Internal Regulations of the Executive Boards.	Text adjustment, no change in meaning.
§ 1 The Officer responsible for governance, risk, and compliance may report directly to the Board of Directors in situations where there is suspected involvement of the President of the Company in irregularities or where the President of the Company fails to adopt the necessary measures regarding a situation reported to him.	§ 1 The Officer responsible for governance, risk, and compliance may report directly to the Board of Directors in situations where there is suspected involvement of the President of the Company in irregularities or where the President of the Company fails to adopt the necessary measures regarding a situation reported to him.	Keep unchanged.
§ 2 For the performance of its duties, the Executive Board shall be guaranteed independent action and access to all necessary information and documents.	§ 2 For the performance of its duties, the Executive Board shall be guaranteed independent action and access to all necessary information and documents.	Keep unchanged.

IV-38

Art. 39 The Vice President responsible for finance and investor relations shall be tasked with providing information to the investing public, the Brazilian Securities and Exchange Commission, the United States Securities and Exchange Commission, and the Stock Exchanges where the Company is listed, and with keeping the Company’s registration as a publicly held company up to date, in compliance with all applicable laws and regulations.	Art. 39 The Vice President responsible for finance and investor relations shall be tasked with providing information to the investing public, the Brazilian Securities and Exchange Commission, the United States Securities and Exchange Commission, and the Stock Exchanges where the Company is listed, and with keeping the Company’s registration as a publicly held company up to date, in compliance with all applicable laws and regulations.	Keep unchanged.
Representation of the Company	Representation of the Company	Keep unchanged.
Art. 40 The Company shall be bound before third parties:	Art. 40 The Company shall be bound before third parties:	Keep unchanged.
I by the signature of two (2) members of the Executive Board, one (1) of whom must necessarily be the President of the Company or the Vice President responsible for the financial area, and the other a member of the Executive Board with duties related to the specific area to which the matter pertains.	I by the signature of two (2) members of the Executive Board, one (1) of whom must necessarily be the President ~~of the Company~~ or the Vice President responsible ~~for the financial area~~ for finance and investor relations, and the other, a member of the Executive Board with duties related to the specific area to which the matter pertains.	Adjustment of text, aiming to adapt the nomenclature of the members of the Executive Board.
II by the signature of one (1) Vice President and one (1) attorney-in-fact, pursuant to the powers granted in the respective power of attorney;	II by the signature of one (1) Vice President and one (1) attorney-in-fact, pursuant to the powers granted in the respective power of attorney;	Keep unchanged.
III by the signature of two (2) attorneys-in-fact, pursuant to the powers granted in the respective power of attorney;	III by the signature of two (2) attorneys-in-fact, pursuant to the powers granted in the respective power of attorney;	Keep unchanged.
IV by the signature of one (1) attorney-in-fact, pursuant to the powers granted in the respective power of attorney, in which case exclusively for the performance of specific acts.	IV by the signature of one (1) attorney-in-fact, pursuant to the powers granted in the respective power of attorney, in which case exclusively for the performance of specific acts.	Keep unchanged.

IV-39

Sole Paragraph. The Vice President responsible for finance and investor relations may, individually, represent the Company before the Brazilian Securities and Exchange Commission, the United States Securities and Exchange Commission, B3, the financial institution providing share bookkeeping services for the Company, and the administrators of organized markets where the Company’s securities are admitted for trading.	Sole Paragraph. The Vice President responsible for finance and investor relations may, individually, represent the Company before the Brazilian Securities and Exchange Commission, the United States Securities and Exchange Commission, B3, the financial institution providing share bookkeeping services for the Company, and the administrators of organized markets where the Company’s securities are admitted for trading.	Keep unchanged.
Art. 41 The members of the Executive Board may appoint attorneys-in-fact for the Company, specifying in the instrument of appointment the acts or transactions that they may perform and the duration of the power of attorney, provided that only powers of attorney granted for judicial representation in general shall have an indefinite term.	Art. 41 The members of the Executive Board may appoint attorneys-in-fact for the Company, specifying in the instrument of appointment the acts or transactions that they may perform and the duration of the power of attorney, provided that only powers of attorney granted for judicial representation in general shall have an indefinite term.	Keep unchanged.
§ 1 Powers of attorney granted by the Company must be signed jointly by two (2) directors, specifying the powers granted and establishing a maximum term of one (1) year.	§ 1 Powers of attorney granted by the Company must be signed jointly by two (2) directors, specifying the powers granted and establishing a maximum term of one (1) year.	Keep unchanged.
§ 2 The powers of attorney shall expressly specify the special powers acts or operations granted, within the limits of the powers held by the members of the Executive Board granting them, as well as the duration of the power of attorney, which must have a fixed term. Subdelegation shall be prohibited, except in the case of a power of attorney for the Company’s legal representation, which may be granted for an indefinite term and may allow subdelegation under the conditions set forth in the respective instrument.	§ 2 The powers of attorney shall expressly specify the special powers acts or operations granted, within the limits of the powers held by the members of the Executive Board granting them, as well as the duration of the power of attorney, which must have a fixed term. Subdelegation shall be prohibited, except in the case of a power of attorney for the Company’s legal representation, which may be granted for an indefinite term and may allow subdelegation under the conditions set forth in the respective instrument.	Keep unchanged.
Art. 42 Any member of the Executive Board may individually represent the Company when the act to be performed requires individual representation or in cases where the use of the electronic signature makes it impossible for two or more individuals to sign the same document, subject to authorization from the Executive Board in session.	Art. 42 Any member of the Executive Board may, individually represent, the Company when the act to be performed requires individual representation or in cases where the use of the electronic signature makes it impossible for two or more individuals to sign the same document, subject to authorization from the Executive Board in session.	Text adjustment, no change in meaning.
Vacancy and Substitution	Vacancy and Substitution	Keep unchanged.

IV-40

Art. 43 In the event of vacancies, absences, or temporary impediments of any officer, the President of the Company shall designate another member of the Executive Board to assume the functions on an interim basis.	Art. 43 In the event of vacancies, absences, or temporary impediments of any ~~officer~~ member of Executive Board, the President of the Company shall designate another member of the Executive Board to assume the functions.	Adjustment of text, aiming to adapt the article to the nomenclature of the board.
§ 1 In the President’s own absences or temporary impediments, he or she shall be replaced by the Vice President designated by him or her, and if no designation is made, the other Vice Presidents shall elect a substitute at that time.	§ 1 In the President’s own absences or temporary impediments, he or she shall be replaced by the Vice President designated by him or her, and if no designation is made, the other Vice Presidents shall elect a substitute at that time.	Keep unchanged.
§ 2 The members of the Executive Board may not be absent from office for more than thirty (30) consecutive days, except in cases of medical leave or in situations authorized by the Board of Directors.	§ 2 The members of the Executive Board may not be absent from office for more than thirty (30) consecutive days, except in cases of medical leave or in situations authorized by the Board of Directors.	Keep unchanged.
§ 3 The members of the Executive Board may request unpaid leave from the Board of Directors, provided that it does not exceed three (3) months, and such leave must be recorded in the minutes.	~~§ 3 The members of the Executive Board may request unpaid leave from the Board of Directors, provided that it does not exceed three (3) months, and such leave must be recorded in the minutes~~.	Excluded, considering the subject contained in §2 of this article, it is the responsibility of the BD to decide on specific cases.
Art. 44 In the event of death, resignation, or permanent impediment of any member of the Executive Board, the President of the Company shall nominate a substitute to the Board of Directors within thirty (30) days of the vacancy, and the Board shall be responsible for electing the nominated member, who shall complete the term of the replaced officer.	Art. 44 In the event of death, resignation, or permanent impediment of any member of the Executive Board, the President of the Company shall nominate a substitute to the Board of Directors within thirty (30) days of the vacancy, and the Board shall be responsible for electing the nominated member, who shall complete the term of the replaced officer.	Keep unchanged.

IV-41

Sole Paragraph. Until the election is held, the Executive Board may appoint one (1) provisional substitute. However, the election may be waived if the vacancy occurs in the year in which the term of the current Executive Board is set to expire.	Sole Paragraph. Until the election is held, the Executive Board may appoint one (1) provisional substitute. However, the election may be waived if the vacancy occurs in the year in which the term of the current Executive Board is set to expire.	Keep unchanged.
SECTION III - EXECUTIVE BOARD MEETING (REDIR)	SECTION III - EXECUTIVE BOARD MEETING (REDIR)	Keep unchanged.
Operations	Operations	Keep unchanged.
Art. 45 The Executive Board, composed of the President and Vice Presidents, shall meet on an ordinary basis every two weeks and extraordinarily whenever necessary, upon the call of the President of the Company or any other two (2) Vice Presidents.	Art. 45 The Executive Board~~, composed of the President and Vice Presidents~~, shall meet on a monthly basis ~~every two weeks~~ on an ordinary basis and extraordinarily whenever necessary, upon the call of the President of the Company or any other two (2) Vice Presidents.	Text adjustment, in order to clarify the frequency of Board Meetings.
§ 1 Meetings of the Executive Board shall be convened with the presence of the majority of the acting members, considering the President and Vice Presidents, and matters shall be approved by a simple majority of those present. In the event of a tie, the proposal supported by the President of the Company shall prevail.	§ 1 Meetings of the Executive Board shall be convened with the presence of the majority of the acting members, considering the President and Vice Presidents, and matters shall be approved by a simple majority of those present. In the event of a tie, the proposal supported by the President of the Company shall prevail.	Keep unchanged.
§ 2 Each member of the Executive Board present, limited exclusively to the President and Vice Presidents, shall be entitled to cast one (1) vote, even in the case of the accumulation of duties of President or Vice Presidents. Voting by proxy shall not be permitted.	§ 2 ~~Each member of the Executive Board present, limited exclusively to the President and Vice Presidents, shall be entitled to cast one (1) vote, even in the case of the accumulation of duties of President or Vice President.~~ The right to vote at Executive Board Meetings is granted to the President and the Vice Presidents, and the accumulation of votes in the event of replacement is not permitted. Voting by proxy shall not be permitted.	Text adjustment, no change in meaning.
§ 3 The resolutions of the Executive Board shall be recorded in minutes entered into the appropriate book and signed by all those present.	§ 3 The resolutions of the Executive Board shall be recorded in minutes entered into the appropriate book and signed by all those present.	Text adjustment, no change in meaning.

IV-42

§ 4 The duties of the Officers, if elected by the Board of Directors, shall be defined in the Internal Regulations of the Boards, and such position shall not confer voting rights.	§ 4 The duties of the Officers, if elected by the Board of Directors, shall be defined in the Internal Regulations of the Boards, and such position shall not confer voting rights.	Keep unchanged.
Art. 46 Remote participation of members of the Executive Board in ordinary and extraordinary meetings shall be permitted, when necessary, by means of teleconference or videoconference, provided that effective participation and the authenticity of their votes are ensured. In such case, the member of the Executive Board participating remotely shall be deemed present at the meeting, and their vote shall be valid for all legal purposes and incorporated into the minutes of the respective meeting.	Art. 46 Remote participation of members of the Executive Board in ordinary and extraordinary meetings shall be permitted, when necessary, by means of teleconference or videoconference, provided that effective participation and the authenticity of their votes are ensured. In such case, the member of the Executive Board participating remotely shall be deemed present at the meeting, and their vote shall be valid for all legal purposes and incorporated into the minutes of the respective meeting.	Text adjustment, no change in meaning.
Art. 47 The meetings of the Executive Board shall be recorded by a secretary appointed by its President, and all resolutions shall be entered into minutes and recorded in the appropriate book.	Art. 47 The meetings of the Executive Board shall be recorded by a secretary appointed by its President, and all resolutions shall be entered into minutes and recorded in the appropriate book.	Text adjustment, no change in meaning.
Powers and Duties	Powers and Duties	Keep unchanged.
Art. 48 Without prejudice to the powers and duties established by law and by the Internal Regulations of the Executive Board, the Executive Board Meeting shall:	Art. 48 Without prejudice to the powers and duties established by law and by the Internal Regulations of the Boards, it is the responsibility of the Executive Board Meeting to:	Text adjustment, no change in meaning.
I resolve on the Company’s business activities in a sustainable manner, considering its corporate purpose, as well as economic, social, environmental, climate change, and corporate governance factors, along with risks and opportunities;	I resolve on the Company’s business activities in a sustainable manner, considering its corporate purpose, as well as economic, social, environmental, climate change, and corporate governance factors, along with risks and opportunities;	Keep unchanged.

IV-43

II comply with and enforce compliance with the applicable law, the Bylaws, the Company’s internal policies and rules, and the resolutions of the General Shareholders’ Meeting and the Board of Directors;	II comply with and enforce compliance with the applicable law, the Bylaws, the Company’s internal policies and rules, and the resolutions of the General Shareholders’ Meeting and the Board of Directors;	Keep unchanged.
III prepare and submit for the approval of the Board of Directors, after prior review:	III prepare and submit for the approval of the Board of Directors, after prior review:	Keep unchanged.
a) the annual and multi-year plans and programs, aligning investment expenditures with the respective projects, including a risk and opportunity analysis for a minimum horizon defined in the Internal Regulations of the Executive Board;	a) the annual and multi-year plans and programs, aligning investment expenditures with the respective projects, including a risk and opportunity analysis for a minimum horizon defined in the Internal Regulations of the Executive Board;	Keep unchanged.
b) the Company’s budget, indicating the sources and uses of funds, as well as any amendments thereto;	b) the Company’s budget, indicating the sources and uses of funds, as well as any amendments thereto;	Keep unchanged.
c) investment projects, investments in new businesses, other companies, consortia, joint ventures, Wholly-Owned Subsidiaries, and other forms of association and enterprises, as well as the approval of incorporation, dissolution, or amendment of any companies, enterprises, or consortia;	c) investment projects, investments in new businesses, other companies, consortia, joint ventures, Wholly-Owned Subsidiaries, and other forms of association and enterprises, as well as the approval of incorporation, dissolution, or amendment of any companies, enterprises, or consortia;	Keep unchanged.
d) the performance results of the Company’s activities;	d) the performance results of the Company’s activities;	Keep unchanged.
e) the Company’s quarterly reports, accompanied by the financial statements;	e) the Company’s quarterly reports, accompanied by the financial statements;	Keep unchanged.
f) the Management Report, accompanied by the financial statements and respective notes, the opinion of the independent auditors, and the proposal for allocation of the net income for the fiscal year;	f) the Management Report, accompanied by the financial statements and respective notes, the opinion of the independent auditors, and the proposal for allocation of the net income for the fiscal year;	Keep unchanged.
g) the Company’s Integrated Report or Sustainability Report and other corporate reports to be signed by the Board of Directors;	g) the Company’s Integrated Report or Sustainability Report and other corporate reports to be signed by the Board of Directors;	Keep unchanged.

IV-44

h) the Executive Board’s Internal Regulations, as well as the Company’s general regulations and policies.	h) the Executive Boards’ Internal Regiments and the Company’s general regulations and policies.	Text adjustment, no change in meaning.
i) revisions to the Company’s Code of Conduct and Integrity Program, in accordance with applicable law;	i) revisions to the Company’s Code of Conduct and Integrity Program, in accordance with applicable law;	Keep unchanged.
j) related-party transactions, within the criteria and limits defined by the Company;	j) related-party transactions, within the criteria and limits defined by the Company;	Keep unchanged.
IV approve:	IV approve:	Keep unchanged.
a) the technical and economic evaluation criteria for investment projects, together with the respective delegation plans for their implementation and execution;	a) the technical and economic evaluation criteria for investment projects, together with the respective delegation plans for their implementation and execution;	Keep unchanged.
b) the accounting accounts plan;	b) the accounting accounts plan;	Keep unchanged.
c) the Company’s annual insurance plan;	c) the Company’s annual insurance plan;	Keep unchanged.
d) residually, within the statutory and regulatory limits, all matters related to the Company’s activities that are not within the exclusive authority of the President of the Company, the Board of Directors, or the General Shareholders’ Meeting;	d) residually, within the statutory and regulatory limits, all matters related to the Company’s activities that are not within the exclusive authority of the President of the Company, the Board of Directors, or the General Shareholders’ Meeting;	Keep unchanged.
e) the appointment of the Company’s representatives to the statutory bodies of companies in which it or its Wholly-Owned Subsidiaries hold or may come to hold a direct or indirect interest;	e) the appointment of the Company’s representatives to the ~~statutory bodies of~~  Statutory Bodies of the companies in which it or its Wholly-Owned Subsidiaries hold or may come to hold a direct or indirect interest;	Text adjustment, no change in meaning.
f) corporate participation in trade associations and non-governmental entities;	f) corporate participation in trade associations and non-governmental entities;	Keep unchanged.
g) proposals related to personnel policy; and	g) proposals related to personnel policy; and	Keep unchanged.

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h) the internal procurement and contracting regulations.	h) the internal procurement and contracting regulations.	Keep unchanged.
V authorize, subjected to the limits and guidelines set forth by law and by the Board of Directors, and the approval thresholds established in internal regulations and in the Executive Board’s Internal Regulations:	V authorize, subjected to the limits and guidelines set forth by law and by the Board of Directors, and the approval thresholds established in internal regulations and in the Executive Boards Internal Regulations:	Text adjustment, no change in meaning.
a) acts of waiver or judicial or extrajudicial settlement to resolve disputes or claims, with authority to set value limits for delegating the performance of such acts to the President of the Company or any other officer; and	a) acts of waiver or judicial or extrajudicial settlement to resolve disputes or claims, with authority to set value limits for delegating the performance of such acts to the President of the Company or any other ~~officer~~ member of the Executive Board; ~~and~~	Adjustment of text, aiming to adapt the article to the nomenclature of the board.
b) the execution of any legal transactions when the transaction amount does not exceed two percent (2%) of the Company’s net worth, without prejudice to the authority granted by the Bylaws to the Board of Directors, including the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities.	b) the execution of any legal transactions when the transaction amount does not exceed two percent (2%) of the Company’s net worth, without prejudice to the authority granted ~~by~~ by these Bylaws to the Board of Directors, including the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities; and	Text adjustment, no change in meaning.
NEW	c) the issuance of non-convertible debentures into shares, observing the limits and guidelines set by the Board of Directors.	New, aiming to clarify the authority for the Board to approve the issuance of non-convertible debentures into shares.
Sole Paragraph. When the cumulative value of the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities reaches five percent (5%) of the Company’s net worth during the fiscal year, a report shall be submitted for resolution by the Board of Directors.	Sole Paragraph. When the cumulative value of the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities reaches five percent (5%) of the Company’s net worth during the fiscal year, a report shall be submitted for resolution by the Board of Directors.	Deleted, moved to paragraph 2 of this article.

IV-46

VI establish the guidelines and approve the creation of the organizational structures of the Company and its Wholly-Owned Subsidiaries;	VI establish the guidelines and approve the creation of the organizational structures of the Company and its Wholly-Owned Subsidiaries;	Keep unchanged.
VII negotiate and execute management instruments between the Company, its Wholly-Owned Subsidiaries, and Wholly-Owned Special Purpose Entities;	VII negotiate and execute management instruments between the Company, its Wholly-Owned Subsidiaries, and Wholly-Owned Special Purpose Entities;	Keep unchanged.
VIII establish and monitor governance practices, internal controls, guidelines, and policies for its Wholly-Owned Subsidiaries, in directly or indirectly controlled companies, and, in the case of direct or indirect minority interests, proportional to the relevance, materiality, and risks of the business in which they participate;	VIII establish and monitor governance practices, internal controls, guidelines, and policies for its Wholly-Owned Subsidiaries, in directly or indirectly controlled companies, and, in the case of direct or indirect minority interests, proportional to the relevance, materiality, and risks of the business in which they participate;	Keep unchanged.
IX authorize the opening, establishment, transfer, and closure of branches, offices, agencies, representations, or any other establishments;	IX authorize the opening, establishment, transfer, and closure of branches, offices, agencies, representations, or any other establishments;	Keep unchanged.
X designate, if it so decides, the Wholly-Owned Subsidiary responsible for carrying out activities related to the management of companies in which the Company and its Wholly-Owned Subsidiaries hold an equity interest, observing their duty to supervise based on governance and control practices proportional to the relevance, materiality, and risks of the business in which they participate; and	X designate, if it so decides, the Wholly-Owned Subsidiary responsible for carrying out activities related to the management of companies in which the Company and its Wholly-Owned Subsidiaries hold an equity interest, observing their duty to supervise based on governance and control practices proportional to the relevance, materiality, and risks of the business in which they participate; and	Keep unchanged.
XI direct the vote to be cast by the Company at the General Shareholders’ Meetings of the Wholly-Owned Subsidiaries and other companies and associations in which the Company holds a direct interest.	XI direct the vote to be cast by the Company at the General Shareholders’ Meetings of the Wholly-Owned Subsidiaries and other companies and associations in which the Company holds a direct interest.	Keep unchanged.

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Sole Paragraph. The Executive Board may appoint agents or grant powers to other management levels of the Company and of the shared structure in which it participates, through internal rules or an appropriate instrument, including jointly with the Wholly-Owned Subsidiaries, within the individual limits and authority assigned to the officers, for purposes such as executing contracts, agreements, cooperation terms, and other instruments that create obligations for the Company or its Wholly-Owned Subsidiaries, except for acts that are non-delegable by law, provided that they are previously approved within the limits established herein.	~~Sole Paragraph.~~ §1 The Executive Board may appoint agents or grant powers to other management levels of the Company and of the shared structure in which it participates, through internal rules or an appropriate instrument, including jointly with the Wholly-Owned Subsidiaries, within the individual limits and authority assigned to the ~~officers~~ members of the Executive Board, for purposes such as executing contracts, agreements, cooperation terms, and other instruments that create obligations for the Company or its Wholly-Owned Subsidiaries, except for acts that are non-delegable by law, provided that they are previously approved within the limits established herein.	Renumbered with text adjustment, in order to adapt the wording to the nomenclature of the executive board.
NEW	~~Sole paragraph.~~ §2 When the cumulative value of the acquisition, disposal, or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general, and association with other legal entities reaches five percent (5%) of the Company’s Net Worth during the fiscal year, a report shall be submitted for resolution by the Board of Directors. Said report shall, for the purposes of this determination, consider the consolidated financial statements of the Company in relation to the last fiscal year.	Renumbered, displaced from the sole paragraph of this article, with adjustment to clarify that the consolidated financial statements of the Company should be considered.
Art. 49 The Executive Board’s Internal Regulations shall detail the individual duties of each officer and may also require that the performance of certain acts within their specific areas of authority be subject to prior authorization by the Executive Board Meeting.	Art. 49 The Executive Board’s Internal Regulations shall detail the individual duties of each officer and may also require that the performance of certain acts within their specific areas of authority be subject to prior authorization by the Executive Board Meeting.	Text adjustment, no change in meaning.
CHAPTER V - STATUTORY COMMITTEES	CHAPTER V - STATUTORY COMMITTEES	Keep unchanged.

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Art. 50 The Company shall have a Statutory Audit Committee, an Investment and Innovation Committee, a People Committee, and a Sustainable Development Committee.	Art. 50 The Company will have ~~the~~ following statutory committees: (i) Statutory Audit Committee~~, the~~; (ii) Investment and Innovation Committee~~, the People Committee and the~~; (iii) Sustainable Development Committee; and the (iv) People Committee (collectively “Statutory Committees”).	Text adjustment, no change in meaning.
§1 The Statutory Committees shall be remunerated, and their creation shall require an amendment to the Bylaws by resolution of the General Shareholders’ Meeting.	§1 The ~~statutory committees~~ Statutory Committees shall be remunerated, and their creation shall require an amendment to the Bylaws by resolution of the General Shareholders’ Meeting.	Text adjustment, no change in meaning.
§2 The Board of Directors may establish additional committees to assist the Company’s Management, with specific and restricted objectives and a defined term of duration, appointing their respective members.	§2 The Board of Directors may establish additional committees to assist the Company’s Management, with specific and restricted objectives and a defined term of duration, appointing their respective members.	Keep unchanged.
§3 The operation, compensation of the members, and duties of the committees referred to in this article shall be governed by the Board of Directors through their respective Internal Regulations, in accordance with what is set forth in these Bylaws.	§3 The operation, compensation of the members, and duties of the Statutory Bodies and committees referred to in this Article shall be governed by the Board of Directors through their respective Internal Regulations, in accordance with what is set forth in these Bylaws.	Text adjustments aiming to clarify the duties of the Board of Directors in disciplining its Committees through their Internal Rules.
SECTION I - STATUTORY AUDIT COMMITTEE (SAC)	SECTION I - STATUTORY AUDIT COMMITTEE (SAC)	Keep unchanged.
Art. 51 The Statutory Audit Committee is an independent, advisory, and permanent body that assists the Board of Directors.	Art. 51 The Statutory Audit Committee is an independent, advisory, and permanent body that assists and is linked to he Board of Directors.	Wording adjustment for the purposes of meeting the requirements of the Novo Mercado
Art. 52 The Statutory Audit Committee shall be unified for the Company and its Wholly-Owned Subsidiaries, exercising its duties and responsibilities with respect to the entities directly or indirectly controlled by the Company, as determined by the Board of Directors.	Art. 52 The Statutory Audit Committee shall be unified for the Company and its Wholly-Owned Subsidiaries, exercising its duties and responsibilities with respect to the entities directly or indirectly controlled by the Company, as determined by the Board of Directors.	Keep unchanged.

IV-49

Art. 53 The duties, operation, procedures, and composition of the Statutory Audit Committee shall comply with applicable laws and regulations and shall be detailed in a specific internal regulation, which shall be approved by the Board of Directors.	Art. 53 The duties, operation, procedures, and composition of the Statutory Audit Committee shall comply with applicable laws and regulations and shall be detailed in a specific-internal regulation, ~~which shall be~~ approved by the Board of Directors, which will also define the activities of the Coordinator of the Statutory Audit Committee.	Wording adjustment for the purposes of meeting the requirements of the Novo Mercado.
§ 1 The Coordinator of the Statutory Audit Committee shall be elected by the Board of Directors from among its independent members and shall be responsible for implementing the Committee’s decisions, with records entered in the appropriate minutes book.	§ 1The Coordinator of the Statutory Audit Committee shall be elected by the Board of Directors from among its independent members and shall be responsible for implementing the Committee’s decisions, with records entered in the appropriate minutes book.	Keep unchanged.
§ 2 The Statutory Audit Committee shall be composed of three (3) to five (5) members, as determined by the Board of Directors, who shall be appointed, elected, and removable by the Board, all with a unified term of two (2) years, with reelection permitted, subject to the following parameters:	§ 2 The Statutory Audit Committee shall be composed of three (3)~~to five (5)~~ members, ~~as determined by the Board of Directors~~, who shall be appointed, elected, and removable ~~by said body, all~~ by the Board of Directors, with a unified term of two (2) years, with reelection permitted, subject to the following parameters:	Adjustment of text, in order to clarify the composition of the Statutory Audit Committee.
I having a majority of independent members, as defined by applicable laws and regulations;	I having a majority of independent members, as defined by applicable laws and regulations;	Keep unchanged.
II at least one (1) member must have recognized professional experience in corporate accounting, auditing, and finance, qualifying as a “financial expert” under applicable law;	II at least 01 (one) member with recognized professional experience in corporate accounting, auditing and financial matters, ~~which characterizes him as a “financial specialist” under the terms of current legislation~~ under the regulations issued by the Securities and Exchange Commission that governs the registration and exercise of independent auditing activity within the securities market;	Adjustment of text, aiming to comply with the Novo Mercado Regulation.

IV-50

III at least one (1) of the Committee members must be a member of the Board of Directors;	III at least 01 (one) of the members of the Statutory Audit Committee shall be an independent ~~part~~ member of the Board of Directors;	Wording adjustment for the purposes of meeting the requirements of the Novo Mercado.
IV at least one (1) of the Committee members must not be a member of the Board of Directors and must be selected from the market among individuals with well-known experience and technical expertise;	IV at least one (1) of the Statutory Audit Committee members must not be a member of the Board of Directors and must be selected from the market among individuals with well-known experience and technical expertise;	Text adjustment, no change in meaning.
V the Coordinator of the Committee must be a member of the Board of Directors;	~~V the Coordinator of the Committee must be a member of the Board of Directors;~~	Excluded, already part found in §1 of Art. 53 above.
VI the maximum term for serving on the Committee is ten (10) years; and	~~VI~~ V the maximum term for serving on the Committee is ten (10) years; and	Keep unchanged.
VII officers of the Company, its subsidiaries, parent company, affiliates, or entities under common control, whether direct or indirect, are prohibited from serving on the Committee.	~~VII~~ VI ~~officers~~ members of the Executive Board of the C~~c~~ompany, its subsidiaries, parent company, affiliates, or entities under common control, whether direct or indirect, are prohibited from serving on the Statutory Audit Committee.	Text adjustment, no change in meaning.
NEW	§ 3 The same member of the Statutory Audit Committee may accumulate the characteristics provided for in § 2, II and III, above.	New, in compliance with the Noo Mercado Regulation, clarifying requirements for the composition of the Audit Committee.

IV-51

§ 3 The Statutory Audit Committee shall meet: regularly, once a month, and on an extraordinary basis whenever necessary, deciding by majority vote, with minutes duly recorded, in accordance with its Internal Regulations.	~~§3º~~ §4º The Statutory Audit Committee will meet ordinarily, ~~at least once a month~~ a minimum of 09 (nine) times per year and extraordinarily, whenever necessary, observing the minimum periodicity required by the regulations issued by the Securities and Exchange Commission that govern the registration and exercise of the independent audit activity within the scope of the securities market, deciding by majority votes, with record minutes, in accordance with its Internal Regulations.	Renumbered with text adjustment, in order to clarify the frequency of ordinary meetings of the Statutory Audit Committee.
§ 4 The Internal Audit Department shall be functionally linked to the Board of Directors through the Statutory Audit Committee.	~~§4~~ §5 The Internal Audit Department shall be functionally linked to the Board of Directors through the Statutory Audit Committee.	Renumbering of the paragraph in view of the proposed adjustments in said article.
Art. 54 The Statutory Audit Committee is granted operational autonomy and an annual or project-based budget allocation, within limits approved by the Board of Directors, to conduct or order consultations, assessments, and investigations within the scope of its activities, including the hiring and use of independent external specialists.	Art. 54 The Statutory Audit Committee is granted operational autonomy and an annual or project-based budget allocation, within limits approved by the Board of Directors, to conduct or order consultations, assessments, and investigations within the scope of its activities, including the hiring and use of independent external specialists.	Keep unchanged.
NEW	Sole Paragraph. Without prejudice to the other duties established in the applicable rules and the Internal Regulations, the Statutory Audit Committee is responsible for:	Inclusion to adapt to Novo Mercado requirements
NEW	I opine on the hiring and removal of independent audit services for the preparation of an independent external audit or for any other service;	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23.
NEW	II evaluate quarterly information, interim statements and financial statements;	Inclusion to adapt to Novo Mercado requirements
NEW	III monitor the activities of the Internal Audit and the Company's internal controls area;	Inclusion to adapt to Novo Mercado requirements
NEW	IV assess and monitor the Company's risk exposures;	Inclusion to adapt to Novo Mercado requirements
NEW	V evaluate, monitor, and recommend to management the correction or improvement of the Company's internal policies, including the policy of transactions between related parties; and	Inclusion to adapt to Novo Mercado requirements

IV-52

NEW	VI have means for receiving and processing information about non-compliance with legal and regulatory provisions applicable to the Company, in addition to internal regulations and codes, including with the provision of specific procedures for protecting the provider and the confidentiality of the information.	Inclusion to adapt to Novo Mercado requirements
NEW	VII prepare an annual summary report, to be presented together with the financial statements, containing the description of: (a) meetings held, their activities, the main matters discussed, the results and conclusions reached and the recommendations made; and (b) any situations in which there is significant discrepancy between the Company's management, the independent auditors and the Statutory Audit Committee in relation to the Company's financial statements;	New, aiming to meet the Novo Mercado Regulation and the requirements of RCVM 23
NEW	VIII have means to receive complaints, including confidential ones, both internal and external to the company, in matters related to the scope of its activities;	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23
NEW	IX supervise the activities (a) of the independent auditors, in order to evaluate their independence, the quality of the services provided; and the adequacy of the services provided to the Company's needs; (b) the Company's internal controls area; (c) the Company's Internal Audit area; and (d) the drafting area of the Company's financial statements;	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23

IV-53

NEW	X monitor the quality and integrity of: (a) internal control mechanisms; (b) quarterly information, interim statements and financial statements of the Company; and (c) information and measurements disclosed based on adjusted accounting data and non-accounting data that add elements not provided for in the structure of the usual reports of the financial statements;	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23
NEW	XI evaluate and monitor the Company's risk exposures, and even require detailed information on policies and procedures related to: (a) the remuneration of management; (b) the use of Company assets; and (c) expenses incurred on behalf of the Company;	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23
NEW	XII evaluate and monitor, together with management and the Internal Audit area, the adequacy of transactions with related parties carried out by the Company and their respective evidence; and	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23
NEW	XIII assess, at least annually, whether the Internal Audit department has a structure and budgets considered sufficient for the performance of its functions.	Inclusion to adapt to Novo Mercado requirements and to the RCVM [Securities and Exchange Commission Resolution] 23
SECTION II - INVESTMENT AND INNOVATION COMMITTEE (IIC)	SECTION II - INVESTMENT AND INNOVATION COMMITTEE (IIC)	Keep unchanged.
Art. 55 The Investment and Innovation Committee is an independent, advisory, and permanent body that provides support to the Board of Directors.	Art. 55 The Investment and Innovation Committee is an independent, advisory, and permanent body that provides support to the Board of Directors.	Keep unchanged.
Art. 56 The Investment and Innovation Committee shall be a single committee for the Company and its Wholly-Owned Subsidiaries, and may perform its duties and responsibilities with respect to companies directly or indirectly controlled by the Company, by resolution of the Board of Directors.	Art. 56 The Investment and Innovation Committee shall be a single committee for the Company and its Wholly-Owned Subsidiaries, and may perform its duties and responsibilities with respect to companies directly or indirectly controlled by the Company, by resolution of the Board of Directors.	Keep unchanged.

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Art. 57 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Art. 57 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Keep unchanged.
§ 1 The Coordinator of the Investment and Innovation Committee shall be elected by the Board of Directors from among its members and shall be responsible for carrying out the resolutions of the Committee, which must be recorded in the appropriate minutes book.	§ 1The Coordinator of the Investment and Innovation Committee shall be elected by the Board of Directors from among its members and shall be responsible for carrying out the resolutions of the Committee, which must be recorded in the appropriate minutes book.	Keep unchanged.
§ 2 The Investment and Innovation Committee shall be composed of three (3) members of the Board of Directors, elected and removed by that body, all with a unified term of office of two (2) years, with reelection permitted.	§ 2 The Investment and Innovation Committee shall be composed of three (3) members of the Board of Directors, elected and ~~removed~~ removable by that body, all with a unified term of office of two (2) years, with reelection permitted.	Text adjustment, no change in meaning.
§ 3 The President of the Company shall be a member of the Investment and Innovation Committee without voting rights; and	§ 3 The President of the Company shall be a member of the Investment and Innovation Committee without voting rights~~; and.~~	Text adjustment, no change in meaning.
§ 4 The Investment and Innovation Committee shall meet periodically and shall make decisions by majority vote, with the minutes recording all resolutions, including dissents and protests, as provided for in its Internal Regulations.	§ 4 The Investment and Innovation Committee shall meet periodically and shall make decisions by majority vote, with the minutes recording all resolutions, including dissents and protests, as provided for in its Internal Regulations.	Keep unchanged.
Art. 58 The Investment and Innovation Committee shall have operational autonomy and an annual or project-specific budget allocation, within limits approved by the Board of Directors, to carry out its activities within its scope, including the engagement and use of independent external specialists.	Art. 58 The Investment and Innovation Committee shall have operational autonomy ~~and an annual or project-specific budget allocation, within limits approved by the Board of Directors,~~ to carry out its activities within its scope, including the engagement and use of independent external specialists.	Text adjustment, aiming to clarify the autonomy of the Investment and Innovation Committee.
SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE (SDC)	SECTION III - SUSTAINABLE DEVELOPMENT COMMITTEE (SDC)	Keep unchanged.

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Art. 59 The Sustainable Development Committee is an independent, consultative, and permanent body that advises the Board of Directors.	Art. 59 The Sustainable Development Committee is an independent, consultative, and permanent body that advises the Board of Directors.	Keep unchanged.
Art. 60 The Sustainable Development Committee shall be a single committee for the Company and its Wholly-Owned Subsidiaries, and may exercise its duties and responsibilities in relation to companies directly or indirectly controlled by the Company, as determined by the Board of Directors.	Art. 60 The Sustainable Development Committee shall be a single committee for the Company and its Wholly-Owned Subsidiaries, and may exercise its duties and responsibilities in relation to companies directly or indirectly controlled by the Company, as determined by the Board of Directors.	Keep unchanged.
Art. 61 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Art. 61 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Keep unchanged.
§ 1 The Coordinator of the Sustainable Development Committee shall be elected by the Board of Directors and shall be responsible for implementing the decisions of the body.	§ 1 The Coordinator of the Sustainable Development Committee~~,~~ shall be elected by the Board of Directors and shall be responsible for implementing the decisions of the body.	Text adjustment, no change in meaning.
§ 2 The Sustainable Development Committee shall be composed of three (3) members, elected and subject to removal by the Board of Directors, all serving a unified term of two (2) years, with reelection permitted, subject to the following parameters:	§ 2 The Sustainable Development Committee shall be composed by of three (3) members, elected and ~~removed~~ subject to removal by the Board of Directors, all serving a unified term of two (2) years, with reelection permitted, subject to the following parameters:	Text adjustment, no change in meaning.
I up to three (3) members of the Board of Directors; and	I up to three (3) members of the Board of Directors; and	Keep unchanged.
II up to one (1) external member with recognized professional experience in matters falling within the Committee’s responsibilities.	II up to one (1) external member with recognized professional experience in matters falling within the Sustainable Development Committee’s responsibilities.	Keep unchanged.

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§ 3 The President of the Company shall serve on the Sustainable Development Committee without voting rights; and	§ 3 The President of the Company shall serve on the Sustainable Development Committee without voting rights; and	Keep unchanged.
§ 4 The Sustainable Development Committee shall meet periodically, making decisions by majority vote, with minutes recorded, including any dissents and protests, as provided for in its Internal Regulations.	§ 4 The Sustainable Development Committee shall meet periodically, making decisions by majority vote, with minutes recorded, including any dissents and protests, as provided for in its Internal Regulations.	Keep unchanged.
Art. 62 The Sustainable Development Committee shall have operational autonomy and an annual or project-based budget allocation, within the limits approved by the Board of Directors, to carry out its activities within its scope, including the hiring and use of independent external specialists.	Art. 62 The Sustainable Development Committee shall have operational autonomy ~~and an annual or project-based budget allocation, within the limits approved by the Board of Directors,~~ to carry out its activities within its scope, including the hiring and use of independent external specialists.	Adjustment of text, aiming to clarify the autonomy of the Sustainable Development Committee.
SECTION IV - PEOPLE COMMITTEE (PC)	SECTION IV - PEOPLE COMMITTEE (PC)	Keep unchanged.
Art. 63 The People Committee is an independent, consultative, and permanent body that advises the Board of Directors.	Art. 63 The People Committee is an independent, consultative, and permanent body that advises the Board of Directors.	Keep unchanged.
Art. 64 The People Committee shall be a single committee serving the Company and its Wholly-Owned Subsidiaries, and may exercise its duties and responsibilities with respect to companies directly or indirectly controlled by the Company, as determined by the Board of Directors.	Art. 64 The People Committee shall be a single committee serving the Company and its Wholly-Owned Subsidiaries, and may exercise its duties and responsibilities with respect to companies directly or indirectly controlled by the Company, as determined by the Board of Directors.	Keep unchanged.
Art. 65 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Art. 65 Its duties, operations, procedures, and composition shall comply with applicable law and will be detailed in specific Internal Regulations, which must be approved by the Board of Directors.	Keep unchanged.

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§ 1 The People Committee shall assist the Board of Directors in the development and monitoring of the succession plan, in the evaluation and strategy for the compensation of officers, members of advisory committees, and members of the Supervisory Board, as well as in proposals and other matters related to the personnel policy.	§1 The People Committee shall assist the Board of Directors in the development and monitoring of the succession plan, in the evaluation of the Board of Directors, of the Statutory Committees and of the Executive Board; as well as in the strategy for compensation of the Statutory Bodies ~~officers, members of advisory committees and members of the Supervisory Board,~~ as well as in proposals and other matters related to the personnel policy.	Text adjustment, no change in meaning.
§ 2 The People Committee shall monitor the eligibility process for officers, members of the Supervisory Board and members of Statutory Committees, in accordance with legal and bylaw provisions and taking into account the rules established in internal regulations.	§ 2 The Committee of People shall monitor the eligibility process for officers~~, Fiscal Council members,~~ and members of Statutory Committees, in accordance with legal and bylaw provisions and taking into account the rules established in internal regulations.	Adjustment of text, in order to clarify the duties of the People Committee.
§ 3 The Coordinator of the People Committee shall be elected by the Board of Directors from among its members, and shall be responsible for carrying out the Committee’s resolutions.	§ 3 The Coordinator of the People Committee shall be elected by the Board of Directors from among its members, and shall be responsible for carrying out the Committee’s resolutions.	Keep unchanged.
§ 4 The People Committee shall be composed of three (3) members, elected and removable by the Board of Directors, all with a unified term of office of two (2) years, with reelection permitted, subject to the following parameters:	§ 4 The People Committee shall be composed ~~by~~ of three (3) members, elected and ~~removed~~ removable by the Board of Directors, all with a unified term of office of two (2) years, with reelection permitted, subject to the following parameters:	Text adjustment, no change in meaning.
I up to three (3) members of the Board of Directors; and	I up to three (3) members of the Board of Directors; and	Keep unchanged.
II up to one (1) external member with recognized professional experience in matters falling within the Committee’s responsibilities.	II up to one (1) external member with recognized professional experience in matters falling within the Committee’s responsibilities.	Keep unchanged.
§ 5 The President of the Company shall serve on the People Committee without voting rights; and	§ 5 The President of the Company shall serve on the People Committee without voting rights~~; and~~.	Text adjustment, no change in meaning.

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§ 6 The People Committee shall meet periodically, deciding by majority vote, with all resolutions, including dissents and protests, recorded in minutes, as provided in its Internal Regulations.	§ 6 The People Committee shall meet periodically, deciding by majority vote, with all resolutions, including dissents and protests, recorded in minutes, as provided in its Internal Regulations.	Keep unchanged.
Art. 66 The People Committee shall be granted operational autonomy and an annual or project-based budget, within the limits approved by the Board of Directors, to carry out its activities within its scope, including the hiring and use of independent external specialists.	Art. 66 The People Committee shall be granted operational autonomy ~~and an annual or project-based budget, within the limits approved by the Board of Directors,~~ to carry out its activities within its scope, including the hiring and use of independent external specialists.	Adjustment of text, in order to clarify the autonomy of the People Committee.
CHAPTER VI - SUPERVISORY BOARD (SB)	CHAPTER VI - SUPERVISORY BOARD (SB)	Keep unchanged.
Art. 67 The Company shall have a non-permanent Supervisory Board responsible for oversight, acting both collectively and individually, with the powers and duties set forth in Federal Law No. 6,404/1976 and other applicable legal provisions.	Art. 67 The Company shall have a non-permanent Supervisory Board responsible for oversight~~, acting both collectively and individually~~, with the powers and duties set forth in Federal Law No. 6,404/1976 and other applicable legal provisions.	Keep unchanged.
Art. 68 If installed, the Supervisory Board shall meet as provided in its Internal Regulations, with minutes recorded in a specific book.	Art. 68 If installed, the Supervisory Board shall meet as provided in its Internal Regulations, with minutes recorded in a specific book.	Keep unchanged.
Composition and Operation	Composition and Operation	Keep unchanged.
Art. 69 The Supervisory Board, with non-permanent operation, if installed, shall be composed of three (3) sitting members and an equal number of alternates, elected at the General Shareholders’ Meeting, pursuant to Law No. 6,404/1976, with a unified term of one (1) year from the date of their election, with reelection permitted.	Art. 69 The Supervisory Board, ~~with non-permanent operation,~~ if installed, shall be composed of three (3) sitting members and an equal number of alternates, elected at the General Shareholders’ Meeting, pursuant to Law No. 6,404/1976~~, with a unified term of one (1) year from the date of their election, with reelection permitted~~. The Supervisory Board, when installed, will operate until the first Ordinary General Meeting that takes place after its installation.	Adjustment of text, in line with art. 161 of the Corporations Act.

IV-59

§ 1 The chair of the Supervisory Board, if installed, shall be elected by its peers at the first meeting following the election of its members, and it shall be the responsibility of the chair to carry out the decisions of the body.	§ 1 The chair of the Supervisory Board, if installed, shall be elected by its peers at the first meeting following the election of its members, and it shall be the responsibility of the chair to carry out the decisions of the body.	Keep unchanged.
§ 2 Individuals who are natural persons, residing in Brazil, and who possess academic qualifications compatible with the exercise of the position may serve as members of the Supervisory Board, if installed.	§2 Individuals who are natural persons, residing in Brazil, and who possess academic qualifications compatible with the exercise of the position may serve as members of the Supervisory Board, if installed, as per the terms of applicable legislation.	Text adjustment, no change in meaning.
Art. 70 If the Supervisory Board is installed, its powers, operation, and procedures shall comply with the applicable legislation and shall be detailed in specific internal regulations, which shall be approved by the Board itself.	Art. 70 If the Supervisory Board is installed, its powers, operation, and procedures shall comply with the applicable legislation and shall be detailed in specific internal regulations, which shall be approved by the Board itself.	Keep unchanged.
§1 The position of member of the Supervisory Board is non-delegable.	§1 The position of member of the Supervisory Board is non-delegable.	Keep unchanged.
§ 2 The members of the Supervisory Board have the same duties as the members of Management, as provided in Articles 153 to 156 of Federal Law No. 6,404/1976, and shall be liable for damages resulting from any failure to perform their duties, or from acts carried out with negligence or willful misconduct, or in violation of the law or the Bylaws.	§ 2 The members of the Supervisory Board have the same duties as the members of Management, as provided in Articles 153 to 156 of Federal Law No. 6,404/1976, and shall be liable for damages resulting from any failure to perform their duties, or from acts carried out with negligence or willful misconduct, or in violation of the law or the Bylaws.	Keep unchanged.
Vacancy and Substitutions	Vacancy and Substitutions	Keep unchanged.

IV-60

Art. 71 If the Supervisory Board is installed, in the event of a vacancy, resignation, or removal of a sitting member, such member shall be replaced by their respective alternate, until a new board member is elected to complete the term.	Art. 71 If the Supervisory Board is installed, in the event of a vacancy, resignation, or removal of a sitting member, such member shall be replaced by their respective alternate, until a new board member is elected to complete the term.	Keep unchanged.
Representation and Opinions	Representation and Opinions	Keep unchanged.
Art. 72 If the Supervisory Board is installed, the chair of the Supervisory Board, or at least one of its members, shall attend the meetings of the General Shareholders’ Meeting and respond to requests for information made by the shareholders.	Art. 72 If the Supervisory Board is installed, the chair of the Supervisory Board, or at least one of its members, shall attend the meetings of the General Shareholders’ Meeting and respond to requests for information made by the shareholders.	Text adjustment, no change in meaning.
Sole Paragraph. The opinions and representations of the Supervisory Board, if installed, or of any of its members, may be submitted and read at the General Shareholders’ Meeting, regardless of publication and even if the subject matter is not included on the agenda.	Sole Paragraph. The opinions and representations of the ~~Fiscal Council~~ Supervisory Board, if installed, or of any of its members, may be submitted and read at the General Shareholders’ Meeting, regardless of publication and even if the subject matter is not included on the agenda.	Text adjustment, no change in meaning.
CHAPTER VII - COMMON RULES APPLICABLE TO THE STATUTORY BODIES	CHAPTER VII - COMMON RULES APPLICABLE TO THE STATUTORY BODIES	Keep unchanged.
Investiture, Impediments, and Restrictions	Investiture, Impediments, and Restrictions	Keep unchanged.
Art. 73 For their investiture in office, the members of the statutory bodies shall meet the minimum requirements set forth in Federal Law No. 6,404/1976, and shall also comply with the procedures established in the Nomination Policy.	Art. 73 For their investiture in office, the members of the ~~statutory bodies~~ Statutory Bodies shall meet the minimum requirements set forth in Federal Law No. 6,404/1976, and shall also comply with the procedures established in the Nomination Policy.	Text adjustment, no change in meaning.
Sole Paragraph - Due to incompatibility, the following individuals are prohibited from serving on the Board of Directors, advisory committees, Executive Board, or Fiscal Council of Copel, if installed, and its Wholly-Owned Subsidiaries:	Sole Paragraph - Due to incompatibility, the following individuals are prohibited from serving on ~~the Board of Directors, advisory committees, Executive Board and Supervisory Board~~ the Statutory Bodies and advisory committees of Copel, ~~if installed,~~ and its Wholly-Owned Subsidiaries:	Adjustment of text, in order to clarify the restrictions for investiture in Statutory Bodies and advisory committees.

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I - representatives of the regulatory agency overseeing the Company; Ministers of State; State or Municipal Secretaries; holders of temporary positions in public administration classified as superior, special, directive, or advisory; statutory officers of political parties; and holders of elected office in the Legislative Branch at any level of government, even if on leave from their positions; and	I - representatives of the regulatory agency overseeing the Company; Ministers of State; State or Municipal Secretaries; holders of temporary positions in public administration classified as superior, special, directive, or advisory; statutory officers of political parties; and holders of elected office in the Legislative Branch at any level of government, even if on leave from their positions; and	Keep unchanged.
II - individuals who, within the past thirty-six (36) months, have served in the decision-making structure of a political party or have held a position in a labor union organization.	II - individuals who, within the past thirty-six (36) months, have served in the decision-making structure of a political party or have held a position in a labor union organization.	Keep unchanged.
Art. 74 The members of the statutory bodies shall take office upon signing a term of investiture, recorded in the respective minutes book.	Art. 74 The members of the ~~statutory bodies~~ Statutory Bodies shall take office upon signing a term of investiture, recorded in the respective minutes book, subjecting themselves to the arbitration clause referenced in article 98.	Adjustment made to reflect the mandatory devices of the Novo Mercado
§ 1 The term of investiture must be signed within thirty (30) days following election or appointment, under penalty of ineffectiveness, unless justification is accepted by the body to which the member was elected. The term shall indicate at least one (1) domicile for the service of process and notices in administrative or judicial proceedings related to acts performed during the member’s term of office, and any change to the designated domicile shall only be effective upon written notice to the Company.	§ 1 The term of investiture must be signed within thirty (30) days following election or appointment, under penalty of ineffectiveness, unless justification is accepted by the body to which the member was elected. The term shall indicate at least one (1) domicile for the service of process and notices in administrative or judicial proceedings related to acts performed during the member’s term of office, and any change to the designated domicile shall only be effective upon written notice to the Company.	Keep unchanged.
§ 2 Investiture shall be subject to the submission of a statement of assets and liabilities, in accordance with applicable law, which must be updated annually and upon the conclusion of the term of office.	§ 2 Investiture shall be subject to the submission of a statement of assets and liabilities, in accordance with applicable law, which must be updated annually and upon the conclusion of the term of office.	Keep unchanged.

IV-62

Art. 75 The investiture of the members of the Board of Directors and the Executive Board shall be conditioned upon the prior execution of the Directors’ Statement of Consent, and the investiture of the members of the Supervisory Board, if installed, shall be conditioned upon the prior execution of the Statement of Consent of the Members of the Supervisory Board, pursuant to the Level 2 Listing Rules of B3, as well as compliance with applicable legal requirements.	~~Art. 75 The investiture of the members of the Board of Directors and the Executive Board shall be conditioned upon the prior execution of the Directors’ Statement of Consent, and the investiture of the members of the Supervisory Board, if installed, shall be conditioned upon the prior execution of the Statement of Consent of the Members of the Supervisory Board, pursuant to the Level 2 Listing Rules of B3, as well as compliance with applicable legal requirements.~~	Excluded, in alignment with the Novo Mercado Regulation.
Art. 76 The Company’s directors, the members of the Supervisory Board, if installed, and the members of the Statutory Committees_shall adhere to the policy on trading in securities issued by the Company and the policy on disclosure of material information and facts, in compliance with the regulations of the Brazilian Securities and Exchange Commission, by signing the respective statements of adherence.	Art. ~~76~~ 75 The ~~Company’s directors, the~~ members ~~of the Supervisory Board, if installed, and the members~~ of the Statutory Bodies ~~Committees~~ shall adhere to the policy on ~~trading in~~ securities ~~issued by the Company~~ and the policy on disclosure of material information and facts, in compliance with the ~~normative~~ regulations of the Brazilian Securities and Exchange Commission, by signing the respective statements of adherence.	Renumbered with text adjustment, in order to meet the requirements of the Novo Mercado.
Art. 77 The shareholders and the members of the Executive Board, Board of Directors, Supervory Board, and Statutory Committees who, for any reason, have a direct, indirect, or conflicting personal interest with that of the Company in a given resolution must refrain from participating in the discussion and voting on such matter, even as representatives of third parties, with the reason for the abstention and the nature and extent of their interest to be recorded in the minutes.	Art. ~~77~~ 76 The shareholder and the members of ~~the Executive Board, Board of Directors, Fiscal Council, and~~ Statutory Bodies who, for any reason, have a direct, indirect, or conflicting personal interest with that of the Company in a given resolution must refrain from participating in the discussion and voting on such matter, even as representatives of third parties, with the reason for the abstention and the nature and extent of their interest to be recorded in the minutes.	Renumbered with text adjustment without changing the direction of the article.
Art. 78 The members of the statutory bodies shall be removed upon voluntary resignation or dismissal at any time, in accordance with applicable law and these Bylaws.	~~Art. 78 The members of the statutory bodies shall be removed upon voluntary resignation or dismissal at any time, in accordance with applicable law and these Bylaws~~.	Deleted, for the purpose of text simplification, in compliance with the provisions of the Corporate Law.

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Art. 79 Except in the event of resignation or dismissal, the term of office of the members of the statutory bodies shall be automatically extended until the investiture of their successors.	~~Art. 79 Except in the event of resignation or dismissal, the term of office of the members of the statutory bodies shall be automatically extended until the investiture of their successors.~~	Deleted, article content contained in article 18 sole paragraph.
Art. 80 In addition to the cases provided for by law, a vacancy shall occur when:	Art. ~~80~~ 77 In addition to the cases provided for by law, a vacancy shall occur when:	Renumbering of the article in view of other adjustments proposed in this Statute.
I the member of the Board of Directors or Supervisory Board, or of the Statutory Committees fails to attend two (2) consecutive meetings or three (3) non-consecutive meetings out of the last twelve (12) meetings, without justification; and	I a member of the Board of Directors ~~or~~, Supervisory Board or of the Statutory Committees fails to attend two (2) consecutive meetings or three (3) non-consecutive meetings out of the last twelve (12) meetings, without justification; and	Text adjustment, no change in meaning.
II the member of the Executive Board is absent from the performance of their duties for more than thirty (30) consecutive days, except in the case of those events authorized by the Board of Directors.	II the member of the Executive Board is absent from the performance of their duties for more than thirty (30) consecutive days, except in the case of those events authorized by the Board of Directors.	Keep unchanged.
Art. 81 An annual performance evaluation shall be conducted, individually and collectively, on the members of the Board of Directors, the Statutory Committees, the Executive Board, and the Supervisory Board of the Company, if installed, as well as of their respective Wholly-Owned Subsidiaries. Such evaluation may be carried out with the assistance of an independent institution, in accordance with a previously defined procedure and in compliance with the Evaluation Policy.	Art. ~~81~~ 78 An annual performance evaluation shall be conducted by the Board of Directors, individually and collectively, of the members of the Board of Directors, the Statutory- Committees, and -the Executive Board ~~and the Fiscal Council~~ of the Company~~, if installed,~~ as well as of their respective Wholly-Owned Subsidiaries. Such evaluation may be carried out with the assistance of an independent institution, in accordance with a previously defined procedure and in compliance with the Evaluation Policy.	Text adjustment, in order to clarify the process of assessing organ performance.

IV-64

Art. 82 The statutory bodies shall meet validly with the presence of the majority of their members and shall adopt resolutions by a majority vote of those present, with minutes recorded in the corresponding minutes book, which may be drawn up in summary form.	Art. ~~82~~ 79 The ~~statutory bodies~~ Statutory Bodies shall meet validly with the presence of the majority of their members and shall adopt resolutions by a majority vote of those present, with minutes recorded in the corresponding minutes book, which may be drawn up in summary form.	Adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.
§ 1 In the event of a non-unanimous decision, a justification for the dissenting vote may be recorded, and a dissenting member shall be exempt from liability if their dissent is registered in the minutes of the meeting or, if that is not possible, if they immediately provide written notice of their position.	§ 1 In the event of a non-unanimous decision, a justification for the dissenting vote may be recorded, and a dissenting member shall be exempt from liability if their dissent is registered in the minutes of the meeting or, if that is not possible, if they immediately provide written notice of their position.	Keep unchanged.
§ 2 In joint deliberations of the Board of Directors and the Executive Board, the member presiding over the meeting shall have the casting vote, in addition to their personal vote.	§ 2 In joint deliberations of the Board of Directors and the Executive Board, the member presiding over the meeting shall have the casting vote, in addition to their personal vote.	Keep unchanged.
Art. 83 Members of a statutory body may attend the meetings of other bodies when invited, without voting rights.	Art. ~~83~~ 80 Members of a ~~statutory body~~ Statutory Body, may attend the meetings of other bodies when invited, without voting rights.	Adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.
Art. 84 Meetings of the statutory bodies may be held in person, by teleconference, or by videoconference, in accordance with these Bylaws and the respective Internal Regulations.	Art. ~~84~~ 81 Meetings of the ~~statutory bodies~~ Statutory Bodies may be held in person, by teleconference, or by videoconference, in accordance with these Bylaws and the respective Internal Regulations.	Renumbered with adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.
Compensation	Compensation	Keep unchanged.
Art. 85 The compensation of the members of the Statutory Bodies shall be set annually by the General Shareholders’ Meeting, and no accumulation of compensation or any other benefits shall be allowed as a result of substitutions arising from vacancies, absences, or temporary impediments, in accordance with these Bylaws.	Art. ~~85~~ 82 Compensation for the members of the Statutory Bodies shall be set annually by the General Shareholders’ Meeting, and no accumulation of compensation or any other benefits shall be allowed as a result of substitutions arising from vacancies, absences, or temporary impediments, in accordance with these Bylaws.	Renumbered with adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.

IV-65

§ 1 Compensation of the members of the Supervisory Board, if installed, as set by the General Shareholders’ Meeting that elects them, shall observe the minimum amount established by law, in addition to the mandatory reimbursement of travel and lodging expenses necessary for the performance of their duties.	§ 1 Compensation of the members of the Supervisory Board, if installed, as set by the General Shareholders’ Meeting that elects them, shall observe the minimum amount established by law, in addition to the mandatory reimbursement of travel and lodging expenses necessary for the performance of their duties.	Keep unchanged.
§ 2 The President of the Company, in his or her capacity as a member of the Board of Directors, shall not receive compensation.	§ 2 ~~The~~ If Company's President~~, as a~~ is elected as a member of the Board of Directors, ~~will not be remunerated~~. he or she will not receive additional compensation for the position of member of the Board of Directors.	Text adjustment, no change in meaning.
CHAPTER VIII - FISCAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES, AND DISTRIBUTION OF RESULTS	CHAPTER VIII - FISCAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES, AND DISTRIBUTION OF RESULTS	Keep unchanged.
Art. 86 The fiscal year shall coincide with the calendar year, and at the end of each fiscal year, financial statements shall be prepared in accordance with the provisions of Federal Law No. 6,404/1976 and the regulations of the Brazilian Securities and Exchange Commission, including the requirement of an independent audit conducted by an auditor registered with such authority.	Art. ~~86~~ 83 The fiscal year shall coincide with the calendar year, and at the end of each fiscal year, financial statements shall be prepared in accordance with the provisions of Federal Law No. 6,404/1976 and the regulations of the Brazilian Securities and Exchange Commission, including the requirement of an independent audit conducted by an auditor registered with such authority.	Renumbering of the article in view of other adjustments proposed in this Statute.
§ 1 The Company shall prepare quarterly financial statements and disclose them on its website.	§ 1 The Company shall prepare quarterly financial information ~~statements~~ and disclose them on its website.	Adjustment of text, in order to clarify the disclosure of Quarterly Results Information.
§ 2 At the end of each fiscal year, the Executive Board shall prepare the financial statements required by law, and the following rules shall be observed with respect to results:	§ 2 At the end of each fiscal year, the Executive Board shall prepare the financial statements required by law, and the following rules shall be observed with respect to results:	Keep unchanged.

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I accumulated losses and the provision for income tax shall be deducted from the results for the fiscal year before any allocation of profits;	I accumulated losses and the provision for income tax shall be deducted from the results for the fiscal year before any allocation of profits;	Keep unchanged.
II five percent (5%) of the net income for the fiscal year shall be allocated to the legal reserve, which shall not exceed twenty percent (20%) of the share capital;	II five percent (5%) of the net income for the fiscal year shall be allocated to the legal reserve, which shall not exceed twenty percent (20%) of the share capital;	Keep unchanged.
III the Company may record, as a reserve, interest on investments made using its own capital on those works in progress; and	III the Company may record, as a reserve, interest on investments made using its own capital on those works in progress; and	Keep unchanged.
IV other reserves may be established by the Company, in accordance with applicable law and subject to legal limits.	IV other reserves may be established by the Company, in accordance with applicable law and subject to legal limits.	Keep unchanged.
Art. 87 Shareholders shall be entitled, each fiscal year, to receive dividends and/or interest on equity, which shall not be less than twenty-five percent (25%) of the adjusted net income, in accordance with Federal Law No. 6,404/1976.	Art. ~~87~~ 84 Shareholders shall be entitled, each fiscal year, to receive dividends and/or interest on equity, which shall not be less than twenty-five percent (25%) of the adjusted net income, in accordance with Federal Law No. 6,404/1976.	Renumbering of the article in view of other adjustments proposed in this Statute.
§ 1 Based on retained earnings, profit reserves, and the net income for the current fiscal year, as recorded in semiannual or quarterly interim financial statements, the Board of Directors may resolve to distribute interim dividends out of profit reserves, interim dividends based on interim financial statements, or pay interest on equity, provided that such distribution complies with the dividend policy and is subject to subsequent ratification by the General Shareholders’ Meeting.	~~§ 1º~~ § 1 The Company may raise interim, semi-annual, quarterly or shorter financial statements and balance sheets. Based on retained earnings, profit reserves, and the net income for the current fiscal year, as recorded in annual financial ~~accounting~~ statements or ~~semestral or quarterly~~ interim financial statements, the Board of Directors may resolve to distribute interim dividends out of profit reserves, interim dividends based on interim financial statements, or pay interest on equity, provided that such distribution complies with applicable legislation and the dividend policy ~~and is subject to subsequent ratification by the General Shareholders’ Meeting~~.	Adjustment of text, aiming to clarify the competence of the Board of Directors to approve and distribute intermediate or interim dividends.

IV-67

§ 2 Interim dividends out of profit reserves, interim dividends based on interim financial statements, and interest on equity distributed pursuant to paragraph 1 shall be credited against the mandatory dividend for the fiscal year in which they are declared, in accordance with applicable law.	§ 2 Interim dividends out of profit reserves, interim dividends based on interim financial statements, and interest on equity distributed pursuant to paragraph 1 shall be credited against the mandatory dividend for the fiscal year in which they are declared, in accordance with applicable law.	Keep unchanged.
§3 The dividend shall not be mandatory in any fiscal year in which the Board of Directors, with the opinion of the Supervisory Board, if installed, advises the Ordinary General Shareholders’ Meeting that such distribution would be incompatible with the Company’s financial condition.	§3 The dividend shall not be mandatory in any fiscal year in which the Board of Directors, with the opinion of the Supervisory Board, if installed, advises the Ordinary General Shareholders’ Meeting that such distribution would be incompatible with the Company’s financial condition.	Keep unchanged.
§ 4 Profits not distributed under the terms of paragraph 3 shall be allocated to a special reserve and, if not absorbed by losses in subsequent fiscal years, shall be distributed as soon as the Company’s financial condition permits.	§ 4 Profits not distributed under the terms of paragraph 3 shall be allocated to a special reserve and, if not absorbed by losses in subsequent fiscal years, shall be distributed as soon as the Company’s financial condition permits.	Keep unchanged.
§ 5 For calculating the mandatory distribution percentage set forth above, amounts distributed as interest on equity shall be considered net of applicable taxes, in accordance with applicable law.	§ 5 For calculating the mandatory distribution percentage set forth above, amounts distributed as interest on equity shall be considered net of applicable taxes, in accordance with applicable law.	Keep unchanged.
Art. 88 Subject to the limits and provisions set forth in Federal Law No. 6,404/1976, in fiscal years in which the mandatory dividend is paid, the General Shareholders’ Meeting shall annually establish the limits for the participation of the Executive Board in the Company’s profits.	Art. ~~88~~ 85 Subject to the limits and provisions set forth in Federal Law No. 6,404/1976, in fiscal years in which the mandatory dividend is paid, the General Shareholders’ Meeting shall annually establish the limits for the participation of the Executive Board in the Company’s profits.	Renumbering of the article in view of other adjustments proposed in this Statute.
CHAPTER IX - DISSOLUTION AND LIQUIDATION	CHAPTER IX - DISSOLUTION AND LIQUIDATION	Keep unchanged.

IV-68

Art. 89 The Company shall be dissolved and placed into liquidation in the cases provided for by law, and the General Shareholders’ Meeting shall determine the method of liquidation and elect the liquidator or liquidators, as well as the Supervisory Board, if installed, if its operation is requested by shareholders representing the quorum established by law or by regulations issued by the Brazilian Securities and Exchange Commission, subject to the applicable legal formalities, and shall establish their powers and compensation.	Art. ~~89~~ 86 The Company shall be dissolved and placed into liquidation in the cases provided for by law, and the General Shareholders’ Meeting shall determine the method of liquidation and elect the liquidator or liquidators, as well as the Supervisory Board, if installed, if its operation is requested by shareholders representing the quorum established by law or by regulations issued by the Brazilian Securities and Exchange Commission, subject to the applicable legal formalities, and shall establish their powers and compensation.	Renumbering of the article in view of other adjustments proposed in this Statute.
CHAPTER X - DEFENSE MECHANISMS	CHAPTER X - DEFENSE MECHANISMS	Keep unchanged.
Art. 90 The members of the Executive Board, of the Board of Directors, of the Supervisory Board, if installed, and the statutory committees shall be liable for losses or damages caused in the performance of their duties, in the cases provided for by law.	Art. ~~90~~ 87 The members ~~of the Executive Board, of the Board of Directors, of the Fiscal Council, if installed, and~~ of the ~~statutory committees~~ Statutory Committees shall be liable for losses or damages caused in the performance of their duties, in the cases provided for by law.	Renumbering of the article in view of other adjustments proposed in this Statute.
Art. 91 The Company shall ensure legal defense, where there is no conflict with its own interests, in judicial and administrative proceedings brought by third parties against current or former members of the statutory bodies, during or after their respective terms of office, for acts performed in the exercise of their positions or duties.	Art. ~~91~~ 88 The Company shall ensure legal defense, where there is no conflict with its own interests, in judicial and administrative proceedings brought by third parties against current or former members of the statutory bodies, during or after their respective terms of office, for acts performed in the exercise of their positions or duties.	Renumbering of the article in view of other adjustments proposed in this Statute.
§1 The same protection set forth in the caput above shall be extended to employees, agents, and attorneys-in-fact of the Company who are named as defendants in judicial and/or administrative proceedings exclusively as a result of acts performed pursuant to mandate granted by the Company or in the exercise of powers delegated by the directors.	§1 The same protection set forth in the caput above shall be extended to employees, agents, and attorneys-in-fact of the Company who are named as defendants in judicial and/or administrative proceedings exclusively as a result of acts performed pursuant to mandate granted by the Company or in the exercise of powers delegated by the directors.	Keep unchanged.

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§ 2º Legal defense shall be provided either through the Company’s internal legal department, by contracting insurance, or, if that is not possible, by retaining an external law firm, at the Company’s discretion.	§ 2º Legal defense shall be provided either through the Company’s internal legal department, by contracting insurance, or, if that is not possible, by retaining an external law firm, at the Company’s discretion.	Keep unchanged.
§ 3 If, after a formal request by the interested party, the Company fails to provide defense as set forth in paragraph 2, the individual may retain legal counsel of their choice at their own expense and shall be entitled to reimbursement of reasonable attorneys’ fees and costs, provided that the amounts are proposed within the parameters and conditions then prevailing in the market for the defense of said specific case, approved by the Board of Directors, and provided further that the individual is ultimately acquitted or discharged from liability.	§ 3º If, after a formal request by the interested party, the Company fails to provide defense as set forth in paragraph 2, the individual may retain legal counsel of their choice at their own expense and shall be entitled to reimbursement of reasonable attorneys’ fees and costs, provided that the amounts are proposed within the parameters and conditions then prevailing in the market for the defense of said specific case, approved by the Board of Directors, and provided further that the individual is ultimately acquitted or discharged from liability.	Text adjustment, no change in meaning.
§ 4 The Board of Directors may resolve to advance attorneys’ fees in the case referred to in paragraph 3.	§ 4 The Board of Directors may resolve to advance attorneys’ fees in the case referred to in paragraph 3.	Keep unchanged.
Art. 92 The Company may enter into indemnity agreements, subject to applicable law and the guidelines established in the Indemnity Policy.	Art. ~~92~~ 89 The Company may enter into indemnity agreements, subject to applicable law and the guidelines established in the Indemnity Policy.	Renumbering of the article in view of other adjustments proposed in this Statute.
§ 1 The agreements referred to in the caput of this article shall not provide indemnification for acts performed:	§ 1 The agreements referred to in the caput of this article shall not provide indemnification for acts performed:	Keep unchanged.
I outside the scope of the duties or authority of their signatories;	I outside the scope of the duties or authority of their signatories;	Keep unchanged.
II in bad faith, with willful misconduct, gross negligence, or fraud;	II in bad faith, with willful misconduct, gross negligence, or fraud;	Keep unchanged.
III in the interest of the individual or of third parties to the detriment of the Company’s corporate interest; and	III in the interest of the individual or of third parties to the detriment of the Company’s corporate interest; and	Text adjustment, no change in meaning.

IV-70

IV in any other cases provided for in the policy and the respective indemnity agreement.	IV in any other cases provided for in the policy and the respective indemnity agreement.	Keep unchanged.
§ 2º The coverage provided under the indemnity agreement shall apply if there is no civil liability insurance coverage available, as provided for in Article 95 of these Bylaws.	§ 2º The coverage provided under the indemnity agreement shall apply if there is no civil liability insurance coverage available, as provided for in Article ~~95~~ 92 of these Bylaws.	Text adjustment, no change in meaning.
Art. 93 The Company shall ensure timely access to all documentation necessary for legal defense. Additionally, the Company shall bear court costs, fees of any kind, administrative expenses, and deposits required to secure appeals when the defense is conducted by the internal legal department.	Art. ~~93~~ 90 The Company shall ensure timely access to all documentation necessary for legal defense. Additionally, the Company shall bear court costs, fees of any kind, administrative expenses, and deposits required to secure instance guarantee when the defense is conducted by the internal legal department.	Renumbering of the article in view of other adjustments proposed in this Statute.
Art. 94 If any person entitled to legal defense, among those referred to in Article 91 of these Bylaws, is found liable or convicted by a final and unappealable judgment, based on a violation of law or of the Bylaws, or arising from willful misconduct or negligence, such person shall be required to reimburse the Company for all amounts actually disbursed in connection with the legal defense, as well as for any losses caused.	Art. ~~94~~ 91 If any person entitled to legal defense, among those referred to in Article ~~91~~ 88 of these Bylaws, is found liable or convicted by a final and unappealable judgment, based on a violation of law or of the Bylaws, or arising from willful misconduct or negligence, such person shall be required to reimburse the Company for all amounts actually disbursed in connection with the legal defense, as well as for any losses caused.	Adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.
Art. 95 The Company may maintain a permanent civil liability insurance policy in favor of the persons referred to in Article 91 of these Bylaws, in the form and scope defined by the Board of Directors and set forth in the applicable policy, to cover court costs and attorneys’ fees arising from judicial and administrative proceedings brought against them, in order to protect them from liabilities resulting from acts performed in the exercise of their positions or duties, covering the entire term of their respective mandates.	Art. ~~95~~ 92 The Company may maintain a permanent civil liability insurance policy in favor of the persons referred to in Article ~~91~~ 88 of these Bylaws, in the form and scope defined by the Board of Directors and set forth in the applicable policy, to cover court costs and attorneys’ fees arising from judicial and administrative proceedings brought against them, in order to protect them from liabilities resulting from acts performed in the exercise of their positions or duties, covering the entire term of their respective mandates.	Adjustment of text, with no change in meaning and renumbering of the article in view of other adjustments proposed in this Statute.

IV-71

CHAPTER XI - TRANSFER OF CONTROL	CHAPTER XI - TRANSFER OF CONTROL AND EXIT FROM THE NOVO MERCADO	Adjusted for migration to Novo Mercado
Art. 96 The transfer of control of the Company, if applicable, whether through a single transaction or successive transactions, shall be contracted subject to a suspensive or resolutory condition that the acquirer undertakes to launch a public tender offer for the shares held by the other shareholders of the Company, in accordance with the conditions and timeframes set forth in applicable law and in the Level 2 Corporate Governance Rules of B3, so as to ensure that they receive treatment equal to that afforded to the transferring controlling shareholder.	Art. ~~96~~ 93 The direct or indirect transfer of control of the Company, ~~if applicable,~~ whether through a single transaction or successive transactions, shall be contracted subject to a ~~suspensive or resolutory condition~~ that the acquirer undertakes to launch a public tender offer for the shares held by the other shareholders ~~of the Company~~, in accordance with the conditions and timeframes set forth in applicable law and current regulations and with the ~~Level 2 Corporate Governance Rules of B3~~ Novo Mercado, so as to ensure that they receive treatment equal to that afforded to the transferring controlling shareholder.	Adjusted in view of migration to the Novo Mercado and renumbering of the article in view of other adjustments proposed in this Statute.
Sole Paragraph. The public tender offer referred to in this article shall also be required: (i) in the event of a compensated assignment of subscription rights to shares or of other securities or rights related to securities convertible into shares, that results in the transfer of control of the Company; or (ii) in the event of the transfer of control of a company that holds the controlling interest in the Company, in which case the transferring controlling shareholder shall be required to declare to B3 the value attributed to the Company in such transfer, attaching supporting documentation evidencing such value.	~~Sole Paragraph. The public tender offer referred to in this article shall also be required: (i) in the event of a compensated assignment of subscription rights to shares or of other securities or rights related to securities convertible into shares, that results in the transfer of control of the Company; or (ii) in the event of the transfer of control of a company that holds the controlling interest in the Company, in which case the transferring controlling shareholder shall be required to declare to B3 the value attributed to the Company in such transfer, attaching supporting documentation evidencing such value.~~	Adjusted for migration to the Novo Mercado

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NEW	Art. 94Without prejudice to the provisions of the Novo Mercado Regulation, the voluntary exit from the Novo Mercado must be preceded by a public offer to acquire shares that observes the procedures provided for in the regulations issued by the Securities and Exchange Commission on public offers to acquire shares to cancel the registration of a publicly traded company and the following requirements:	New, in light of the migration to the Novo Mercado
NEW	(i) the price offered must be fair, and it is possible to request a new evaluation of the Company in the manner established in Federal Law No. 6,404/1976;	New, in light of the migration to the Novo Mercado
NEW	(ii) shareholders holding more than 1/3 of the outstanding shares shall accept the public offer to acquire shares or expressly agree to the exit of the aforementioned segment without the effect of disposal of the shares.	New, in light of the migration to the Novo Mercado
NEW	Sole Paragraph. The voluntary departure from the Novo Mercado may occur regardless of the public offer mentioned in this Article, in the event of dismissal approved at the General Meeting, pursuant to the terms of the Novo Mercado Regulation.	Adjusted for migration to the Novo Mercado
Sole Paragraph. The public tender offer referred to in this article shall also be required: (i) in the event of a compensated assignment of subscription rights to shares or of other securities or rights related to securities convertible into shares, that results in the transfer of control of the Company; or (ii) in the event of the transfer of control of a company that holds the controlling interest in the Company, in which case the transferring controlling shareholder shall be required to declare to B3 the value attributed to the Company in such transfer, attaching supporting documentation evidencing such value.	~~Sole Paragraph.The public tender offer referred to in this article shall also be required: (i) in the event of a compensated assignment of subscription rights to shares or of other securities or rights related to securities convertible into shares, that results in the transfer of control of the Company; or (ii) in the event of the transfer of control of a company that holds the controlling interest in the Company, in which case the transferring controlling shareholder shall be required to declare to B3 the value attributed to the Company in such transfer, attaching supporting documentation evidencing such value.~~	Deleted in light of the migration to the Novo Mercado

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Art. 97 Any person who acquires control by entering into a private share purchase agreement with the controlling shareholder, involving any number of shares, shall be required to: (i) conduct the public tender offer referred to in Article 96 above; and (ii) pay, under the terms set forth below, an amount equivalent to the difference between the public tender offer price and the price paid per share for any shares acquired on the stock exchange within the six (6) months preceding the acquisition of control, adjusted for inflation through the date of payment. The aforementioned amount shall be distributed among all persons who sold shares of the Company on the trading sessions in which the acquirer made purchases, in proportion to each seller’s net daily selling balance, with B3 responsible for carrying out the distribution in accordance with its regulations.	~~Art. 97 Any person who acquires control by entering into a private share purchase agreement with the controlling shareholder, involving any number of shares, shall be required to: (i) conduct the public tender offer referred to in Article 96 above; and (ii) pay, under the terms set forth below, an amount equivalent to the difference between the public tender offer price and the price paid per share for any shares acquired on the stock exchange within the six (6) months preceding the acquisition of control, adjusted for inflation through the date of payment. The aforementioned amount shall be distributed among all persons who sold shares of the Company on the trading sessions in which the acquirer made purchases, in proportion to each seller’s net daily selling balance, with B3 responsible for carrying out the distribution in accordance with its regulations.~~	Deleted in light of the migration to the Novo Mercado
Art. 98 The Company shall not register any transfer of shares to the acquirer or to any person or entity that comes to hold the controlling interest until such person or entity executes the Controlling Shareholders’ Statement of Consent referred to in the Level 2 Corporate Governance Rules of B3.	~~Art. 98 The Company shall not register any transfer of shares to the acquirer or to any person or entity that comes to hold the controlling interest until such person or entity executes the Controlling Shareholders’ Statement of Consent referred to in the Level 2 Corporate Governance Rules of B3.~~	Deleted in light of the migration to the Novo Mercado.
Art. 99 No shareholders’ agreement governing the exercise of control shall be recorded at the Company’s headquarters unless its signatories have executed the Controlling Shareholders’ Statement of Consent referred to in the Level 2 Corporate Governance Rules of B3.	~~Art. 99 No shareholders’ agreement governing the exercise of control shall be recorded at the Company’s headquarters unless its signatories have executed the Controlling Shareholders’ Statement of Consent referred to in the Level 2 Corporate Governance Rules of B3.~~	Deleted in light of the migration to the Novo Mercado.

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Art. 100 In the public tender offer for the acquisition of shares, to be made by the controlling shareholder or by the Company for the purpose of deregistration as a publicly held company, the minimum offer price shall correspond to the economic value determined in the valuation report prepared in accordance with paragraphs 1 and 2 of this article, subject to applicable legal and regulatory requirements.	~~Art. 100 In the public tender offer for the acquisition of shares, to be made by the controlling shareholder or by the Company for the purpose of deregistration as a publicly held company, the minimum offer price shall correspond to the economic value determined in the valuation report prepared in accordance with paragraphs 1 and 2 of this article, subject to applicable legal and regulatory requirements.~~	Deleted in light of the migration to the Novo Mercado.
§ 1 The valuation report referred to in the caput of this article shall be prepared by an institution or specialized company with proven experience and independence from the Company’s decision-making authority, its management, and/or its controlling shareholder(s), and shall comply with the requirements set forth in paragraph 1 of Article 8 of Federal Law No. 6,404/1976, as well as include the liability provisions set forth in paragraph 6 of the same article.	~~§ 1 The valuation report referred to in the caput of this article shall be prepared by an institution or specialized company with proven experience and independence from the Company’s decision-making authority, its management, and/or its controlling shareholder(s), and shall comply with the requirements set forth in paragraph 1 of Article 8 of Federal Law No. 6,404/1976, as well as include the liability provisions set forth in paragraph 6 of the same article.~~	Excluded in light of the migration to the Novo Mercado.
§ 2 The selection of the institution or specialized firm responsible for determining the Company’s economic value shall be the exclusive responsibility of the General Shareholders’ Meeting, based on a list of three candidates submitted by the Board of Directors. The resolution, with blank votes not counted and with each share entitled to one vote regardless of its type or class, shall be adopted by a majority of the votes cast by shareholders holding outstanding shares present at the meeting. If convened on first call, the meeting must have shareholders representing at least twenty percent (20%) of the total outstanding shares; if convened on second call, the meeting may be held with the presence of any number of shareholders holding outstanding shares.	~~§ 2 The selection of the institution or specialized firm responsible for determining the Company’s economic value shall be the exclusive responsibility of the General Shareholders’ Meeting, based on a list of three candidates submitted by the Board of Directors. The resolution, with blank votes not counted and with each share entitled to one vote regardless of its type or class, shall be adopted by a majority of the votes cast by shareholders holding outstanding shares present at the meeting. If convened on first call, the meeting must have shareholders representing at least twenty percent (20%) of the total outstanding shares; if convened on second call, the meeting may be held with the presence of any number of shareholders holding outstanding shares.~~	Deleted in light of the migration to the Novo Mercado.
CHAPTER XII - WITHDRAWAL FROM B3’S LEVEL 2 CORPORATE GOVERNANCE	~~CHAPTER XII - WITHDRAWAL FROM B3’S LEVEL 2 CORPORATE GOVERNANCE~~	Deleted in light of the migration to the Novo Mercado.

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Art. 101 If it is resolved that the Company will withdraw from Level 2 Corporate Governance, either to allow its securities to be registered for trading outside Level 2 Corporate Governance or as a result of a corporate reorganization in which the resulting company does not have its securities admitted for trading on Level 2 Corporate Governance within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction, the controlling shareholder shall conduct a public tender offer to acquire the shares held by the other shareholders of the Company at a price of no less than the economic value determined in a valuation report prepared in accordance with paragraphs 1 and 2 of Article 100, subject to applicable legal and regulatory requirements.	~~Art. 101 If it is resolved that the Company will withdraw from Level 2 Corporate Governance, either to allow its securities to be registered for trading outside Level 2 Corporate Governance or as a result of a corporate reorganization in which the resulting company does not have its securities admitted for trading on Level 2 Corporate Governance within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction, the controlling shareholder shall conduct a public tender offer to acquire the shares held by the other shareholders of the Company at a price of no less than the economic value determined in a valuation report prepared in accordance with paragraphs 1 and 2 of Article 100, subject to applicable legal and regulatory requirements.~~	Deleted in light of the migration to the Novo Mercado.
Sole Paragraph. The controlling shareholder shall be exempt from conducting the public tender offer referred to in the head paragraph of this article if the Company withdraws from Level 2 Corporate Governance as a result of entering into a participation agreement for admission to the special B3 listing segment known as the Novo Mercado, or if the company resulting from a corporate reorganization obtains authorization to trade its securities on the Novo Mercado within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction.	~~Sole Paragraph.The controlling shareholder shall be exempt from conducting the public tender offer referred to in the head paragraph of this article if the Company withdraws from Level 2 Corporate Governance as a result of entering into a participation agreement for admission to the special B3 listing segment known as the Novo Mercado, or if the company resulting from a corporate reorganization obtains authorization to trade its securities on the Novo Mercado within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction.~~	Deleted in light of the migration to the Novo Mercado.

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Art. 102 In the event there is no controlling shareholder, if it is resolved that the Company will withdraw from Level 2 Corporate Governance in order for its securities to be registered for trading outside Level 2 Corporate Governance, or as a result of a corporate reorganization in which the resulting company does not have its securities admitted for trading on either Level 2 Corporate Governance or the Novo Mercado within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction, such withdrawal shall be subject to the completion of a public tender offer for the acquisition of shares under the same conditions set forth in the preceding article.	~~Art. 102 In the event there is no controlling shareholder, if it is resolved that the Company will withdraw from Level 2 Corporate Governance in order for its securities to be registered for trading outside Level 2 Corporate Governance, or as a result of a corporate reorganization in which the resulting company does not have its securities admitted for trading on either Level 2 Corporate Governance or the Novo Mercado within one hundred and twenty (120) days from the date of the General Shareholders’ Meeting that approved the transaction, such withdrawal shall be subject to the completion of a public tender offer for the acquisition of shares under the same conditions set forth in the preceding article.~~	Deleted in light of the migration to the Novo Mercado.
§ 1 The General Shareholders’ Meeting shall determine the person(s) responsible for conducting the public tender offer for the acquisition of shares, who, if present at the meeting, must expressly assume the obligation to carry out the offer.	~~§ 1 The General Shareholders’ Meeting shall determine the person(s) responsible for conducting the public tender offer for the acquisition of shares, who, if present at the meeting, must expressly assume the obligation to carry out the offer.~~	Deleted in light of the migration to the Novo Mercado.
§ 2In the absence of a definition of the responsible party for conducting the public tender offer for the acquisition of shares, in the case of a corporate reorganization in which the company resulting from such reorganization does not have its securities admitted for trading on Level 2 Corporate Governance, the obligation to carry out the offer shall fall on the shareholders who voted in favor of the reorganization.	~~§ 2 In the absence of a definition of the responsible party for conducting the public tender offer for the acquisition of shares, in the case of a corporate reorganization in which the company resulting from such reorganization does not have its securities admitted for trading on Level 2 Corporate Governance, the obligation to carry out the offer shall fall on the shareholders who voted in favor of the reorganization.~~	Deleted in light of the migration to the Novo Mercado.
Art. 103 The withdrawal of the Company from Level 2 Corporate Governance of B3 due to a breach of obligations set forth in the Level 2 Rules shall be subject to the completion of a public tender offer for the acquisition of shares at a price of no less than the economic value of the shares, as determined in the valuation report referred to in Article 100 of these Bylaws, subject to applicable legal and regulatory requirements.	~~Art. 103 The withdrawal of the Company from Level 2 Corporate Governance of B3 due to a breach of obligations set forth in the Level 2 Rules shall be subject to the completion of a public tender offer for the acquisition of shares at a price of no less than the economic value of the shares, as determined in the valuation report referred to in Article 100 of these Bylaws, subject to applicable legal and regulatory requirements.~~	Deleted in light of the migration to the Novo Mercado.

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§ 1 The controlling shareholder shall conduct the public tender offer for the acquisition of shares referred to in the caput of this article.	~~§ 1 The controlling shareholder shall conduct the public tender offer for the acquisition of shares referred to in the caput of this article.~~	Deleted in light of the migration to the Novo Mercado.
§ 2 In the event there is no controlling shareholder and the withdrawal from Level 2 Corporate Governance referred to in the caput results from a resolution of the General Shareholders’ Meeting, the shareholders who voted in favor of the resolution that gave rise to the breach shall conduct the public tender offer for the acquisition of shares referred to in the caput.	~~§ 2 In the event there is no controlling shareholder and the withdrawal from Level 2 Corporate Governance referred to in the caput results from a resolution of the General Shareholders’ Meeting, the shareholders who voted in favor of the resolution that gave rise to the breach shall conduct the public tender offer for the acquisition of shares referred to in the caput.~~	Deleted in light of the migration to the Novo Mercado.
§ 3 In the event there is no controlling shareholder and the withdrawal from Level 2 Corporate Governance of B3 referred to in the caput results from an act or omission of the Company’s management, the Company’s administrators shall call a General Shareholders’ Meeting, with the agenda to resolve on how to remedy the breach of the obligations set forth in the Level 2 Rules or, if applicable, to resolve on the withdrawal of the Company from Level 2 Corporate Governance.	~~§ 3º In the event there is no controlling shareholder and the withdrawal from Level 2 Corporate Governance of B3 referred to in the head paragraph results from an act or omission of the Company’s management, the Company’s administrators shall call a General Shareholders’ Meeting, with the agenda to resolve on how to remedy the breach of the obligations set forth in the Level 2 Rules or, if applicable, to resolve on the withdrawal of the Company from Level 2 Corporate Governance.~~	Deleted in light of the migration to the Novo Mercado.
§ 4 If the General Shareholders’ Meeting referred to in paragraph 3 resolves to withdraw the Company from Level 2 Corporate Governance of B3, it shall determine the person(s) responsible for conducting the public tender offer for the acquisition of shares referred to in the caput, who, if present at the meeting, must expressly assume the obligation to carry out the offer.	~~§ 4 If the General Shareholders’ Meeting referred to in paragraph 3 resolves to withdraw the Company from Level 2 Corporate Governance of B3, it shall determine the person(s) responsible for conducting the public tender offer for the acquisition of shares referred to in the head paragraph, who, if present at the meeting, must expressly assume the obligation to carry out the offer.~~	Deleted in light of the migration to the Novo Mercado.

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CHAPTER XIII - PROTECTION OF PUBLIC FLOAT	CHAPTER ~~XIII~~ XII - PROTECTION OF PUBLIC FLOAT	Renumbered, considering the exclusion of the preceding Chapter.
Art. 104 Any shareholder or group of shareholders who, directly or indirectly, acquires common shares representing more than twenty-five percent (25%) of Copel’s voting capital and does not reduce their holdings to below such threshold within one hundred and twenty (120) days shall be required to conduct a public tender offer for the acquisition of all remaining common shares, at a price at least one hundred percent (100%) higher than the highest trading price of the common shares during the five hundred and four (504) trading sessions preceding the date on which the shareholder or group of shareholders exceeded the threshold set forth in this article, adjusted on a pro rata dies basis by the Special System for Settlement and Custody (SELIC, Sistema Especial de Liquidação e Custódia) rate.	Art. ~~104~~ 95 Any shareholder or group of shareholders who, directly or indirectly, acquires common shares representing more than twenty-five percent (25%) of Copel’s voting capital and does not reduce their holdings to below such threshold within one hundred and twenty (120) days shall be required to conduct a public tender offer for the acquisition of all remaining common shares, at a price at least one hundred percent (100%) higher than the highest trading price of the common shares during the five hundred and four (504) trading sessions preceding the date on which the shareholder or group of shareholders exceeded the threshold set forth in this article, adjusted on a pro rata die basis by the Special System for Settlement and Custody (SELIC, Sistema Especial de Liquidação e Custódia) rate.	Renumbered, considering the exclusion of previous articles.
Sole Paragraph. The obligation to conduct a public tender offer shall not apply to shareholders who, as of the effective date of this provision, already hold a direct or indirect interest exceeding the threshold set forth in the head paragraph, but shall apply if: (1) following a reduction in their holdings, their interest subsequently increases and again exceeds twenty-five percent (25%) of the Company’s voting capital; or (2) without having reduced their holdings below the threshold set forth in the head paragraph, they acquire any additional interest that is not divested within the period provided for in this article.	Sole Paragraph. The obligation to conduct a public tender offer shall not apply to shareholders who, as of the effective date of this provision, already hold a direct or indirect interest exceeding the threshold set forth in the head paragraph, but shall apply if: (1) following a reduction in their holdings, their interest subsequently increases and again exceeds twenty-five percent (25%) of the Company’s voting capital; or (2) without having reduced their holdings below the threshold set forth in the head paragraph, they acquire any additional interest that is not divested within the period provided for in this article.	Keep unchanged.

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Art. 105 Any shareholder or group of shareholders who, directly or indirectly, acquires common shares representing, altogether, more than fifty percent (50%) of Copel’s voting capital and do not reduce their holdings to below such threshold within one hundred and twenty (120) days shall be required to conduct a public tender offer for the acquisition of all remaining common shares, at a price at least two hundred percent (200%) higher than the highest trading price of the common shares during the five hundred and four (504) trading sessions preceding the date on which the shareholder or group of shareholders exceeded the threshold set forth in this article, adjusted on a pro rata dies basis by the Special System for Settlement and Custody (SELIC) rate.	Art. ~~105~~ 96 Any shareholder or group of shareholders who, directly or indirectly, acquires common shares representing more than fifty percent (50%) of Copel’s voting capital and does not reduce their holdings to below such threshold within one hundred and twenty (120) days shall be required to conduct a public tender offer for the acquisition of all remaining common shares, at a price at least two hundred percent (200%) higher than the highest trading price of the common shares during the five hundred and four (504) trading sessions preceding the date on which the shareholder or group of shareholders exceeded the threshold set forth in this article, adjusted on a pro rata die basis by the Special System for Settlement and Custody (SELIC) rate.	Renumbered, considering the exclusion of previous articles.
CHAPTER XIV - CONFLICT RESOLUTION	CHAPTER ~~XIV~~ XIII - CONFLICT RESOLUTION	Renumbered, considering the exclusion of the preceding Chapter.

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Art. 106 The Company, its shareholders, its management, and the members of the Supervisory Board, if installed, agree to resolve, through arbitration before the Market Arbitration Chamber, any and all disputes or controversies that may arise among them, relating to or arising from, in particular, the application, validity, effectiveness, interpretation, breach, and effects of the provisions of Federal Law No. 6,404/1976, as amended, these Bylaws, the regulations issued by the National Monetary Council, the Central Bank of Brazil, and the Brazilian Securities and Exchange Commission, as well as other applicable rules governing the functioning of the capital markets in general, including the Level 2 Rules, the Arbitration Rules, the Sanctions Rules, and the Participation Agreement for Level 2 Corporate Governance of B3.	Art. ~~106~~ 97 The Company, its shareholders, administrators and members of the Audit Committee, if installed, and alternates, are forced to solve, through arbitration, before the Market Arbitration Chamber, in the form of its regulation, any and all disputes or controversies that may arise between them, related to or arising from their status as an issuer, shareholders, administrators, members of the supervisory board, members of Statutory Committees and, in particular, arising from ~~how much application, validity, efficacy, interpretation, violation and its effects,~~ of the provisions contained in Federal Law No. 6,404/1976, in Federal Law No. 6,385/76, ~~and subsequent changes,~~ in these Bylaws, in the standards edited by the National Monetary Council, by the Central Bank of Brazil and the Securities and Exchange Commission, as well as other standards applicable to the operation of the capital market in general, in addition to those contained in the Novo Mercado Regulation, the other regulations of B3 and the participation agreement in the Novo Mercado ~~Level 2 New Market Share Agreement, of the Arbitration Regulation, Sanctions Regulation and Corporate Governance Level 2 Participation Agreement~~.	Renumbered with text adjustment, in order to reflect the mandatory provisions of the Novo Mercado and text adjustment, without change in meaning.
CHAPTER XV - GENERAL PROVISIONS	CHAPTER ~~XVI~~ XIV - GENERAL PROVISIONS	Renumbered, considering the exclusion of the preceding Chapter.
Art. 107 In the event of a shareholder withdrawal, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised their right of withdrawal, in cases authorized by law, shall correspond to the book value per share, determined based on the most recent set of financial statements approved by the General Shareholders’ Meeting, without prejudice to the shareholder’s right to request the preparation of a special balance sheet in the cases provided for in Article 45 of Federal Law No. 6,404/1976.	Art. ~~107~~ 98 In the event of a shareholder withdrawal, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised their right of withdrawal, in cases authorized by law, shall correspond to the book value per share, determined based on the most recent set of financial statements approved by the General Shareholders’ Meeting, without prejudice to the shareholder’s right to request the preparation of a special balance sheet in the cases provided for in Article 45 of Federal Law No. 6,404/1976.	Renumbered, considering the exclusion of previous articles.
Art. 108 The Company shall comply not only with the shareholders’ agreement but also with the guidelines and procedures set forth in federal, state, and municipal legislation, as well as regulatory and normative rules issued by state and federal authorities.	Art. ~~108~~ 99 The Company shall comply not only with the shareholders’ agreement but also with the guidelines and procedures set forth in federal, state, and municipal legislation, as well as regulatory and normative rules issued by state and federal authorities.	Renumbered, considering the exclusion of previous articles.

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Art. 109 The representative of the Company`s employees, elected at the 68th Annual General Shareholders’ Meeting, held on 04/28/2023, as a member of the Board of Directors, shall remain in office until the end of their term, which shall conclude at the Annual General Shareholders’ Meeting to be held in 2025.	Art. 109 The representative of the Company`s employees, elected at the 68th Annual General Shareholders’ Meeting, held on 04/28/2023, as a member of the Board of Directors, shall remain in office until the end of their term, which shall conclude at the Annual General Shareholders’ Meeting to be held in 2025.	Excluded, considering the holding of the Ordinary General Meeting on April 24, 2025.
NEW	Art. 100 The provision contained in Article 5, Paragraph 1 shall cease to be in force with the start of trading of the Company's common shares in the Novo Mercado segment.	New, aiming to clarify the transitional rule for equity issuances until migration to the Novo Mercado.

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